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TABLE OF CONTENTS Prospectus Supplement

Registration No. 333-180492
Filed pursuant to Rule 424(b)(5)

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus
Subject to completion, dated June 19, 2012

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 25, 2012

PROSPECT GLOBAL RESOURCES INC.

15,000,000 Shares of Common Stock

        Prospect Global Resources Inc. is offering 15,000,000 shares of our common stock, par value $0.001 per share (the "Common Stock"). See the sections titled "Summary — The Offering" "Description of Common Stock," and "Underwriting" beginning on pages S-5, S-68 and S-69 of this prospectus supplement.

        We expect the public offering price to be between $4.00 and $5.00 per share of Common Stock.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "PGRX." On June 18, 2012, the last reported sale price of our common stock was $5.00 per share. We have applied to list our common stock on the NASDAQ Capital Market under the symbol "PGRX."

        Investing in our Common Stock is highly speculative and involves a significant degree of risk. Please carefully consider the "Risk Factors" beginning on page S-11 of this prospectus supplement and on page 8 of the accompanying prospectus, and in the documents incorporated by reference herein and therein.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The Underwriters will receive no discount on any shares purchased by our directors, officers and certain of our pre-identified shareholders and other pre-identified investors.

        We have granted the Underwriters a 30-day option to purchase from us, at a price equal to the public offering price, less the underwriting discount, up to an additional 2,250,000 shares of the Common Stock, to cover over-allotments, if any. See the section titled "Underwriting" on page S-69 of this prospectus supplement.

        The Underwriters expect that the shares of the Common Stock will be ready for delivery in book-entry form through the facilities of the Depository Trust Company on or about                         , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Dahlman Rose & Company	Roth Capital Partners	Sterne Agee

Co-Managers

Wunderlich Securities	Gilford Securities Incorporated

The date of this prospectus supplement is                        , 2012.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to or updates the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about our common stock and other securities that do not pertain to this offering of the Common Stock. This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 (File No. 333-180492) that we filed with the Securities and Exchange Commission, or the SEC, and that was declared effective by the SEC on May 25, 2012. To the extent that the information contained in this prospectus supplement differs from, or is inconsistent with, any information in the accompanying prospectus or any document incorporated by reference herein or therein, the statements made in the accompanying prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made in this prospectus supplement. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, carefully before deciding whether to invest in the Common Stock.

        You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. Neither we nor the underwriters authorized any other person to provide you with different or additional information. You should not rely on any unauthorized information or representations.

        This prospectus supplement and the accompanying prospectus are an offer to sell only the Common Stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus, or the documents incorporated by reference herein or therein, is current only as of their respective dates and our business, financial condition and results of operations may have changed since those dates.

        In this prospectus supplement and in the prospectus, including information incorporated by reference herein or therein, unless the context otherwise requires: (a) all references to "Prospect" or "Prospect Global" refer to Prospect Global Resources Inc. f/k/a Triangle Castings, Inc., a Nevada corporation; (b) all references to "Old Prospect Global" refer to our wholly owned subsidiary, Prospect Global Resources Inc., a Delaware corporation; (c) all references to AWP refer to our 50% owned subsidiary, American West Potash LLC, a Delaware limited liability company; (d) all references to "we," "us," "our" and "the Company" refer collectively to Prospect and Old Prospect Global and AWP; and (e) all references to The Karlsson Group refer to The Karlsson Group, Inc., our partner in AWP, with which we have recently signed an agreement to purchase the remaining 50% interest in AWP. See "Summary — Recent Developments" and "The Company — Recent Developments" elsewhere in this prospectus supplement.

WHERE TO FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed, or furnished to, the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC's Internet website at www.sec.gov. You may also inspect the documents described herein at our principal executive offices at 1621 18th Street, Suite 260, Denver, Colorado 80202, during normal business hours.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of

1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, estimates, goals, strategies, intent, assumptions, beliefs or current expectations and can be identified by the use of terms and phrases such as "seek," "is expected," "budget," "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future tense or conditional construction ("will," "may," "could," "should," etc.) and the negative forms of any of these words and other similar expressions.

        The forward-looking statements are based on estimates and assumptions that we have made in light of our experience and perception of historical trends. In making the forward-looking statements in this prospectus supplement, the accompanying prospects and the documents incorporated by reference herein and therein, we have applied several material assumptions including, but not limited to, assumptions relating to: future demand for and supply of potash; our plan to capitalize on potash demand; our plan to acquire properties and additional property rights in the Holbrook Basin of eastern Arizona, as well as companies or interests in companies with potash resources or reserves; our plan to convert our mineral resources into mineral reserves; the environmental and permitting process, preliminary mine design and anticipated completion of a bankable feasibility study; our plan of exploration; the economic and legal viability of a potash mine in the Holbrook Basin; future sales of state leases and permits; our ability to raise capital; funding the purchase of the 50% of AWP we do not currently own but have recently entered into an agreement to purchase; our ability to further implement our business plan and generate revenue; our anticipation of investing considerable amounts of capital to establish production from our mining project in the Holbrook Basin; our anticipation of our ability to identify mineral reserves that are capable of providing an acceptable return for investors that is commensurate with the inherent risks of a mining project; anticipated capital and operating costs; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; compliance with and impact of laws and regulations; impact of litigation and other legal proceedings; and effectiveness of our internal control over financial reporting.

        Forward-looking statements are inherently subject to known and unknown business, economic and other risks and uncertainties that may cause actual results to be materially different from those expressed or implied by our forward-looking statements, including without limitation risks related to:

  •
  our history of operating losses and expectation of future losses;

  •
  our ability to develop a mine that is able to commercially produce potash;

  •
  our ability to obtain sufficient additional capital to satisfy our significant funding requirements;

  •
  our ability to fund our acquisition of The Karlsson Group's 50% interest in AWP;

  •
  our ability to obtain all necessary permits and other approvals;

  •
  our ability to complete a bankable feasibility study and achieve our estimated timetables for production at the Holbrook Basin;

  •
  the accuracy of our mineral resource estimates

  •
  our ability to attract and retain key personnel;

  •
  competition in the mining industry;

  •
  acquiring additional properties, such as difficulties in integrating acquired properties into our business;

  •
  the exploration, development and operation of a mine or mine property;

  •
  title defects on our mineral properties and our ability to obtain additional property rights;

  •
  our technical report and PEA being prepared in accordance with foreign standards that differ from the standards generally permitted in reports filed with the SEC;

  •
  governmental policies and regulation affecting the agricultural industry;

  •
  increased costs and restrictions on operations due to compliance with environmental legislation and other governmental regulations;

  •
  the global supply of, and demand for, potash and potash products;

  •
  the cyclicality of the crop nutrient markets;

  •
  global economic conditions; and

  •
  risks related to our Management Services Agreement with Buffalo Management LLC.

        This list is not exhaustive of the factors that may affect any of our forward-looking statements. Investors are urged to carefully review and consider the various risks and uncertainties and other factors referred to under the heading "Risk Factors" beginning on page S-11 of this prospectus supplement and page 8 in the accompanying prospectus and in the documents incorporated by reference herein and therein. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. In addition, although we have attempted to identify important risk factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward looking statements, there may be other factors we have not considered, or that we currently deem to be immaterial, that cause achievements, events or conditions not to be as anticipated, estimated or intended

        These forward-looking statements are based on the beliefs, expectation and opinions of management on the date the statements are made. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date made, other than as may be required by applicable law or regulation. For the reasons set out above, investors should not place undue reliance on forward-looking statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus supplement and the accompanying prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains the accompanying prospectus and until the offering of the securities covered thereby is completed or withdrawn; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended March 31, 2012 (excluding Exhibits 99.3 and 99.4 thereto);

  •
  Our Current Reports on Form 8-K filed on June 4 and June 18, 2012; and

  •
  The description of the Company's common stock contained in our registration statement on Form 8-A filed June 14, 2011 with the SEC under Section 12(b) of the Exchange Act (File No. 000-54438), including any subsequent amendment or report filed for the purpose of updating such description.

        You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost, by writing or telephoning to:

Prospect Global Resources Inc.
1621 18th Street, Suite 260, Denver, Colorado 80202
Attn: Investor Relations
(303) 990-8444

        Readers should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Readers should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein and therein, or any free writing prospectus, is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE TO INVESTORS REGARDING MINERAL DISCLOSURES

        We commissioned a technical report in accordance with the Canadian Securities Administrator's National Instrument 43-101 "Standards of Disclosure for Mineral Projects," commonly known as NI 43-101, as well as a preliminary economic assessment, or PEA. The Canadian standards are different from the standards generally permitted in reports filed with the SEC. In accordance with NI 43-101, we report indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term "resource" does not equate to the term "reserve." Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC's disclosure standards normally do not permit the inclusion of information concerning "inferred resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. The PEA contains estimates based on our indicated and inferred resources. However, in accordance with both U.S. standards and NI 43-101, estimates of inferred mineral resources cannot form the basis of a feasibility study. We are providing the disclosure herein to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101. Accordingly, information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein containing descriptions of our mineral deposits may not be comparable to similar information made public by other U.S. domestic companies subject to reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder. Further, investors should be aware that the issuer has no "reserves" as defined by SEC Industry Guide 7 and are cautioned not to assume that any part or all of the estimated mineral resources will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves."

GLOSSARY OF TERMS

        Potash:    A generic term for potassium salts (primarily potassium chloride, but also potassium nitrate, potassium sulfate and sulfate of potash magnesia, or langbeinite) used predominantly and widely as a fertilizer in agricultural markets worldwide. Unless otherwise indicated or inferred by context, references to "potash" refer to muriate of potash.

        Potassium Chloride or KCl:    (muriate of potash): a metal halide salt composed of potassium and chlorine, varying in color from white to red depending on the mining and recovery process used. The majority of potassium chloride produced is used for making fertilizer.

        Ton:    (also referred to as a short ton) a measurement of mass equal to 2,000 pounds.

        Tonne:    (also referred to as a metric ton) a measurement of mass equal to 1000 kg or 2,204.6 pounds.

SUMMARY

This summary contains basic information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in the Common Stock. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus supplement, including the information under "Risk Factors" beginning on page S-11 of this prospectus supplement and the financial statements and related notes included in the Annual Report on Form 10-K incorporated by reference in this prospectus supplement.

Overview

        We are engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project. We hold our interest and control the Holbrook Project through our 50% ownership of our subsidiary, AWP. We recently signed an agreement to purchase the remaining 50% interest in AWP from The Karlsson Group, which is expected to close in August 2012. Through AWP, we hold potash exploration permits on 38 Arizona state sections and leases for the mineral rights on 109 private sections which, in total, cover approximately 90,000 acres. See "Summary — Recent Developments" and "Business — Recent Developments" elsewhere in this prospectus supplement for more information relating to our acquisition of the remaining 50% interest in AWP.

        We decided to pursue potash mining in the United States based on our belief that the United States represents lower risks than many other foreign mining jurisdictions. The United States is also one of the world's largest consumers of potash, importing over 80% of all domestically consumed potash in calendar year 2011.

        Potash is primarily used as an agricultural fertilizer due to its high potassium content. Potassium, nitrogen and phosphate are the three primary nutrients essential for plant growth. A proper balance of these nutrients improves plant health and increases crop yields. Potash helps regulate plants' physiological functions and improves plant durability, providing crops with protection from drought, disease, parasites and cold weather. Currently, no cost effective substitutes exist for these three nutrients. We believe the long-term demand for potash remains positive and will be driven by the continued growth in emerging economies, a growing global population and the upgrading of diets worldwide amongst the growing middle class. In the near term, we anticipate that the global economy will continue to recover, albeit on a slower pace, which will further drive demand for fertilizers, including potash.

Our Strengths

        We believe that we are well-positioned to build shareholder value through the following strengths:

  •
  Experienced Management — Our experienced management team has a successful track record of exploring, developing and operating potash and other natural resource deposits in North America and our board members have varied backgrounds to provide effective oversight and direction.

  •
  Substantial Resource — The Holbrook Project is estimated to contain 15.95 MMT of indicted resources, at a weighted average grade of 10.09%, as well as an additional 66.44 MMT of inferred resources at a weighted average grade of 11.86%, with a potential mine life of over 40 years (considering both indicated and inferred resources) with very competitive development/operations characteristics, including low capital cost per ton of annual capacity and operating expense per ton. We believe we can continue to expand our current mineralization based on the technical work done to date and the extensive land package we currently control through AWP.

  •
  Favorable Location — The Holbrook Project is situated in Arizona, a region with comparatively low political risk compared to many other junior potash projects. Additionally, it is situated near substantial existing infrastructure such as rail, highways, and power and is proximate to potash consumer markets.

  •
  Potential Near-term Production — Assuming the successful completion of a bankable feasibility study by the end of calendar 2012, we believe we can achieve potash production from the Holbrook Project in 2015 based on our recently completed technical work.

  •
  Growing Demand — We believe that a growing global population and expanding urban areas are reducing available arable land thus requiring more efficient production from and fertilization of existing farm land. Diets are shifting towards fruits, vegetables and meats which demand effective fertilization, displacing the consumption of starches, which require less fertilization.

  •
  Lower Cost, Close to Surface Mine — Due to the relatively shallow depth of the potash resource, year-round warm weather, relatively dry climate and consistent quality of the resource in our acreage, we intend to construct a conventional underground mine and process material on-site through surface floatation, a cost-effective method of mining.

Our Strategy

        Our current strategy is to increase shareholder value through our focus on the exploration, development and production of potash from our Holbrook Project. Since 2011, we have conducted drilling, geological work and various other technical and preliminary economic assessments to advance and expand our mineralized material base at the Holbrook Project. Further, we have recently entered into an agreement to increase our interest in AWP to 100%, which will give us complete control and economic ownership of the Holbrook Project. See "Summary — Recent Developments" and "Business — Recent Developments" elsewhere in this prospectus supplement. At this time, we are not focused on any acquisitions outside of the Holbrook Basin.

The Holbrook Project

        The Holbrook Project consists of permits and leases on 147 mineral estate sections spanning approximately 90,000 acres in the Holbrook Basin of eastern Arizona, along the southern edge of the Colorado Plateau. In January 2011, The Karlsson Group contributed to AWP its ownership of mineral rights, surface rights and title consisting of approximately 31,000 gross acres covering 50 mineral estate sections in the Holbrook Basin, and we contributed mining expertise and industry knowledge, together with a cash investment of $11 million, each for a 50% ownership interest in AWP. In July 2011, AWP entered into a Potash Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to AWP's existing mineral rights. In May, 2012, we divested ourselves of four mineral estate sections covering approximately 2,500 gross acres, which were non-contiguous with our remaining sections. The Potash Sharing Agreement provides that AWP will pay the mineral estate owners specified dollar amounts during the development of AWP's mining and processing facility. The related agreements with each counterparty to the Potash Sharing Agreement include an annual base rent and a royalty for potash extracted from these estates. The term of the Potash Sharing Agreement is perpetual or until the earliest of cessation of operations by AWP for 180 consecutive days or abandonment of the potash mining operation by AWP.

        During calendar year 2011, AWP acquired approximately 70 miles of 2D seismic data and completed the drilling and coring of 12 holes. This was combined with the historic information of approximately 58 holes in our project area, the results of which was used to delineate the potash resource potential on AWP's acreage. In June 2012, we completed the drilling and coring of 10 holes and are currently analyzing the core samples from these holes. As part of our ongoing exploration and development work, in 2011 we engaged third party technical consultants, North Rim Exploration Ltd. to complete a NI 43-101 mineral resource estimate, which we refer to as the Resource Calculation, and Tetra Tech, Inc. to complete the PEA.

  Highlights from the Resource Calculation(1):

  •
  The identified potash deposit was divided into two seams by North Rim: KR-1 and KR-2.

  •
  KR-2 was estimated to contain indicated resources of approximately 15.95 MMT, at a weighted average K2O grade of 10.09%. Additionally, KR-2 was estimated to contain inferred resources of approximately 49.29 MMT K2O at a weighted average K2O grade of 11.39%.

  •
  KR-1 was estimated to contain inferred resources of approximately 17.15 MMT K2O at a weighted average K2O grade of 13.44%.

  •
  The potash beds occur at relatively shallow depths, generally less than 1,600 ft.

  Highlights from the PEA(2):

  •
  Estimated pre-tax net present value, or NPV, of $3.8 billion, with a base case assuming 85% mill recovery rate, a potash selling price of $496/tonne ($450/short ton) and a 10% discount rate.

  •
  Initial production of the Holbrook Project is targeted to be approximately 2.0 MMT (approximately 2.2 million short tons) of finished products per year, mined by conventional underground mining methods.

  •
  Total estimated initial cost for constructing the mine and mill, including indirect and contingency costs, estimated at $1.3 billion over the initial three year pre-production period. This equates to a construction cost of approximately $667 per tonne of annual production capacity.

  •
  Mine site operating costs were estimated at US$98/tonne.

  •
  Estimated mine life, considering both indicated and inferred resources, is approximately 40 years.

  •
  The PEA considered only one of the two identified seams, KR-2, as discussed above in the Resource Calculation.

(1)
Mineral resources are not mineral reserves and do not have demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimate. The Resource Calculation is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them and cannot be categorized as mineral reserves, and there is no certainty that the estimates in the Resource Calculation will be realized. As defined by SEC Industry Guide 7, AWP's resource currently does not meet the definition of proven or probable reserves. See "Cautionary Note to Investors Regarding Mineral Disclosures" and "Risk Factors" elsewhere in this prospectus supplement.

(2)
The PEA is preliminary in nature. Further studies that demonstrate the economic viability of the project must be completed, necessary permits and additional property rights must be obtained, a production decision must be made, and financing for construction and development must be arranged. The PEA is based on estimates of mineral resources, which are not mineral reserves and do not have demonstrated economic viability. The Resource Calculation has not estimated any mineral reserves for the Holbrook Project. The PEA contains estimates based on indicated and inferred resources. However, in accordance with both U.S. standards and NI 43-101, estimates of inferred resources cannot form the basis of a feasibility study. Many factors, some of which are beyond our control, could affect the anticipated timelines and estimates contained in the PEA, including the results of the bankable feasibility study, which is underway. There is no certainty that the estimates in the PEA will be realized. See "Cautionary Note to Investors Regarding Mineral Disclosures" and "Risk Factors" elsewhere in this prospectus supplement.

Recent Developments

Purchase of Remaining 50% Interest in AWP

        On May 30, 2012, we entered into an agreement with The Karlsson Group whereby we will acquire the 50% of AWP that we do not currently hold for an aggregate purchase price of $150 million, a seven-year warrant to purchase 5,605,834 shares of our common stock with an exercise price of $4.25 per share and the right to receive payments equal to 1% on gross sales (described below) and potential contingent payments. The transaction is expected to close in August 2012, at which time we will assume full ownership and complete control of AWP.

        As of May 30, 2012, we have paid The Karlsson Group a non-refundable deposit consisting of (a) $6 million in cash, of which $5.5 million will be credited against the purchase price, and (b) the warrant referred to above. At closing, (a) we will pay The Karlsson Group an additional $19.5 million in cash, which will be funded from proceeds from this offering, (b) Old Prospect Global will issue The Karlsson Group a senior secured $125 million promissory note, guaranteed by AWP and secured by a pledge by Old Prospect Global of 100% of the membership interests of AWP and a lien on all the assets of Old Prospect Global and AWP and (c) AWP will grant The Karlsson Group the right to receive payments equal to 1% of the gross sales received by AWP from potash production from the real property over which AWP currently has leases, licenses and permits for mining purposes, capped at $75 million. See "The Company — Recent Developments — Purchase of Remaining 50% Interest in AWP" elsewhere in this Prospectus.

Announcement of New Chief Operating Officer

        On June 13, 2012, we hired Brian Wallace to serve as our chief operating officer, commencing on August 15, 2012. Mr. Wallace has worked for 28 years in mining and related industries, most recently serving since 2008 as president of Incitec Pivot Limited's operating division, Dyno Nobel Americas, a $1.2 billion, 3,000-employee provider of explosive products and services to the mining, quarrying, construction and seismic exploration industries with customers in North and South America. He previously served as vice president, strategy for Incitec Pivot a multi-national supplier of fertilizer and explosives products and services to the agricultural, mining, construction and energy industries. From 2001 to 2007, he was senior vice president, global customers at Orica Limited, a global diversified chemicals manufacturer supplying the mining/resources sectors, where he was responsible for designing and implementing retention strategies for the company's top global customers.

        Mr. Wallace's extensive senior-level experience in mining and related industries, as well as his international business background, will be an asset as we develop the Holbrook Project. We will need to add additional senior staff as we move closer to construction of the mine and production, and intend to seek out individuals of comparable caliber to Mr. Wallace.

Summary of the Offering

        The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of shares of our common stock. For a more complete description of our common stock, see the section in this prospectus supplement and the accompanying prospectus, each titled "Description of Common Stock."

Common stock offered by us	15,000,000 shares of common stock plus up to 2,250,000 additional shares of common stock that we will issue and sell in the event that the Underwriters exercise their 30 day option to purchase additional shares of our common stock to cover over-allotments, if any.
Common stock to be outstanding after this offering	54,489,173 shares (56,739,173 shares of common stock if the Underwriters exercise their over-allotment option to purchase additional shares of common stock in full)(1)
Issue Price	We expect the public offering price to be between $4.00 and $5.00 per share.(2)
Use of Proceeds
The net proceeds to us from the sale of the common stock offered hereby, based on an assumed public offering price of $4.50 (the midpoint of the range listed on the cover page of this prospectus supplement), are expected to be approximately $62.8 million ($72.2 million if the Underwriters exercise their over-allotment option to purchase additional shares of common stock in full) after deducting the underwriting discount. We intend to use $19.5 million of the net proceeds from this offering to fund the initial payment due to The Karlsson Group in connection with the closing of our acquisition of the 50% interest in AWP currently held by The Karlsson Group, $8.4 million to fund the preparation of a bankable feasibility study, $7.8 million for mine planning, $6.6 million for permitting, $1.6 for an environmental study and the balance for engineering to advance the development of our Holbrook Project and for general corporate purposes and working capital. See "Use of Proceeds beginning on Page S-23 of this prospectus supplement.
Trading market	Our common stock currently is quoted on the OTC Bulletin Board under the symbol "PGRX." We have applied for listing on the NASDAQ Capital Market under the symbol "PGRX."
Risk factors
Investing in our securities involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page S-11 of this prospectus supplement and on page 8 of the accompanying prospectus.

(1)
The total number of shares of our common stock outstanding as of June 15, 2012 is 39,489,173 and excludes, as of June 15, 2012, the following:

•
4,085,000 shares of common stock reserved for future issuance under our equity incentive plans (increasing to 18,285,000 shares if the proposals to increase the number of shares available under the plans is approved by our shareholders at our annual meeting tentatively planned for July 2012). As of the date of this prospectus supplement, there were options to purchase 3,415,000 shares of our common stock outstanding under our equity incentive plans with an exercise price of $4.25 per share;

  •
  17,703,197 shares of common stock issuable upon exercise of outstanding warrants as of the date of this prospectus supplement with exercise prices ranging from $3.00 per share to $4.25 per share; and

  •
  40,000 shares of common stock issuable to our investment relations advisor, COR Capital LLC, upon successful listing of our common stock on NASDAQ.

(2)
Unless we specifically state otherwise, all information in this prospectus supplement assumes a public offering price of $4.50 per share of common stock (the midpoint of the range listed on the cover page of this prospectus).

RISK FACTORS

Investing in shares of the Common Stock is highly speculative and involves significant risks, including the potential loss of all or part of your investment, due to the nature of our business, present stage of exploration and development activities, and the fact that we have not yet identified any proven or probable reserves at our Holbrook Project. You should carefully consider the following risks, along with all the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you make an investment in the Common Stock. These risk factors list some, but not all, of the risks and uncertainties that could materially affect our business, financial condition and results of operations and cause a decline in the market price of our common stock.

 Risks Related to Our Business

  We have no current revenue source and a history of operating losses, and there is an expectation that we will generate operating losses for the foreseeable future. We may not achieve profitability for some time, if at all.

        We have incurred losses each year since our inception. We expect to continue incurring operating losses until several months after production occurs, if ever. As of March 31, 2012, our accumulated losses were $79,710,846, which included derivative losses of $54,765,601 that relate to the change in the fair value of the compound embedded derivatives of our convertible notes and warrants (see "Management's Discussion and Analysis" elsewhere in this prospectus supplement for more information relating to our derivative losses), and the net loss attributable to us for the twelve months ended March 31, 2012 was $62,876,767. The process of exploring, developing and bringing into production a producing mine is time-consuming and requires significant up-front and ongoing capital. We have not defined or delineated any proven or probable reserves at any of our properties. The development of the Holbrook Project into a producing mine will require further studies that demonstrate the economic viability of the project, including a bankable feasibility study, necessary permits and additional property rights must be obtained, a production decision must be made and financing for construction and development must be arranged. The PEA is based on estimates of mineral resources, which are not mineral reserves and do not have demonstrated economic viability. There can be no assurance that the bankable feasibility study we have commissioned will be completed on time or at all, or that the economic feasibility of the Holbrook Project will be confirmed by the feasibility study. Few properties that are explored are ultimately developed into producing mines. We expect that we will continue to incur operating losses for the foreseeable future.

  We have no history of commercially producing potash and there can be no assurance that we will ever make it to the production stage or profitably produce potash.

        We have no history of commercially producing potash and no ongoing mining operations or revenue from mining operations. Many early stage mining companies never make it to the production stage. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises, including:

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  the timing and cost, which can be considerable, of the construction of mining and processing facilities and related infrastructure;

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  the availability and cost of skilled labor and mining equipment;

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  the need to obtain necessary environmental and other governmental approvals and permits, and the timing of those approvals and permits;

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  the availability of funds to finance construction and development activities;

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  potential opposition from non-governmental organizations, environmental groups or local groups which may delay or prevent development activities; and

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  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies and foreign exchange rates.

        Cost estimates may increase significantly as more detailed engineering work and studies are completed on a project. It is common in new mining operations to experience unexpected costs, problems and delays during development, construction and mine start-up. Accordingly, there are no assurances that our activities will result in profitable mining operations or that we will successfully establish mining operations or enter into commercial production. Our failure to enter successfully into commercial production would materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our activities will produce natural resources in commercially viable quantities. There can be no assurance that sales of our natural resources production will ever generate sufficient revenues or that we will be able to sustain profitability in any future period.

  We have significant capital needs over the next few years. If we are unable to secure this capital when needed or on terms that are acceptable to us, our ability to execute our business strategy will be impacted.

        Our current operations do not generate any cash flow. Future work on our properties will require significant additional financing. Our current estimate for constructing the potash mine and mill facility at the Holbrook Project is approximately $1.3 billion. There can be no assurance that we will be able to obtain these funds on terms acceptable to us, or at all. In addition, there can be no assurance that this preliminary estimate will not increase significantly in connection with the additional engineering studies required for a bankable feasibility study. If we cannot raise the capital required for further exploration and development of the Holbrook Project, this may result in the delay or indefinite postponement of further exploration and development and the possible, partial or total loss of our interest in certain properties. Further, any equity financings would likely result in dilution to existing stockholders and may involve the use of securities that have rights, preferences, or privileges senior to our common stock, and debt financing may contain covenants or other terms that impact our business.

  We do not have the cash necessary to fund our acquisition of the 50% interest in AWP that we do not currently own and will need funding in addition to the proceeds of this offering to make required payments on the $125 million promissory note Old Prospect Global will issue, which may not be available.

        On May 30, 2012, we entered into an agreement to purchase the remaining 50% of AWP that we do not currently own from The Karlsson Group. We have agreed to use our respective best efforts to close this transaction in August 2012, at which time we will pay the sellers $19.5 million cash and Old Prospect Global will issue a $125 million secured promissory note. The note requires a first principal payment of $50 million no later than March 30, 2013 and a final principal payment of $75 million on July 31, 2013. The promissory note will be secured by our equity interest in AWP and all of AWP's assets. We have allocated $19.5 million of the net proceeds of this offering to the closing of the acquisition; however, we will require additional funding to make the required payments on the promissory note. There can be no assurance that additional financing arrangements will be available in amounts or on terms acceptable to us, if at all. Failure to make the required promissory note payments would entitle the sellers to foreclose on this collateral which could result in a sale of AWP or its assets to satisfy amounts owing on the promissory note.

  Our current and anticipated future operations are dependent on receiving the required permits and approvals from governmental authorities. Denial or delay by a government agency in issuing any of our permits and approvals, imposition of restrictive conditions on us with respect to these permits and approvals or a failure to comply with the terms of any such permits that we have obtained may have a material effect on our business and operations.

        We must obtain numerous environmental, mining and other permits and approvals from various United States federal, state and local government authorities authorizing our future operations, including further exploration and development activities and commencement of production on our properties. There can be no assurance that all permits that we require for the construction of mining facilities and to conduct mining operations will be obtainable on reasonable terms, or at all. A decision by a government agency to delay or deny a permit or approval, or a failure to comply with the terms of any such permits or approval that we have obtained, may delay the completion of a bankable feasibility study on the Holbrook Project or may interfere with our planned development of this property and have a material adverse effect on our business, financial condition or results of operations.

  Our estimated timetables to complete a bankable feasibility study and achieve production at the Holbrook Project may not be accurate.

        Based on technical work recently completed, we believe we can achieve production in 2015. However, the PEA prepared for the Holbrook Project is preliminary in nature and is subject to change due to many factors within and outside of our control. We have not completed a feasibility study with regard to these properties and the feasibility of mining at these properties may never be established. There is no certainty that the preliminary assessment and economics estimated in our PEA will be realized or that we will be able to begin production in 2015 or at all. We are working toward a bankable feasibility study; however, there is no guarantee that such a study will be completed on schedule, or at all, or that a completed study will confirm the economic feasibility of the Holbrook Project.

        If we decide to commence production, we will require significant amounts of capital, and our ability to obtain the necessary funding will depend on a number of factors, including the status of the national and worldwide economy and the price of potash. Fluctuations in production costs, material changes in the mineral estimates and grades of mineralization or changes in the political conditions or regulations in the United States may make placing the Holbrook Project into production uneconomic. Further, we may also be unable to obtain the necessary permits or additional property interests in a timely manner, on reasonable terms or on terms that provide us sufficient resources to develop the Holbrook Project.

  Our properties may not yield resources in commercially viable quantities or revenues that are sufficient to cover our cost of operations.

        Resource figures presented in our filings with the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by our personnel and independent technical experts. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. Even the use of geological data and other technologies and the study of producing mines in the same area will not enable us to know conclusively prior to mining whether resources will be present or, if present, whether in the quantities and grades expected. There can be no assurance that our estimates will be accurate or that any of our properties will yield resources in sufficient grades or quantities to recover our mining and development cost.

        Because we have not commenced commercial production at any of our properties, resource estimates for our properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. There can be no assurance that recovery of minerals in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

        The resource estimates contained in our public filings have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for potash may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of our properties. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

  Our ability to attract and retain qualified contractors and staff is critical to our success. The departure of key personnel or loss of key contractors could adversely affect our business and financial condition.

        We are dependent on the services of key executives including Mr. Patrick Avery, our president and chief executive officer. Mr. Avery has over 25 years of experience in the mining, fertilizer and natural resources sectors and his knowledge and credibility are critical to our future success and development. We are also dependent on other highly skilled and experienced executives and personnel focused on managing our interests and the advancement of our projects. The construction and operation of a mine and mill of the size we have planned for the Holbrook Project is expected to require up to 800 workers during the construction phase and up to 400 workers once the mine is in production. We will require many of the same skill sets sought by other natural resource companies and we will be competing with these other natural resource companies in finding qualified contractors, consultants and staffing. Since many of these skills sets are highly specialized, the market for and availability of individuals possessing these skills will be impacted by the overall health of the natural resource sector. Due to our relatively small size, the loss of these persons or the inability to attract and retain additional highly skilled employees required for the development of our activities may have a material adverse effect on our business or future operations.

  We face competition from larger companies having access to substantially more resources than we possess.

        Our competitors include other mining companies and fertilizer producers in the United States and globally, including state-owned and government-subsidized entities. Many of these competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than we do. We may not be able to conduct our operations successfully, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive mineral properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. We may also encounter increasing competition from other mining companies in our efforts to hire the experienced mining professionals necessary to conduct our operations and advance our properties. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Our inability to compete with other companies for these resources would have a material adverse effect on our results of operations, financial condition and cash flows.

  There are risks in acquiring properties, including difficulties in integrating acquired properties into our existing operations.

        Our business strategy includes growing our resource base through acquisitions. Our success at completing acquisitions will depend on a number of factors, including, but not limited to:

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  identifying acquisitions that fit our business strategy;

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  accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;

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  negotiating acceptable terms with the seller of the business or property to be acquired; and

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  obtaining approval from regulatory authorities in the jurisdictions of the business or property to be acquired.

        If we do make further acquisitions, any positive effect on our results will depend on a variety of factors, including, but not limited to:

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  assimilating the operations of an acquired business or property in a timely and efficient manner;

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  maintaining our financial and strategic focus while integrating the acquired business or property;

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  achieving identified and anticipated operating and financial synergies;

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  unanticipated costs;

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  diversion of management attention from existing business;

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  potential loss of key employees or key employees of any business acquired;

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  unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition;

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  decline in the value of acquired properties, companies or securities;

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  implementing uniform standards, controls, procedures and policies at the acquired business, as appropriate; and

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  to the extent that we make an acquisition outside of markets in which we have previously operated, conducting and managing operations in a new operating environment.

        Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

        The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing. There can be no assurance that any future acquisitions will be successfully integrated into our existing operations and such acquisition may result in a material adverse effect on our financial condition.

  Our business is inherently dangerous and involves many operating risks that are beyond our control, which may have a material adverse effect on our business.

        Our operations are subject to hazards and risks associated with the exploration, development and mining of natural resources and related fertilizer materials and products, such as:

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  fires;

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  flooding;

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  power outages;

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  explosions;

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  inclement weather and natural disasters;

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  mechanical failures;

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  rock failures and mine roof collapses;

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  unscheduled downtime;

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  industrial accidents;

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  environmental hazards such as chemical spills, discharges or release of toxic or hazardous substances, storage tank leaks; and

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  availability of needed equipment at acceptable prices.

        Any of these risks can cause substantial losses resulting from:

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  injury or loss of life;

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  damage to and destruction of property, natural resources and equipment;

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  pollution and other environmental damage;

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  regulatory investigations and penalties;

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  revocation or denial of our permits;

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  suspension of our operations; and

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  repair and remediation costs.

        We do not currently maintain insurance against all of the risks described above. In the future we may not be able to obtain insurance at premium levels that justify its purchase, if at all. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or other companies within the mining industry. We may also experience losses in amounts in excess of the insurance coverage carried. We may suffer a material adverse impact on our business if we incur losses in excess of our insurance coverage carried or losses related to any significant events that are not covered by our insurance policies.

  Title and other rights to our mineral properties cannot be guaranteed, and we may be at risk of loss of ownership of one or more of our properties.

        We cannot guarantee that legal title to our properties or mineral interests will not be challenged and, if challenged, that we would be the prevailing party with respect to such challenge. Certain of the private leases and permits we have obtained are subject to uncertain title, or title which may, in the past, have not been assigned properly. We may not have, or may not be able to obtain, all necessary property rights to develop a property. Certain of our mineral properties are, or may be, subject to prior agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We have not conducted surveys of all of the claims in which we hold a direct or indirect interest. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure claims to individual leases or permits may be constrained. A successful challenge to the precise area and location of these claims could result in us being unable to explore on our properties as permitted or being unable to enforce our rights with respect to our properties. This may result in us not being compensated for our prior expenditure relating to the property or may impact our ability to develop the Holbrook Project.

        The ultimate development plan at the Holbrook Project includes mining on lands that we do not currently have mining rights to. We have not been able to secure mineral rights to all of this land and we may ultimately be unable to secure these rights. Failure to secure these rights would significantly reduce the life of mine currently contemplated in the PEA and may affect the economic feasibility of the Holbrook Project.

  We have commissioned a technical report in accordance with NI 43-101, which differs from the standards generally permitted in reports filed with the SEC.

        We have prepared a technical report in accordance with NI 43-101, which differs from the standards generally permitted in reports filed with the SEC. Under NI 43-101, we report indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. Investors should be aware that we have no "reserves" as defined by SEC Industry Guide 7 and much or all of the potential target mineral resources may never be confirmed or converted into SEC Industry Guide 7 compliant "reserves." The PEA contains estimates based on our indicated and inferred resources. However, in accordance with both Canadian statutes and NI 43-101, estimates of inferred mineral resources cannot form the basis of a feasibility study. See "Cautionary Note to Investors Regarding Mineral Disclosures" on page S-4 of this prospectus supplement.

  We have entered into a Management Services Agreement with Buffalo Management LLC, an entity owned by certain of our directors and officers. We do not have the option to terminate the agreement and the fees paid pursuant to this agreement may significantly reduce the amount of cash available for our business.

        We have entered into a Management Services Agreement with Buffalo Management LLC. Quincy Prelude LLC, one of our stockholders, owns 100% of the voting interests and 75% of the economic interests of Buffalo Management and has sole voting power of the shares of our common stock owned by Buffalo Management. Chad Brownstein, one of our directors and our non-executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting power of the shares of our common stock beneficially owned by Quincy Prelude LLC. Patrick Avery, our chief executive officer and a director, owns a 10% non-voting economic interest in Buffalo Management and Barry Munitz, our board chairman, owns a 15% non-voting economic interest in Buffalo Management.

        Pursuant to our agreement with Buffalo Management, we have agreed to pay Buffalo Management (i) a consulting fee of $20,000 per month, (ii) a $5,000 monthly office expense, (iii) an annual management fee in an amount equal to 2% of our annual gross revenues as shown on our audited financial statements each year, and (iv) an acquisition advisory fee with respect to the consummation of each future acquisition or business combination engaged in by us equal to 1% of the transaction value. While it is difficult to quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts may be substantial. As a result, the payment of these amounts may significantly reduce the amount of cash flow available for our business.

        The agreement with Buffalo Management extends automatically until such time as Buffalo Management determines. We do not have the option to terminate the agreement. While we believe that at our current stage of development, the agreement with Buffalo Management is beneficial to us, as we continue to grow, we may wish to terminate the agreement, but may be unable to do so on terms that are acceptable to us, or at all.

Risks Related to the Mining Industry

  Potash is a commodity whose selling price is highly dependent on and fluctuates with the business and economic conditions and governmental policies affecting the agricultural industry. These factors are outside of our control and may significantly affect our profitability.

        Our future revenues, operating results, profitability and rate of growth will depend primarily upon business and economic conditions and governmental policies affecting the agricultural industry, which we cannot control. The agricultural products business can be affected by a number of factors. The most important of these factors, for U.S. markets, are:

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  weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption);

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  quantities of crop nutrients imported to and exported from North America;

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  current and projected grain inventories and prices, both of which are heavily influenced by U.S. exports and world-wide grain markets; and

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  U.S. governmental policies, including farm and bio-fuel policies and subsidies, which may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

        International market conditions, which are also outside of our control, may also significantly influence our future operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import barriers, or foreign currency fluctuations in certain foreign markets, changes in the hard currency demands of certain countries and other regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.

  Government regulation may adversely affect our business and results of operations.

        Our operations and exploration and development activities are subject to extensive federal, state and local government laws and regulations, which may be changed from time to time. These laws and regulations primarily govern matters relating to:

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  protection of human health and the environment;

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  handling, storage, transportation and disposal of natural resources, including potash, or its by-products and other substances and materials produced or used in connection with mining operations;

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  handling, processing, storage, transportation and disposal of hazardous materials;

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  management of tailings and other waste generated by our operations;

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  price controls;

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  taxation and mining royalties;

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  labor standards and occupational health and safety, including mine safety; and

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  historic and cultural preservation.

        We may incur substantial additional costs to comply with environmental, health and safety law requirements related to these activities. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining, curtailing or closing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws or regulations. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the exploration or development of our properties.

  Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

        All of the Company's exploration and potential development and production activities are subject to regulation by governmental agencies under various environmental laws. Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at future facilities, at neighboring properties to which such contamination may have migrated and at third-party waste disposal sites to which we have sent waste. We could also be held liable for natural resource damages. Liabilities under these and other environmental health and safety laws involve inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of liabilities under and violations of environmental, health and safety laws and related uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income, third-party claims for property damage or personal injury or remedial or other costs that may negatively impact our financial condition and operating results. Finally, we may discover currently unknown environmental problems or conditions that have been caused by previous owners or operators or that may have occurred naturally. The discovery of currently unknown environmental problems may subject us to material capital expenditures or liabilities in the future.

        Environmental legislation in the United States is evolving and the trend has been toward stricter standards of enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibly for companies and their officers, directors and employees. There can be no assurance that future changes in environmental laws and regulations will not adversely affect our business.

        In addition, portions of the area for the Holbrook Project border, or are within, the proposed expanded boundaries of the Petrified Forest National Park. The National Park Service recently acquired certain surface rights in this proposed expansion area that are included in the Holbrook Project. We hold the mineral rights for some of this land and we will need to work closely with both the State of Arizona and park officials regarding those portions of the Project. This coordination could potentially delay the issuance of necessary permits, or lead to the imposition of restrictions to some of our operations that could adversely affect the viability of portions of the Holbrook Project. It could also lead to the denials of, approvals and permits necessary to develop portions of the Holbrook Project. Furthermore the proposed expansion of the Petrified Forest National Park could limit our ability to acquire additional mineral rights, and additional acquisitions of lands or interests in land by the National Park Service could lead to further overlap with our current holdings.

        Continued government and public emphasis on environmental issues can be expected to result in increased future investments in environmental controls at ongoing operations, which may lead to increased expenses. Permit renewals and compliance with present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and operating results.

  The mining industry is capital intensive and the ability of a mining company to raise the necessary capital can be impacted by factors beyond its control.

        The upfront cost incurred for the acquisition, exploration and development of a mining project can be substantial, and the ability of a mining company to raise that capital can be influenced by a number of factors beyond the company's control including but not limited to general economic conditions, political turmoil, market demand, commodity prices and expectations for commodity prices, debt and equity market conditions and government policies and regulations.

        Once in production, mining companies require annual maintenance capital in order to sustain their operations. This sustaining capital can also be substantial and may have to be secured from external sources to the extent cash flows from operations are insufficient.

        Future cash flow from operations is subject to a number of variables, including:

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  the quality of the resource base and the grade of those resources;

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  the quantity of materials mined:

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  the cost to mine the materials; and

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  the prices at which the mined materials can be sold.

        Any one of these variables can materially affect a mining company's ability to fund its sustaining capital needs.

        If our future revenues are adversely affected as a result of lower potash prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future mining projects. We may, from time to time, seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or other forms of financing or consider selling non-core assets to raise operating capital. However, we may not be able to obtain additional financing or make sales of non-core assets upon terms acceptable to us.

  New sources of supply can create structural market imbalances, which could negatively affect our operating results and financial performance.

        Potash prices have increased since 2009 and this coupled with projected increases in demand for potash have led to a renewed interest in bringing new sources of potash supply into the market. If production increases to the point where the market is over supplied, the price at which we are able to sell and the volumes we are able to sell could be impacted, which may materially and adversely affect our projected business, operating results and financial condition.

  Variations in crop nutrient application rates may exacerbate the nature of the prices and demand for our products.

        Farmers are able to maximize their economic return by applying optimum amounts of crop nutrients. Farmers' decisions about the application rate for each crop nutrient, or to forego application of a crop nutrient, particularly phosphate and potash, vary from year to year depending on a number of factors, including among others, crop prices, crop nutrient and other crop input costs or the level of the crop nutrient remaining in the soil following the previous harvest. Farmers are more likely to increase application rates when crop prices are relatively high, crop nutrient and other crop input costs are relatively low and the level of the crop nutrient remaining in the soil is relatively low. Conversely, farmers are likely to reduce or forego application when farm economics are weak or declining or the level of the crop nutrients remaining in the soil is relatively high. This variability in application rates can materially aggravate the cyclicality of prices for our future products and our sales volumes.

  Global economic conditions can adversely affect our business.

        The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries, including the mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity and foreign exchange and a lack of market liquidity. A continuation or worsening of current economic conditions, a prolonged global, national or regional economic recession or other events that could produce major changes in demand patterns could have a material adverse effect on our sales, margins and profitability.

Risks Relating to our Common Stock

  There is no active public market for our common stock and we cannot assure you that an active trading market will be established or maintained.

        Our common stock is currently quoted on the OTC Bulletin Board, and we have applied for listing on the NASDAQ Capital Market. We cannot assure you that an active trading market will develop following this offering, in which case you may not be able to liquidate your investment quickly or at the prices of previously reported sales.

  The market price and trading volume of our common stock may be volatile, and you may not be able to resell your shares at or above what you paid for them.

        The price of our common stock may fluctuate widely in response to many factors, including:

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  the perceived prospects for natural resources in general;

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  differences between our actual financial and operating results and those expected by investors;

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  changes in the share price of public companies with which we compete;

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  news about our industry and our competitors;

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  changes in general economic or market conditions including broad market fluctuations;

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  the public's reaction to press releases and other public announcements and filings with the SEC;

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  arrival or departure of key personnel;

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  acquisitions, strategic alliances or joint ventures involving us or our competitors

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  adverse regulatory actions; and

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  other events or factors, many of which are beyond our control.

        Our shares may trade at prices significantly below current levels, in which case holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. In addition, when the market price of a company's common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources away from the day-to-day operations of our business.

  Future sales or issuances of shares of common stock or the exercise of our outstanding warrants may decrease the value of our existing common stock, dilute existing shareholders and depress the market price of our common stock. We may also issue additional shares of our common stock or securities convertible into our common stock in the future.

        We have issued warrants to purchase an aggregate of 17,703,197 shares of our common stock. We may also sell additional common stock in subsequent offerings and may issue additional warrants and shares of our common stock in the future, which may lower the market price of our common stock. In addition, our investment relations advisor, COR Capital LLC, is compensated based on quarterly issuances of a fixed number of shares of common stock that is not tied to the market price of our common stock at the time of issuance. We cannot predict the size of future sales and issuances of common stock or securities convertible into common stock or the effect, if any, that future sales and issuances of common stock or securities convertible into common stock will have on the market price of our shares of common stock. Sales or issuances of a substantial number of common stock or securities convertible into common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. With any additional sale or issuance of common stock, investors will suffer dilution of their voting power and we may experience dilution in our earnings per share.

  We incur increased costs as a result of being an operating public company, specifically as a result of Section 404 of the Sarbanes-Oxley Act of 2002.

        As a public company, we incur increased legal, accounting and financial compliance costs that we would not incur as a private company. For example, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, and we will be subject to the rules and regulations of NASDAQ, if we become listed on NASDAQ, as we have applied to do. Such requirements increase our costs, make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We must perform system and process evaluation and testing of our internal control over financial reporting to allow management and, starting with our fiscal year 2013 audit, our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our common stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that we are required to include in our periodic reports filed with the SEC under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures or internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.

  Our common stock could be considered a "penny stock" making it difficult to sell.

        The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Our common stock currently trades infrequently and in the past several months trades have been reported both above and below $5.00 per share on the OTC Bulletin Board. The SEC's penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

  Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price and trading volume of the shares.

        Our common stock is not currently covered by any securities analysts and we cannot assure you that securities analysts will cover our company going forward. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of the shares. The trading market for the shares of our common stock will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our common stock or cease coverage, the trading price and volume of the shares of our common stock may decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price and volume of our stock.

  We do not intend to pay any cash dividends in the foreseeable future.

        We have never declared or paid dividends on our common stock nor do we anticipate paying any cash dividends on our common stock within the foreseeable future. Our board of directors has the ability and may so choose to declare cash dividends on our common stock, at their discretion, in the future. In their determination to declare dividends, the board will consider, among other factors, the company's financial positions, results of operations, cash requirements, and any applicable outstanding covenants. Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

USE OF PROCEEDS

        The net proceeds from the sale of the shares of the Common Stock in this offering are estimated to be approximately $62.8 million, based on an assumed public offering price of $4.50 per share of common stock (the midpoint of the range listed on the cover page of this prospectus supplement) and after deducting the underwriting discount ($72.2 million if the underwriters' over-allotment option is exercised in full). A $1.00 increase or decrease in the assumed public offering price of $4.50 per share of Common Stock (the midpoint of the range listed on the cover page of this prospectus supplement) would increase or decrease the net proceeds from this offering by approximately $14.0 million, assuming the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus supplement, remains the same.

        We intend to use the net proceeds from this offering to fund the ongoing development of the Holbrook Project, which includes (i) the initial payment due to The Karlsson Group in connection with the closing of our acquisition of the 50% interest in AWP currently held by The Karlsson Group, (ii) preparation of a bankable feasibility study, (iii) mine planning, (iv) permitting, (v) an environmental study, and (vi) the balance for engineering and general corporate purposes and working capital.

        A preliminary estimate of the allocation of the use of proceeds described above is as follows (in millions):

Initial payment for purchase of 50% of membership interests in AWP from Karlsson	$19.5
Bankable feasibility study	$8.4
Mine planning	$7.8
Permitting	$6.6
Environmental study	$1.6
Engineering and general corporate purposes	$18.9

Total	$62.8

        The actual use of the proceeds from this offering may vary depending on our operating and capital needs from time to time. There may be circumstances where, for business reasons, a reallocation of funds may be necessary, including for the potential acquisition of further mineral leases in the Holbrook Project area, though no acquisitions are currently imminent. Until such time as the net proceeds of this offering are used as described above, we intend to invest the net proceeds primarily in short-term investments, including cash bank accounts, money market accounts that are invested in U.S. treasury bills or U.S. treasury-backed securities.

CAPITALIZATION

        The following table describes our cash and cash equivalents and capitalization as of March 31, 2012, on (i) an actual basis, (ii) an as adjusted basis to reflect the issuance and sale of the 15,000,000 shares of the Common Stock offered by this prospectus supplement at an assumed public offering price of $4.50 per share (the midpoint of the range listed on the cover page of this prospectus supplement), after deducting the underwriting discount (assuming no exercise of the Underwriters' over-allotment option to purchase up to 2,250,000 additional shares) and the application of the net proceeds from this offering as described under the section titled "Use of Proceeds," and (iii) a pro forma, as adjusted basis to reflect the issuance and sales of the Common Stock in this offering and the application of the net proceeds as well as our acquisition of the remaining 50% interest in AWP as if the acquisition took place on March 31, 2012. This information should be read in conjunction with, and is qualified in its entirety by, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended March 31, 2012 and our audited financial statements and related notes for the period ended March 31, 2012, included in the Form 10-K incorporated by reference in this prospectus supplement and the unaudited pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus supplement.

	As of March 31, 2012
	Actual	As Adjusted(3)	Pro Forma, as adjusted after giving effect to the AWP acquisition and the issuance of the Common Stock(3)
Cash and cash equivalents	$11,300,208	74,075,208	$74,075,208

Total debt:
Old Prospect Global Promissory Note	—	—	125,000,000
Shareholders' equity:
Common stock: $0.001 par value; 100,000,000 shares authorized; 39,489,173 shares issued and outstanding as of March 31, 2012; 54,489,173 shares issued and outstanding after giving effect to this offering(1)(2)	39,489	54,489	54,489
Preferred Stock: $0.001 par value; 10,000,000 shares authorized; none issued and outstanding as of March 31, 2012; none issued and outstanding after giving effect to this offering	—	—	—
Additional paid-in capital	91,957,720	159,442,720	15,809,622
Losses accumulated in development stage	(79,710,846)	(84,435,846)	(87,975,973)

Total shareholders' equity — Prospect	12,286,363	75,061,363	(72,111,862)
Non-controlling interest	7,921,960	7,921,960	—
Total shareholders' equity	20,208,323	82,983,323	(72,111,862)

Total capitalization	20,208,323	82,983,323	52,888,138

(1)
the total number of shares of our common stock outstanding as of March 31, 2012 was 39,489,173 and excludes, as of March 31, 2012, the following:

•
4,085,000 shares of common stock reserved for future issuance under our equity incentive plans (increasing to 18,285,000 shares if the proposals to increase the number of shares available under the plans is approved by our shareholders at our annual meeting tentatively planned for July 2012). As of the date of this prospectus supplement, there were options to purchase 3,415,000 shares of our common stock outstanding under our equity incentive plans with an exercise price of $4.25 per share;

  •
  17,703,197 shares of common stock issuable upon exercise of outstanding warrants as of the date of this prospectus supplement with exercise prices ranging from $3.00 per share to $4.25 per share; and

  •
  40,000 shares of common stock issuable to our investment relations advisor, COR Capital LLC, upon successful listing of our common stock on NASDAQ.

(2)
Assumes the Underwriters' over-allotment option to purchase 2,250,000 shares of common stock is not exercised.

(3)
A $1.00 increase or decrease in the assumed public offering price of $4.50 per share (the midpoint of the range listed on the cover page of this prospectus supplement) would increase or decrease as adjusted and pro forma as adjusted cash and cash equivalents and total shareholders' equity by approximately $14.0 million, (i) assuming the number of common shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and (ii) after deducting underwriting discount.

DILUTION

        Our net tangible book value as of March 31, 2012 was approximately $20.2 million, or approximately $0.51 per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the aggregate number of shares of common stock outstanding. After giving effect to the sale by us of 15,000,000 shares of the Common Stock at an assumed public offering price of $4.50 per share (the midpoint of the range on the cover of this prospectus supplement), after deducting the underwriting discount, our as adjusted net tangible book value would have been approximately $83.0 million, or $1.52 per share of common stock. Assuming the completion of the offering, net tangible book value attributable to new investors will increase by $1.01 per share and result in an immediate dilution of $2.98 per share to anyone who purchases the Common Stock in the offering. The following table illustrates this calculation on a per share basis:

Assumed Public offering price per share		$4.50
Net tangible book value per share as of March 31, 2012	$0.51
Increase in net tangible book value per share attributable to new investors	$1.01

Adjusted net tangible book value per share as of March 31, 2012 after giving effect to this offering		$1.52

Dilution per share to new investors		$2.98

        A $1.00 increase or decrease in the assumed public offering price of $4.50 per share (the midpoint of the range listed on the cover page of this prospectus supplement) would decrease (increase) our as adjusted net tangible book value after giving effect to this offering by $0.26 per share and the dilution in net tangible book value per share to new investors by $0.26 per share, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and (ii) after deducting the underwriting discount.

        The foregoing table is based on 39,489,173 shares of common stock outstanding as of March 31, 2012, which does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options or securities convertible into common stock having a per share exercise price less than the offering price. In addition, our investment relations advisor, COR Capital LLC, will receive 40,000 upon successful listing of our common stock on NASDAQ, and is also compensated based on quarterly issuances of a fixed number of shares of common stock that is not tied to the market price of our common stock at the time of issuance. See "Capitalization" elsewhere in this prospectus supplement.

        To the extent that any of our outstanding options or securities convertible into common stock are exercised, we grant additional options under our stock option plans or issue additional warrants or convertible debt securities, or we issue additional shares of common stock in the future, there may be further dilution to new investors.

        If the underwriters' over-allotment option to purchase common stock is exercised in full, our net tangible book value per share after giving effect to this offering would be $1.63, and the dilution per share in net tangible book value to new investors purchasing shares in this offering would be $2.87 (based on an assumed public offering price of $4.50 per share (the midpoint of the range on the cover of this prospectus supplement).

        The following table sets forth, as of March 31, 2012, the number of shares of common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing stockholders and by new investors purchasing shares in this offering, at an assumed offering price of $4.50 per share (the midpoint of the range on the cover of this prospectus supplement), after deducting the underwriting discount:

	Shares Purchased		Total Consideration
					Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders	39,489,173	72%	$27,097,518	30%	$0.69
New investors	15,000,000	28%	$62,775,000	70%	$4.19

Total	54,489,173	100%	$89,872,518	100%	$1.65

        A $1.00 increase or decrease in the assumed public offering price of $4.50 per share (the midpoint of the range listed on the cover page of this prospectus supplement) would increase or decrease total consideration paid by new investors, total consideration paid by all shareholders and average price per common share paid by all shareholders by approximately $14.0 million, $14.0 million and $0.26, respectively, (i) assuming the number of shares offered by us, as set forth on the cover page of this prospectus supplement, remains the same and (ii) after deducting the underwriting discount.

        If the Underwriters' over-allotment option to purchase common stock is exercised in full, the number of shares of common stock held by existing stockholders would decrease to 70% of the total number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors would increase to 30% of the total number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table includes our selected consolidated historical financial data. You should read carefully the consolidated financial statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our annual report on Form 10-K for the year ended March 31, 2012 incorporated by reference in this prospectus supplement as well as the unaudited pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus supplement. The selected consolidated financial data in this table is not intended to replace the consolidated financial statements included in our annual report on Form 10-K for the year ended March 31, 2012, which is incorporated by reference herein.

	Twelve Months Ended March 31, 2012	August 5, 2010 (Inception) through March 31, 2011	Cumulative from August 5, 2010 (Inception) through March 31, 2012
Operating data
Net loss from operations	$(21,831,198)	$(2,132,897)	$(23,964,095)
Other income (expenses)	(43,749,054)	(15,075,737)	(58,824,791)
Net loss(1)	(65,580,252)	(17,208,634)	(82,788,886)
Basic and diluted per share loss	$(2.24)	$(1.12)	$(3.46)
Weighted average number of shares	28,011,761	15,044,754	23,047,999

	March 31, 2012	March 31, 2011
Balance sheet data
Cash and cash equivalents	$11,300,208	$2,278,878
Equipment, net	82,516	6,578
Mineral properties	13,468,520	11,049,000
Other assets	933,460	141,582

Total assets	$25,784,704	$13,476,038
Current liabilities	$1,515,746	$18,237,472
Noncurrent liabilities	4,060,635	—
Shareholders' equity	12,286,363	(15,386,879)
Non-controlling interest	7,921,960	10,625,445

Total liabilities and shareholders' equity	$25,784,704	$13,476,038

(1)
Net loss includes non-cash derivative losses for the year and cumulative period ended March 31, 2012 totaling $39,810,054 and $54,765,601, respectively. These derivative losses relate to the change in the fair value of the compound embedded derivatives of our convertible notes and warrants. As of March 31, 2012, the derivative instruments giving rise to these derivative losses had been extinguished.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K and incorporated by reference in this prospectus supplement. Management's discussion and analysis contains various forward-looking statements. These statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "seek," "is expected," "budget," "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future tense or conditional construction ("will," "may," "could," "should," etc.) and "may," "expect," "anticipate," "estimate" or "continue" or the negative forms of any of these words and other similar expressions.

        We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. See "Risk Factors" beginning on page S-11 of this prospectus supplement and beginning on page 8 of the accompanying prospectus and "Cautionary Statement Regarding Forward Looking Statements" beginning on page S-1 of this prospectus supplement.

Overview

        We are a company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project. We hold an interest in and control the Holbrook Project through our 50% ownership of our subsidiary, AWP. We recently signed an agreement to purchase the remaining 50% interest in AWP from The Karlsson Group, which is expected to close in August 2012. Through AWP, we hold potash exploration permits on 38 Arizona state sections and leases for the mineral rights on 109 private sections which, in total, cover approximately 90,000 acres. The state permits are for five year terms, of which 15 expire in 2014 and 23 expire in 2015. The leases for the private sections expire in 2020. As long as AWP performs exploration or development activity, it may extend the leases. As the operator of AWP, we control all phases of the Holbrook Project which include but are not limited to geological analysis, permitting, engineering, construction, mining and production.

        On February 11, 2011 we completed a reverse merger transaction whereby Triangle Castings's wholly-owned subsidiary Prospect Global Acquisition Inc., a merger entity formed for this transaction, merged with and into Old Prospect Global, with Old Prospect Global surviving the merger. As a result, Old Prospect Global became Triangle's wholly-owned subsidiary and Triangle changed its name to Prospect Global Resources Inc. The merger was treated as a reverse merger for financial accounting purposes. Old Prospect Global was treated as the acquirer for accounting purposes, whereas we were treated as the acquiror for legal purposes.

        Upon completion of the merger, Triangle ceased its previous operations and changed its business plan to that of Old Prospect Global, which principally involves our 50% ownership in and operational control of AWP.

        We have not yet generated any operating revenue. We anticipate that we will continue to incur significant operating costs without realizing any revenues at the Holbrook Project for the foreseeable future. We believe that the anticipated net proceeds from this offering and our existing cash and cash equivalents will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements for at least the next six months. However, we may elect to seek additional funding prior to that time. We will require additional funds at a later date to fund required payments on the promissory note issued in connection with the acquisition of the remaining 50% interest in AWP and to bring the Holbrook Project into sustained commercial operation which, depending upon the circumstances, may be in the form of equity, debt or a combination of equity and debt. There can be no assurance that additional funds will be available to us on acceptable terms or at all.

Results of Operations

        For the fiscal year ended March 31, 2012 and for the period from August 5, 2010 (our inception) to March 31, 2012, which we refer to as the cumulative period, we experienced a consolidated net loss of $62,867,767 and $79,710,846, respectively. The losses are primarily attributable to the following expenses:

Exploration Expense

        Exploration expense for the fiscal year and cumulative period ended March 31, 2012 totaled $4,954,383 and $5,600,289, respectively. Exploration expenses incurred in fiscal 2012 included $490,988, $4,315,200 and $148,195 attributable to seismic, drilling and permitting/environmental, respectively. Exploration expenses were related to AWP's activities in the Holbrook Project. For the period January 1, 2012 to March 31, 2012, $833,046 was capitalized as development costs in mineral properties that would have been considered exploration expense had we not been able to capitalize these costs.

General and Administrative Expense

        General and administrative, or G&A, expense, for the year and cumulative period ended March 31, 2012 totaled $16,876,815 and $18,363,806, respectively. G&A expenses incurred during the year ended March 31, 2012 included $11,076,008, $4,122,265 and $1,678,542 related to (i) salaries and benefits, stock compensation, management fees and board compensation; (ii) legal, accounting and insurance; and (iii) office, travel and other, respectively. For the cumulative period, G&A expenses incurred included $11,679,832, $4,692,680, and $1,991,294 related to (i) salaries and benefits, stock compensation, management fees and board compensation; (ii) legal, accounting and insurance; and (iii) office, travel and other, respectively. For the period January 1, 2012 to March 31, 2012, $328,942 was capitalized as development costs in mineral properties that would have been considered G&A expense had we not been able to capitalize these costs. Included within G&A expenses above, categorized in office, travel and other, are rental expenses of $43,249 and $58,554 for the year and cumulative period ended March 31, 2012.

Derivative Losses

        Derivative losses for the year and cumulative period ended March 31, 2012 totaled $39,810,054 and $54,765,601, respectively. These derivative losses relate to the change in the fair value of the compound embedded derivatives of our convertible notes and warrants. It also includes the derivative loss incurred upon issuance of the convertible notes which occurs when the fair value of the derivative instruments exceeds the financing proceeds. Derivative expense was calculated using a Monte Carlo valuation model for the convertible notes and a binomial-lattice-based valuation model for the warrants.

        Our common stock has traded in the over-the-counter market (though we have applied to list our shares of common stock on NASDAQ) and historically has traded in small volumes and infrequently. As such, prior to September 30, 2011, we used the stock price of a publicly traded entity with similar circumstances and industry as our own as an input to estimate a fair value for our stock price for use in valuing our derivative financial instruments under the Monte Carlo and binomial-lattice-based valuation models. During the quarter ended September 30, 2011, certain extraneous circumstances occurred that, in our judgment, rendered the other entity's stock price to no longer be a reasonable proxy as an input into the valuation of our own common stock price. Consequently, we looked to other indications and facts and circumstances available to support our stock price for use in this valuation model. Our common stock continues to be traded infrequently and in small volumes, which makes us believe that it may not provide the best indication of fair value. The derivative financial instruments associated with the losses were settled on November 22, 2011 with the conversion of the outstanding convertible notes. As of November 22, 2011, we determined that recent transactions with third parties in private placements of our common stock represented the best indicator of the fair value of our common stock. As such, we changed our assumption for estimating the share price in both the binomial-lattice-based and Monte Carlo valuation models for these derivative financial instruments. Because derivative financial instruments are initially and subsequently carried at fair values, our loss reflects the volatility from this change in assumption used in the valuation model, as well as fluctuations in the underlying estimates. Refer to Note 7 — Convertible Notes in the financial statements included in the Form 10-K incorporated by reference in this prospectus supplement for additional information.

Loss on Debt Extinguishment

        We incurred a $2,000,000 loss on debt extinguishment for the year ended March 31, 2012. This loss is addressed in the discussion of the Merkin Note in Note 7 — Convertible Notes of the financial statements included in the Form 10-K incorporated by reference in this prospectus supplement.

Interest Expense

        Net interest expense for the year and cumulative period ended March 31, 2012 totaled $1,939,000 and $2,059,190, respectively. Net interest expense incurred in the fiscal year ended March 31, 2012 included $409,097 and $1,529,903 for interest associated with the convertible secured notes and amortization of the note discount and financing costs, respectively. For the cumulative period, net interest expense included $474,146 and $1,585,044 for interest associated with the convertible secured notes and amortization of the note discount and financing costs, respectively.

Off-Balance Sheet Arrangements

        None.

Liquidity and Capital Resources

        As of March 31, 2012, we had approximately $11.3 million in cash, compared to approximately $2.3 million as of March 31, 2011. Since inception, we have raised and relied almost exclusively on private placements of common stock and convertible notes to fund our operations. For the fiscal year ended March 31, 2012 and through the cumulative period, we have raised approximately $23.5 and $27.1 million dollars through the issuance of convertible notes and common stock to founding stockholders and outside investors. Our ability to continue as a going concern is dependent upon our ability to further implement our business plan and raise additional funds. While we intend to raise additional funds by way of public or private offerings of debt, equity, convertible notes or other financial instruments, there can be no assurances that we will be successful in these efforts. We also need to raise additional money to fund our purchase of the 50% of AWP we do not currently own and the significant capital and operating expenses we anticipate to incur throughout fiscal year 2013.

        The following table summarizes our cash flows for the periods indicated:

	Twelve months ended March 31, 2012	August 5, 2010 (Inception) through March 31, 2011	Cumulative from August 5, 2010 (Inception) through March 31, 2012
Net cash used in operating activities	$(10,443,435)	$(1,268,408)	$(11,711,743)
Net cash used in investing activities	$(2,029,441)	$(56,126)	$(2,085,567)
Net cash provided by financing activities	$21,494,206	$3,603,412	$25,097,518

Increase in cash and cash equivalents	$9,021,330	$2,278,878	$11,300,208

        Cash used in operating activities during the fiscal year ended March 31, 2012 was primarily related to the continuation of our drilling activities at the Holbrook Project and other corporate general and administrative expenses. The net cash used in investing activities predominantly pertains to our acquisition of adjacent and complementary acreage and the exercising of options to obtain further mineral rights at the Holbrook Project. The net cash provided by financing activities predominantly relates to the issuances of convertible notes and common stock.

        Excluding the notes converted in connection with the reverse merger outstanding debt throughout the year was comprised of five convertible, secured promissory notes, each secured by all of our assets on a pari passu basis with each of the other notes. On November 22, 2011, we completed a qualified financing (defined as our sale of securities in a transaction or series of transactions for at least $10,000,000), resulting in the conversion of these notes into our common stock. As of March 31, 2012, we had no outstanding debt.

        Further information relating to each of the convertible notes outstanding throughout the year is provided in Note 7 — Convertible Notes in the financial statements included in the Form 10-K incorporated by reference in this prospectus supplement.

Critical Accounting Policies and Estimates

        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe are reasonable under the circumstances. The results of these assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. A summary of significant accounting policies is included in Note 2 — Summary of Significant Accounting Principles in the financial statements included in the Form 10-K incorporated by reference in this prospectus supplement. Our management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

Controls and Procedures

        Our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of March 31, 2012. Based on this evaluation, our chief executive officer and chief financial officer concluded that, as of March 31, 2012, our disclosure controls and procedures were (1) designed to ensure that material information relating to us, including our consolidated subsidiaries, is made known to our chief executive officer and chief financial officer by others within those entities, particularly during the period in which this report was being prepared, and (2) effective, in that they provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act are recorded, processed, summarized, and reported within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act are accumulated and communicated to the appropriate members of our management team, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act). Under the supervision and with the participation of our management, including our chief executive officer and our chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of March 31, 2012.

INDUSTRY OVERVIEW

Potash

        Potash is used to describe a wide variety of compounds valued primarily for their potassium content, which is commonly measured in K2O units. The most concentrated and commonly available form of potash is potassium chloride (KCl), also referred to as Muriate of Potash (MOP), which is between 60-62% K2O by weight and accounts for more than 60% of domestic potash production. Secondary forms of potash include sulfate of potash magnesia, also known as langbeinite (22% K2O), potassium sulfate (50% K2O) and potassium nitrate (44% K2O).

        Potash is primarily used as an agricultural fertilizer due to its high potassium content. Potassium, nitrogen and phosphate are the three primary nutrients essential for plant growth. A proper balance of these nutrients improves plant health and increases crop yields. Potash helps regulate plants' physiological functions and improves plant durability, providing crops with protection from drought, disease, parasites and cold weather. Currently, no cost effective substitutes exist for these three nutrients. Less effective nutrient sources do exist; however, the relatively low nutrient content of these sources and cost of transportation reduce their attractiveness as a viable, economic alternative to potash.

        Potash is primarily mined from underground mines and less frequently, from naturally occurring surface or sub-surface brines. It is mined through both conventional underground methods and surface or solution mining. Unlike nitrogen and phosphate, potash does not require additional chemical conversion to be used as a plant nutrient. Virtually all of the world's potash is currently extracted from commercial deposits located in 12 countries and production is currently concentrated among a few leading producers. Canada is the largest producer of potash followed by Russia and Belarus, which together account for more than 60% of global production.

        Domestically, approximately 85% of all potash produced is used as a fertilizer, most of it in the form of potassium chloride, according to the U.S. Geological Survey. The chemical industry consumes the remaining 15% of potash produced. Non-fertilizer uses of potash include chemical and pharmaceutical products, drilling fluid additive during oil and gas exploration, animal feed, detergents, glass and ceramics, textiles and dyes.

Mining

        Potash ore is mined from two primary types of ore deposits:

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  Marine evaporite deposits are buried deep below the earth's surface and typically range between 400 meters to over 1,000 meters in depth. Most potash is sourced from these deposits using conventional mechanized underground mining methods, though solution mining methods also are also commonly used in North America. However, the land area affected by a conventional mine is typically limited to the immediate area surrounding the shaft, plant and waste disposable and is typically confined to several square kilometers.

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  Surface brine deposits are associated with saline bodies of water such as the Great Salt Lake in the United States and the Dead Sea in the Middle East. These ore deposits are exploited using solar evaporation ponds to concentrate and precipitate the potash. The land area affected by the evaporation ponds can be extensive, and some operations cover in excess of 90 square kilometers, according to the United Nations Environment Programme.

        A conventional mechanized underground mining operation is the most widely used method for potash ore extraction. The mining techniques and equipment utilized depend on a variety of factors, including: the ore body depth, consistency, geometry and thickness, the geological and geotechnical conditions of the ore and surrounding rock, and the presence of overlying aquifers. Methods that are typically utilized include variations of room and pillar, longwall, cut and fill, and open stope techniques.

        Solution mining is an alternative mining method that is currently utilized at a number of operations throughout North America. The solution mining process relies on elevated solubility at elevated temperatures in brine of sylvite and in comparison to salt (NaCl). Typically, brine is heated on the surface and then injected into the orebody through tubing. The heated brine absorbs sylvite and is then pumped back to the surface to a number of ponds, where the potash precipitates before being sent to the plant for processing. After the potash is extracted and the brine cools, the brine is then re-heated and the process repeated.

Demand for Potash

        We believe the long-term demand for potash remains positive and will be driven by the continued growth in emerging economies, a growing global population and the upgrading of diets worldwide amongst the growing middle class. In the near term, we anticipate that the global economy will continue to recover, albeit on a slower pace. A sustained recovery in the global economy in the coming quarters and years, combined with positive forecasts of global consumption, may lead to an increase in demand for commodities such as potash. Specifically, we believe that as the emerging markets grow and the members of their middle classes increase, the diet of this increasingly affluent population will change and drive demand for more agricultural products. This incremental demand on the agricultural industry will translate, in our opinion, into a sustained increase in demand for potash and fertilizer generally.

        Potash demand depends primarily on the demand for fertilizer, which is based on the total planted acreage, crop mix, soil characteristics, fertilizer application rates, crop yields and farm income. Each of these factors is affected by current and projected grain stocks and prices, agricultural policies, improvements in agronomic efficiency, fertilizer application rates and weather. From 2000 to 2010, global consumption of potash as a fertilizer grew at a compound annual growth rate (CAGR) of 2.6% per year, from approximately 21.9 million tonnes K2O to approximately 28.3 million tonnes K2O, according to Fertecon.

Source: Fertecon

        While developed countries have traditionally been the largest consumers of potash, developing countries are the fastest growing markets for potash, including in the emerging and developing economies of India, China and Brazil. Over the next eight years, Fertecon estimates that potash fertilizer consumption will grow in India, China and Brazil at a CAGR of 8.8%, 4.8% and 3.7%, respectively. Population and income growth are two important drivers of potash demand. The United Nations Department of Economic and Social Affairs/Population expects that the world's population will grow from approximately 7 billion in

2011 to in excess of 9 billion by 2050, with the majority of growth coming from developing countries. As incomes grow, people demand a more nutritious, protein-rich diet, primarily through increased meat consumption. This creates demand for potash fertilizers to grow grain for animal feed.

        According to the USGS Mineral Commodity Summaries (January 2012), approximately 15% of U.S. potash consumption is used in the production of potassium chemicals for industrial markets. Industrial applications for potassium chloride include the production of potassium hydroxide, which is used in the production of other potassium chemicals; the production of potassium carbonate, which is primarily used for specialty glasses for cathode-ray tubes and as a component in dry-chemical fire extinguishers; leavening agents; and as a pharmaceutical ingredient. Potassium chloride is also used in the oil and gas industry as a drilling fluid additive and we believe it represents a small fraction of drilling expense. Other industrial applications of potassium chloride include use as a flux in secondary aluminum processing, as a potassium supplement in animal feeds, and in ceramics, textiles and dyes. From 2000 to 2010, U.S. industrial consumption of potash grew at a CAGR of 1.3%, from 725 thousand tonnes to 825 thousand tonnes, according to Fertecon.

        Only 12 countries produce nearly all of the world's supply, making much of the world dependent upon imports to satisfy their potash requirements. According to the International Fertilizer Association, approximately 80% of potash produced was traded across borders in 2006. With its highly developed agricultural economy and limited domestic production capability, the U.S. is the second largest consumer of potash globally, representing 15.9% of total estimated consumption for 2010, as reported by Fertecon. According to Fertecon, in 2010, the U.S. was the largest importer of potash in the world, importing approximately 90% of its potash. The high level of potash consumption in the U.S. is in large part due to its extensive cultivation of commodity crops such as corn, wheat, cotton and soybeans.

Supply of Potash

        The supply of potash is influenced by a broad range of factors including available capacity and achievable operating rates; mining, production and freight costs; government policies and global trade. Barriers to adding new potash production are significant because economically recoverable potash deposits with the appropriate geologic conditions occur rarely. According to Fertecon, in 2010, seven countries accounted for approximately 91% of the world's aggregate potash production. This scarcity has resulted in a high degree of concentration among the leading producers. Canada currently accounts for approximately 29% of global potash production. The next six largest producers, Russia, Belarus, China, Germany, Israel and Jordan, account for approximately 62% of global production. The U.S. produces approximately 17% of the potash it consumes. U.S. potash reserves are concentrated in the southwestern U.S and account for approximately 3.3% of world production. The leading global providers of potash are shown in the following chart:

Source: Fertecon

        In addition to the scarcity of economic deposits, another significant barrier to entry into the potash business is the location of the world's currently identified and unexploited potash reserves. A large portion of such reserves resides in politically unstable and/or remote locations where it would be costly to build the infrastructure necessary to develop a new mine, such as electricity, water and links to rail transportation. In some cases, appropriate infrastructure, such as deep sea ports to allow shipment of potash to consuming regions, may be impractical to construct. Another barrier to entry is the long lead time necessary to develop and construct a new mine, which adds to the development costs for a new potash mine, especially in currently unexploited regions where ore bodies tend to be much deeper in the earth than the reserves that are currently being mined.

        Based on demand growth expectations, and assuming normal effective capacity utilization rates and timely completion of all announced capacity expansions, Fertecon projects the global potash market to grow from 34.6 million tonnes of K2O total sales in 2010 to 46.6 million tonnes in 2020.

Price Fundamentals of Potash

        Before 2003, potash pricing remained relatively flat, primarily due to excess potash supply that was created following the collapse of the Soviet Union. By 2003, potash demand had grown sufficiently to absorb this excess supply, and prices began to increase considerably. Since that time, consistent growth in global demand, coupled with limited increases in global supply, has led to a significant increase in potash prices. For example, according to Green Markets, a Bloomberg BNA business, potash granular spot prices were US$525/tonne FOB Carlsbad as of April 2012, a 5% increase over the April 2011 price of US$500/tonne.

Source: Green Markets, a Bloomberg BNA Business. Reflects pricing for granular potash.

THE COMPANY

        We are engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona, which we refer to as the Holbrook Project. We were incorporated in the state of Nevada on July 7, 2008. Our wholly-owned subsidiary, Old Prospect Global, was incorporated in the state of Delaware on August 5, 2010. We hold our interest in and control the Holbrook Project through our 50% ownership of our subsidiary, AWP. We recently signed an agreement to purchase the remaining 50% interest in AWP from The Karlsson Group, which is expected to close in August 2012. Through AWP, we hold potash exploration permits on 38 Arizona state sections and leases for the mineral rights on 109 private sections which, in total, cover approximately 90,000 acres. See "Summary — Recent Developments" and "Business — Recent Developments" elsewhere in this prospectus supplement for more information relating to our acquisition of the remaining 50% interest in AWP.

        The state permits are for five year terms, of which 15 expire in 2014 and 23 expire in 2015. Of the 109 private sections, eight of the leases expire in 2020 while the rest run in perpetuity, subject to certain terms and conditions. As long as AWP performs exploration or development activity, it may extend the leases. As the operator of AWP, we control all phases of the Holbrook Project which include but are not limited to geological analysis, permitting, engineering, construction, mining and production.

        In January 2011, we engaged third party technical consultant, North Rim Exploration Ltd., to supervise field activity, analyze the results and prepare the Resource Calculation. North Rim completed the requisite activities and issued the Resource Calculation on October 17, 2011.

        During calendar year 2011, AWP acquired approximately 70 miles of 2D seismic data and completed the drilling and coring of 12 holes. The results from the seismic data and the drilling helped delineate the potash resource potential on AWP's acreage and supported the completion of the Resource Calculation and PEA. This was combined with the historic information of approximately 58 holes in our project area. Due to the relatively shallow depth of the deposit, AWP plans to mine the potash employing conventional underground mining techniques.

        In June 2012, we completed the drilling and coring of 10 additional holes as we continued to further define the resources identified in the Resource Calculation. We are currently analyzing the core samples from these wells and plan to update the Resource Calculation in the near term and intend to undertake the work necessary to support a bankable feasibility study (conducted by an independent third party) during the second half of calendar 2012.

  Highlights from the Resource Calculation(1):

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  The identified potash deposit was divided into two seams by North Rim: KR-1 and KR-2.

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  KR-2 was estimated to contain indicated resources of approximately 15.95 MMT, at a weighted average K2O grade of 10.09%. Additionally, KR-2 was estimated to contain inferred resources of approximately 49.29 MMT K2O at a weighted average K2O grade of 11.39%.

  •
  KR-1 was estimated to contain inferred resources of approximately 17.15 MMT K2O at a weighted average K2O grade of 13.44%.

(1)
Mineral resources are not mineral reserves and do not have demonstrated economic viability. All figures are rounded to reflect the relative accuracy of the estimate. The Resource Calculation is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have economic considerations applied to them and cannot be categorized as mineral reserves, and there is no certainty that the estimates in the Resource Calculation will be realized. As defined by SEC Industry Guide 7, AWP's resource currently does not meet the definition of proven or probable reserves. See "Cautionary Note to Investors Regarding Mineral Disclosures" and "Risk Factors" elsewhere in this prospectus supplement.

  •
  The potash beds occur at relatively shallow depths, generally less than 1,600 ft.

        Based on the conclusions reached and recommendations within the Resource Calculation, we engaged third party engineering firm, Tetra Tech, Inc., to complete the PEA and make a preliminary assessment of the economic viability of mining the resource.

  Highlights from the PEA(2):

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  Estimated pre-tax net present value, or NPV, of $3.8 billion, with a base case assuming 85% mill recovery rate, a potash selling price of $496/tonne ($450/short ton) and a 10% discount rate.

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  Initial production of the Holbrook Project is targeted to be approximately 2.0 MMT (approximately 2.2 million short tons) of finished products per year, mined by conventional underground mining methods.

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  Total estimated initial cost for constructing the mine and mill, including indirect and contingency costs, estimated at $1.3 billion over the initial three year pre-production period. This equates to a construction cost of approximately $667 per tonne of annual production capacity.

  •
  Mine site operating costs were estimated at US$98/tonne.

  •
  Estimated mine life, considering both indicated and inferred resources, is approximately 40 years.

  •
  The PEA considered only one of the two identified seams, KR-2, as discussed above in the Resource Calculation.

(2)
The PEA is preliminary in nature. Further studies that demonstrate the economic viability of the project must be completed, necessary permits and additional property rights must be obtained, a production decision must be made, and financing for construction and development must be arranged. The PEA is based on estimates of mineral resources, which are not mineral reserves and do not have demonstrated economic viability. The Resource Calculation has not estimated any mineral reserves for the Holbrook Project. The PEA contains estimates based on indicated and inferred resources. However, in accordance with both U.S. standards and NI 43-101, estimates of inferred resources cannot form the basis of a feasibility study. Many factors, some of which are beyond our control, could affect the anticipated timelines and estimates contained in the PEA, including the results of the feasibility study, which is underway. There is no certainty that the estimates in the PEA will be realized. See "Cautionary Note to Investors Regarding Mineral Disclosures" and "Risk Factors" elsewhere in this prospectus supplement.

        The Holbrook Project consists of permits and leases on 147 mineral estate sections spanning approximately 90,000 acres in the Holbrook Basin of eastern Arizona, along the southern edge of the Colorado Plateau. In January 2011, The Karlsson Group contributed to AWP its ownership of mineral rights, surface rights and title consisting of approximately 31,000 gross acres covering 50 mineral estate sections in the Holbrook Basin, and we contributed mining expertise and industry knowledge, together with a cash investment of $11 million, each for a 50% ownership interest in AWP. In July 2011, AWP entered into a Potash Sharing Agreement covering 101 private mineral estate sections and related mineral leases on approximately 63,000 acres adjacent to or in close proximity to AWP's existing mineral rights. In May, 2012, we divested ourselves of four mineral estate sections covering approximately 2,500 gross acres, which were non-contiguous with our remaining sections. The Potash Sharing Agreement provides that AWP will pay the mineral estate owners specified dollar amounts during the development of AWP's mining and processing facility. The related agreements with each counterparty to the Potash Sharing Agreement include an annual base rent and a royalty for potash extracted from these estates. The term of the Potash Sharing Agreement is perpetual or until the earliest of cessation of operations by AWP for 180 consecutive days or abandonment of the potash mining operation by AWP.

        Given that AWP recently commenced its development program and the Company has no other production properties, we do not currently generate revenue and have incurred losses since inception.

Business and Operating Strategy

        Our current strategy is to increase stockholder value through our focus on the exploration, development and production of potash from our Holbrook Project. Key elements of our strategy include the following:

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  Continue exploration and development of the resource to establish proven and probable reserves and produce a bankable feasibility study during the second half of 2012;

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  Work with state and local agencies to conduct environmental studies and permit a potash mine;

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  Strengthen our leasehold position through acquiring bolt-on acreage and additional property interests within and around the Holbrook Project area;

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  Acquire complete control over the Holbrook Project in order to manage the pace of spending and establish the Holbrook Project's full lifecycle plan;

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  Leverage our geographic advantages such as minimal distance to processing, close proximity to sales markets and access to transportation and other infrastructure to achieve lower cost of sales;

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  Build early partnerships and sales arrangements with key customers; and

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  Maximize recovery and operational efficiency through conventional mining rather than solution mining, incorporate a multi-stage floatation process which utilizes high recycle rates, and utilize state of the art equipment in all areas.

        As described above, North Rim supervised the seismic and drilling efforts and prepared the Resource Calculation and Tetra Tech completed the PEA. Based on the findings from both the Resource Calculation and PEA, we believe our acreage in the Holbrook Project holds significant potash resources. In June 2012 we completed the drilling and coring of 10 holes, in addition to the 12 holes drilled and cored in 2011, to further delineate the resource and achieve the confidence levels required under SEC Industry Guide 7 for proven and probable reserves. As defined by SEC Industry Guide 7, AWP's resource currently does not meet the definition of proven or probable reserves, and we can provide no assurance that this additional drilling will actually lead to proven or probable reserves. See "Cautionary Note to Investors Regarding Mineral Disclosures" elsewhere in this prospectus supplement.

        We decided to pursue potash mining in the United States based on our belief that the United States represents lower risks than many other foreign mining jurisdictions. The United States is also one of the world's largest consumers of potash, importing over 80% of all domestically consumed potash in calendar year 2011. Accordingly, we believe our property will possess geographic competitive advantages in fulfilling market demand. As a domestic provider we believe we will represent a potentially more attractive source for potash than many of the imports which are subject to significant transport expenses, delivery risks, political risks, risk of potential future cross border taxation and other uncertainties and costs.

Recent Developments

Purchase of Remaining 50% Interest in AWP

        In late 2010, we partnered with The Karlsson Group for the purpose of exploring for, and possibly producing, potash from the Holbrook Project. The Karlsson Group acquired and accumulated the initial acreage and permits in the Holbrook Project. We formed AWP with The Karlsson Group in December 2010, and, pursuant to the terms of the AWP operating agreement, we are the exclusive operator of the Holbrook Project. At the time of formation, The Karlsson Group transferred to AWP its ownership of mineral rights, surface rights and title consisting of approximately 31,000 gross acres covering 50 mineral estate sections in the Holbrook Basin in exchange for a 50% equity interest in AWP. We contributed $11 million in cash to fund AWP's operations in exchange for our 50% equity interest in AWP, and as the operator of AWP, we provide to AWP technical resources, mining expertise and industry knowledge.

        On May 30, 2012, we entered into an agreement with The Karlsson Group whereby we will acquire the 50% of AWP that we do not currently hold for an aggregate purchase price of $150 million, a seven-year warrant to purchase 5,605,834 shares of our common stock with an exercise price of $4.25 per share (of which up to 1,121,167 shares may be issued on a "cashless" exercise of the warrant) and the right to receive payments equal to 1% on gross sales (described below) and potential contingent payments. The transaction is expected to close in August 2012, at which time we will assume full ownership and complete control of AWP.

        As of May 30, 2012, we have paid The Karlsson Group a non-refundable deposit consisting of (a) $6 million in cash, of which $5.5 million will be credited against the purchase price, and (b) the warrant referred to above. At closing, (a) we will pay The Karlsson Group an additional $19.5 million in cash, which will be funded from the proceeds of this offering, (b) Old Prospect Global will issue The Karlsson Group a senior secured $125 million promissory note and (c) AWP will grant The Karlsson Group the right to receive payments equal to of 1% of the gross sales received by AWP from potash production from the real property over which AWP currently has leases, licenses and permits for mining purposes, capped at $75 million. In the event of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity within four years of the closing date, we have agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75 million. In addition, at the closing, AWP will receive an option to purchase approximately 5,080 acres in Apache County, Arizona from an affiliate of The Karlsson Group for $250,000 which will be exercisable for 150 days after payment in full of the promissory note.

        The $125 million senior first priority secured promissory note to be issued to The Karlsson Group at closing will bear interest at 9% per annum, payable annually on the anniversary date of the note and on each principal payment date. A principal payment of $50 million will be due on December 24, 2012, and the remaining $75 million of principal will be due on July 31, 2013. Failure to make the first principal payment will not constitute a default if we make that payment on or before March 30, 2013 together with (if tax rates increase in 2013) a tax gross-up amount covering the period from December 24, 2012 until the payment is made. The note will be mandatorily pre-payable within five business days of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity. If we pay $100 million of principal on or before December 15, 2012 plus all accrued and unpaid interest, the balance of the note will be deemed satisfied. The note is guaranteed by AWP and is secured by (a) a pledge by Old Prospect Global of 100% of the membership interests of AWP and (ii) a lien over all the assets of Old Prospect Global and AWP.

Announcement of New Chief Operating Officer

        On June 13, 2012, we hired Brian Wallace to serve as our chief operating officer, commencing on August 15, 2012. Mr. Wallace has worked for 28 years in mining and related industries, most recently serving since 2008 as president of Incitec Pivot Limited's operating division, Dyno Nobel Americas, a $1.2 billion, 3,000-employee provider of explosive products and services to the mining, quarrying, construction and seismic exploration industries with customers in North and South America. He previously served as vice president, strategy for Incitec Pivot a multi-national supplier of fertilizer and explosives products and services to the agricultural, mining, construction and energy industries. From 2001 to 2007, he was senior vice president, global customers at Orica Limited, a global diversified chemicals manufacturer supplying the mining/resources sectors, where he was responsible for designing and implementing retention strategies for the company's top global customers.

        Mr. Wallace's extensive senior-level experience in mining and related industries, as well as his international business background, will be an asset as we develop the Holbrook Project. We will need to add additional senior staff as we move closer to construction of the mine and production, and intend to seek out individuals of comparable caliber to Mr. Wallace.

The Property

        Location    The Holbrook Project area is located within the Holbrook Basin and is situated entirely within Apache County in northeastern Arizona. Automobile access to the area is provided via Interstate Route 40 (I-40) to Navajo, Arizona, and then heading south on County Road 7230. The Holbrook Project is surrounded by the Navajo Reservation to the north and north-east, some Apache and Hopi Reservation grounds to the south, and the Petrified Forest National Park to the west.

Legend
Proposed 2012 Drilling
2011 Drilling
Potash Zero Edge
Permian Salt Zero Edge
Township Outline
Current Park Boundary
Park Expansion Area
AWP Leases
Un-leased Arizona State Land Dept. Holdings
Native Lands
Road
Rail Line
0 5 10 15 20 km
0 2 4 6 8 10 12 Miles
Navajo Reservation
Petrified Forest
Edge of Permian Salt
Holbrook
Navajo County
Apache County
I-40
AWP-20
AWP-18
AWP-17
AWP-17A
AWP-16
AWP-15
AWP-22
AWP-24
AWP-25
AWP-27
AWP-23
KG-1
KG-2
KG-3
KG-4
KG-5
KG-6
KG-8
KG-9
KG-10
KG-12
KG-13
KG-14
Edge of Potash
Zuni Pueblo
N
UNITED STATES
Nevada
Utah
Colorado
California
Arizona
New Mexico
MEXICO
Las Vegas
Kingman
Flagstaff
Phoenix
Tucson
Map Area
110°W
30°N
250 km
HOLBROOK BASIN
LOCATION MAP & LAND HOLDINGS
North Rim
American West Potash
Drawn by: Wally Harildstad
Checked by: Tabetha Stirrett P.Geo.
Approved by: NA
Revision: June 18, 2012
File No.: HOLB12009.mxd
Date: June 7, 2012
Scale: 1:375,000
Geo. Ref.: Arizona East FIPS 0201 NAD83 (feet)

Legend
Potash Zero Edge
Permian Salt - Zero Edge
AWP Leases
Rail Lines
Native Lands
0 50 100 km
0 20 40 60 Miles
N
Cedar City
Utah
Saint George
Colorado
Page
Navajo Reservation
Nevada
Las Vegas
Hopi Reservation
Kingman
I-40
Flagstaff
BNSF Mainline Railway
Holbrook
Edge of Permian Salt
Snowflake
Prescott
California
Spur Line Access
Springerville
New Mexico
Wickenburg
Arizona
Fort Apache Reservation
I-10
Phoenix
Globe
San Carlos Reservation
Arizona
Tucson
I-10
Lordsburg
Papago Reservation
Mexico
Regina
Winnipeg
Saskatchewan
Seattle
Washington
North Dakota
Montana
Portland
Oregon
Idaho
South Dakota
UNITED STATES
Wyoming
Nebraska
Denver
Nevada
Utah
Colorado
Kansas
San Francisco
San Jose
California
Map Area
Arizona
New Mexico
Los Angeles
Phoenix
San Diego
0 250 500 kms
50°N
45°N
40°N
35°N
30°N
120°W
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100°W
F:\1_North_America\United_States\Arizona\Holbrook_Basin_Compilation\2011\HOLB11033.mxd
North Rim
HOLBROOK BASIN
LOCATION MAP
American West Potash
Drawn by: Wally Harildstad
Checked by: Tabetha Stirrett P.Geo.
Approved by: Tabetha Stirrett P.Geo.
Revision: October 18, 2011
File No.: HOLB11033.mxd
Date: September 14, 2011
Scale: 1:3,500,000
Geo. Ref.: Arizona East FIPS 0201 NAD83 (feet)

        Infrastructure    The nearby towns of Holbrook, St. Johns, and Show Low provide locations for personnel, supplies, equipment and accommodation. Holbrook provided a base of operations during the 2011 exploration program. These centers can serve as shipping locations, and also as the sources of gas and water. Electricity is provided to the area by three coal-fired power stations, the Cholla, Coronado and Springerville Plants. In addition, water for drilling can be obtained from range tanks, wells, and the Little Colorado River. Drilling mud, diesel and other resources can be obtained locally or from Silver City, New Mexico, which is approximately 231 miles from the Project, or from the Farmington, New Mexico area, which is a similar distance away.

        The Holbrook Project has good access to highways and other transportation. It is bound on the north by the heavy service Interstate Route 40 (1-40). I-40 is the third longest major west — east Interstate Highway in the United States spanning from Oklahoma City to Barstow, California. I-40 intersects with eight of the ten primary north — south interstates, and five in the western United States. Through Texas, New Mexico, Arizona and California it connects and crosses over 20 connecting federal or state highways. These routes connect the neighboring states of Nevada, Utah, and Colorado. Other connecting highways flow to three U.S.-Mexico crossings. Secondary and ranch roads allow all-weather access to most locations in the area. All locations not accessible via existing roads can be accessed by either four-wheel drive or all-terrain vehicles. The BNSF Railway transects the northern part of the Holbrook Project area.

        Climate    The Holbrook Project is located in a high desert, semi-arid region. Weather patterns are characterized by relatively dry conditions with hot spring, summer, and fall temperatures ranging from 52°F to 93°F, and cool winter temperatures ranging from 18°F to 63°F. The area experiences two rainy seasons, occurring in the winter.

        Geological Setting    The Holbrook Basin is a 5,000 square mile kidney-shaped sedimentary basin in east-central Arizona located along the southern edge of the Colorado Plateau.

        The regional lands and limited vegetation consist of minor salt cedar and scrub grasses and are generally flat with minor low-lying rolling hills. The land supports ranching, light industry and areas of historical mining. There is some hay production in the valley bottoms and there are numerous ranches scattered throughout the Holbrook Project area. Two streams, the Little Colorado, a permanent stream, and the Puerco River, an intermittent stream, intersect the area. Their intersection lies about three miles east of Holbrook, and they tend to generally produce fresh water. The divide area between the rivers is characterized by generally low grassland ridges, broad drainage areas and ledge form buttes and mesas. Ground water occurs throughout the area and forms a regional aquifer.

        The salt basins of the Holbrook Basin formed as a result of tectonic influence during the late Tertiary period and occur within the Permian Supai Salt Formation. The Permian salts are underlain by mostly marine sediments. These units include Cambrian sandstone, Devonian dolomitic limestone, Mississippian limestone, and Pennsylvanian limestone and shale. The Pennsylvanian deposits may inter-finger with the directly overlying Supai Formation. The Supai consists of three units: a lower redbed unit; a middle unit of dolomite, limestone, and evaporite; and the upper unit of siliclastic deposits including limestone, dolomite, and the evaporite unit which contains the potash. The potential mineralized zones are located at relatively shallow depths, generally less than 1,600 feet.

        History of the Project    Prior to our exploration program there have been many companies exploring potash in this area tracing back approximately 50 years.

        In the 1960's and 1970's, a total of 135 holes were drilled to delineate the potash in the area. Arkla Exploration Company and Duval Corporation drilled 105 holes. The others were drilled by Kern County Land, National Potash, New Mexico and Arizona Land, St. Joe American, and U.S. Borax. Only five holes penetrated the entire salt package, but 127 holes were drilled into the upper 100 to 300 feet of salt where the potash is typically present. Most of the historical holes were cored through the upper 100 feet of salt to get direct information about the nature of the potash deposits. Both Arkla and Duval reported the presence of potassium minerals.

        To date, there has been no commercial production of potash in Arizona, either by conventional or solution mining.

        Exploration Program    During calendar year 2011, AWP acquired approximately 70 miles of 2D seismic data. The survey was planned to ensure coverage over the core portion of the Holbrook Project area. The program was designed as a tool for regional evaluation of geological structures including faults and possible salt dissolution features to determine the potential for laterally continuous potash. The program was also designed to aid in the placement of the drill holes to optimize the area to be utilized in the resource calculation.

        Twelve test holes were drilled on the Holbrook Project between May and September 2011. The drill holes were designed to further evaluate the potash mineral potential of the Supai Formation on the Holbrook Project area and were spaced with consideration to proximity to historical wells. The objective of the drilling program was to define, within the Holbrook Project area, an area suitable for the development of a mineralized material estimation. This was combined with the historic information of approximately 58 wells in our project area. Due to the relatively shallow depth of the deposit, we plan to mine the potash employing conventional underground mining techniques.

        Development Program    We drilled and cored 10 holes between March 2012 and June 2012 to further delineate the resource and provide rock mechanics information for the mine plan and bankable feasibility study, both of which we plan to complete later in calendar 2012. In 2012, we also commenced the environmental studies and applications for the permits required to both construct and operate a mine. During the second half of calendar 2012, we anticipate commencing discussions with contractors for engineering, procurement and construction management and evaluating equipment purchases which require long-lead times prior to delivery.

        Proposed Mining and Processing    Due to the relatively shallow depth of the potash, year-round warm weather, relatively dry climate and consistent quality of the mineralization in our acreage, we intend to construct a conventional underground mine and process our ore on-site through surface floatation. Conventional mining and surface floatation offers numerous advantages over solution mining, including higher ore recovery, consistent extraction and processing results, lower energy consumption and shorter construction schedule. The majority of current potash produced in North America use conventional mining techniques.

Governmental Regulation and Environmental, Health and Safety

        We must obtain numerous governmental, environmental, mining and other licenses, permits and approvals authorizing our exploration and developmental operations. Our existing exploration permits require us to make leasehold payments to either the state or private entities based on the number of leased land sections and acres. If we commence production on these leases, then we will be required to make royalty payments based on the revenue generated by the potash we produce from the leased land. We anticipate making significant leasehold payments to both governmental and private entities. Modifications of financial terms of these leases may adversely affect the viability of our projects.

        In addition, portions of the area for the Holbrook Project border, or are within, the proposed expanded boundaries of the Petrified Forest National Park. The National Park Service recently acquired certain surface rights in this proposed expansion area that are included in the Holbrook Project. We hold the mineral rights for some of this land and we will need to work closely with both the State of Arizona and park officials regarding those portions of the Project. This coordination could potentially delay the issuance of necessary permits, or lead to the imposition of restrictions to some of our operations that could adversely affect the viability of portions of the Holbrook Project. It could also lead to the denials of, approvals and permits necessary to develop portions of the Holbrook Project. Furthermore the proposed expansion of the Petrified Forest National Park could limit our ability to acquire additional mineral rights, and additional acquisitions of lands or interests in land by the National Park Service could lead to further overlap with our current holdings.

        Our exploration and development activities subject us to an evolving set of federal, state and local health, safety and environmental, or HSE, laws that regulate or propose to regulate surface disturbance, air and water quality impacts and safety procedures followed by our employees. Upon commencement of potash production, we will also need to comply with laws that regulate or propose to regulate our mining activities, including the management and handling of raw materials, disposal, storage and management of hazardous and solid waste, the safety of our employees and post-mining land reclamation.

        We have recently commenced discussions with regulatory agencies regarding the environmental and permitting process. In fiscal 2013, we anticipate making significant capital expenditures to perform additional environmental studies to evaluate the impact of a potash mine on its surrounding environment. These studies include but are not limited to water, wildlife, vegetation, air, noise, surface disturbance and dust.

        We cannot predict the impact of new or changed laws, regulations or permitting requirements, or changes in the ways that such laws, regulations or permitting requirements are enforced, interpreted or administered. HSE laws and regulations are complex, are subject to change and have become more stringent over time. It is possible that greater than anticipated HSE capital expenditures or reclamation and closure expenditures will be required in the future. We expect continued government and public emphasis on environmental issues will result in increased future investments for environmental controls at our operations. See "Risk Factors" beginning on page S-11 of this prospectus supplement and page 8 of the accompanying prospectus.

Employees

        As of the date of this prospectus supplement we have a total of seven employees. We believe that our employee relations are good. Our employees are not subject to any collective bargaining agreements, and we are not aware of any current efforts to implement such agreements.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names, ages and positions of the persons who are our directors and named executive officers as of the date of this proxy statement:

Name	Age	Position
Dr. Barry Munitz	70	Chairman of Board of Directors; Chairman of Governance, Nominating and Compensation Committee
Chad Brownstein	39	Vice Chairman of Board of Directors
Devon Archer	38	Director, Chairman of Audit Committee
Marc Holtzman	52	Director
Zhi Zhong Qiu	57	Director
J. Ari Swiller	43	Director, Chairman of Finance and Operations Committee
Conway J. Schatz	42	Director
Patrick L. Avery	59	Director, President, Chief Executive Officer, Treasurer and Secretary
Brian W. Wallace	54	Executive Vice President and Chief Operating Officer (commencing August 15, 2012)
Wayne Rich	47	Chief Financial Officer, Vice President of Finance
Jonathan Bloomfield	39	Vice President of Corporate Development

        Directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director's successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our board of directors. None of the above individuals has any family relationship with any other. It is expected that our board of directors will appoint officers annually following each annual meeting of stockholders.

        Dr. Barry Munitz: Chairman of the Board of Directors.    Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global. Dr. Munitz has been Trustee Professor at the California State University, Los Angeles campus since 2006. Between 2005 and 2010, Dr. Munitz chaired California's P-16 Council, an organization that develops strategies to improve education in the State of California. Dr. Munitz served as President and CEO of the J. Paul Getty Trust from 1997 to 2006 where he was responsible for the two museums (Brentwood and Malibu), the Conservation and Research Institutes, the philanthropic foundation, the investment portfolio, and all education outreach programs. From 1991 to 1997, he served as Chancellor of the California State University (CSU) — a twenty-three campus system which is the largest senior university in the United States. Prior to that role, Dr. Munitz was vice chairman of the publicly held company MAXXAM and president of the private company which was its major stockholder (Federated Development) where he was involved for a decade in their natural resources activity, as well as timber, banking, energy and real estate. During the past decades, he served as a Trustee of Princeton University, the Seattle Art Museum, and the Courtauld Institute in London, as well as a corporate director at SunAmerica and Kaufman & Broad. Dr. Munitz is the immediate past chair and current vice chair of the board of Sierra Nevada College, is president of the Cotsen Foundation for the Art of Teaching and for Academic Research, is a governor of the three Eli and Edythe Broad Family Foundations and a corporate director at SallieMae. Dr. Munitz received a Bachelor's degree in Classics and Comparative Literature from Brooklyn College, and received a Masters and a Ph.D. from Princeton University. Dr. Munitz is a fellow of the American Academy of Arts and Sciences and holds honorary degrees from Whittier College, Claremont University, the California State University, the University of Southern California, Notre Dame and the University of Edinburgh.

        Chad Brownstein: Vice Chairman of the Board of Directors.    Mr. Brownstein joined our board of directors as non-executive vice-chairman in August 2011. Mr. Brownstein is a member of Crescent Capital Group (formerly Trust Company of the West Leveraged Finance Group) where he focuses on investing in Special Situations. Previously, he was a Senior Advisor at Knowledge Universe Ltd., where he focused on turnaround operations and private equity investing. Prior to that, he was a Partner at ITU Ventures making venture and growth investments with a specialization in corporate strategy. Earlier in his career, Mr. Brownstein worked at Donaldson Lufkin & Jenrette in the Merchant and Investment Banking divisions. Mr. Brownstein is a member of the American Trustees for the Yitzhak Rabin Center in Israel, Cedars Sinai Board of Governors, California Competes Council, and serves on the board of directors for Los Angeles Conservation Corps and First PacTrust Bancorp (a NASDAQ listed company). Mr. Brownstein attended Columbia Business School and received a BA from Tulane University.

        Devon Archer: Chairman of the Audit Committee; Director.    Mr. Archer joined our board of directors in March 2012. Mr. Archer is the Co-Founder and Senior Managing Partner of Rosemont Capital, LLC, where he has led the development of the investment platform, which manages private equity, fixed income and real estate investments since January 2005. Mr. Archer was the Founder and President of Sitaro LTD., a marketing software and services company acquired by CoActive Marketing Group in 2004. From September 1999 to January 2001, Mr. Archer worked at New England Financial and MetLife as a special analyst to the Strategic Management Group of New England Financial's and MetLife's Executive Committees through their merger. Mr. Archer started his career at Citibank in September 1996 as a Management Associate and worked for the foreign direct investment group, Citicorp Asia Ltd. Along with Rosemont Realty, LLC, Mr. Archer serves on the Boards of Rosemont private portfolio companies; Viet Thai Joint Stock Company, 2-20 Records & Diamondback Tactical, and is a Trustee of the Heinz Family Office. Mr. Archer earned his Bachelor of Arts in American Studies from Yale University.

        Marc Holtzman: Director.    Mr. Holtzman joined our board of directors in April 2011. Since August 2008, Mr. Holtzman has served as vice chairman of Barclays Capital, the investment banking division of Barclays Bank PLC. In 2007, Mr. Holtzman was executive vice chairman of ABN Amro Bank until August 2008. In 2006, Mr. Holtzman was a candidate for the Republican nomination for Colorado Governor. From 2003 through 2005 Mr. Holtzman was president of the University of Denver. Previously from 1999 through 2003, Mr. Holtzman served in the cabinet of Governor Bill Owens as Colorado's first secretary of technology. In addition, Mr. Holtzman was chairman of Colorado's Information Management Commission and co-chairman of the Governor's Commission on Science and Technology. Prior to his tenure in Colorado politics, Mr. Holtzman served as executive vice chairman of ABN Amro Bank, was the co-founder and president of MeesPierson EurAmerica (a firm which was subsequently acquired by ABN Amro) and served as senior adviser to Salomon Brothers, when he lived and worked in Eastern Europe and Russia from September 1989 until October 1998. Drawing on his early experience in helping develop Central Asia's finance sector, Mr. Holtzman was appointed by Kazakhstan's Prime Minister to serve on the board of trustees of The Almaty Regional Financial Centre. In addition, since 2008 Mr. Holtzman has served as non-executive chairman of Indus, an Indian oil and gas company listed on London's AIM market with a market capitalization of approximately US$2 billion and since 2009 has served as a director of the Bank of Kigali, Rwanda's largest financial institution and a public company registered under the Company law of Rwanda and regulated by the National Bank of Rwanda. He holds a bachelor of arts degree in economics from Lehigh University.

        Zhi Zhong Qiu: Director.    Mr. Qiu joined our board of directors in November 2011. Mr. Qiu is the Vice Chairman of Asia Pacific and Chairman of Greater China of Barclays Capital, responsible for the Bank's senior relationship with corporate clients, institutions and governments, and has served in this role since 2009. Before joining Barclays Capital, Mr. Qiu was the Chairman of China and Vice Chairman of

Asia of ABN AMRO bank, responsible for all the Bank's activities and business related to China from 2006 to 2009. Mr. Zhi Zhong Qiu is also the Chairman of DragonTech Ventures Fund and its management company and has served in this capacity since 2004. Mr. Qiu holds a number of directorship positions in the investment companies of DragonTech Ventures Fund, including the NYSE listed Suntech Power Holdings (Ticker: STP). Prior to 2002, Mr. Qiu was the Chairman of Greater China Region of Credit Suisse First Boston ("CSFB"), responsible for CSFB's overall business in the Greater China region (including Taiwan and Hong Kong). Prior to his appointment as the Chairman in 1998 at CSFB, Mr. Qiu was a Managing Director in charge of all derivatives activities for Credit Suisse Financial Products ("CSFP"), the financial derivatives subsidiary of CSFB, in the Great China region. Mr. Qiu joined CSFB in 1991 and became a Managing Director in 1995. Mr. Qiu was elected as one of the world's "50 Most Wanted in Finance" by Global Finance magazine in 1994, and named as one of the 50 world "Derivatives Superstars" by the same magazine in 1995. Prior to joining CSFB, Mr. Qiu held positions in Booz Allen & Hamilton, providing consulting services to major banks and financial institutions in North America and Asia. Mr. Qiu received his B.S. (magna cum laude) in Computer Science from New York University, his B.E. (summa cum laude) in Electrical Engineering from Cooper Union, his M.S. degree in Electrical Power Engineering from Ohio State University, and his M.B.A. from Harvard Business School.

        J. Ari Swiller: Director.    Mr. Swiller joined our board of directors in February, 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global. Mr. Swiller is co-founder of the Renewable Resources Group (RRG). RRG has developed two million acre-feet (AF) of water projects, over a gigawatt of renewable energy and marketed hundreds of water rights in nine states. Currently the firm owns and/or manages more than 100,000 acres of farmland for the purpose of water, renewable energy, and/or carbon development. Mr. Swiller's responsibilities include managing all aspects of the business. Prior to founding RRG, Mr. Swiller was a Principal in The Yucaipa Companies; he served as Vice President of External Affairs at Ralphs Grocery Company and Executive Director of The Ralphs/Food4Less Foundation. He serves on the board of rfXcel Corporation, which develops supply chain performance improvement software. Mr. Swiller also serves on the Board of the Los Angeles Conservation Corps, the Miguel Contreras Educational Foundation and Falcon Waterfree Technologies. Mr. Swiller earned a B.A. from Cornell University.

        Conway J. Schatz: Director.    Mr. Schatz joined our board of directors in April 2012. Mr. Schatz currently serves as vice-president of Hexagon, LLC, a Denver-based private equity firm, overseeing energy and real estate investing. Mr. Schatz joined Hexagon in 1998. Prior to 1998, Mr. Schatz worked in the business advisory / audit division of Arthur Andersen, LLP, with client industries such as oil and gas, light manufacturing, financial services, real estate, cable and technology. Mr. Schatz also serves as a director to a Colorado based real estate operating company, and a European real estate fund. He was a director and audit committee chair of Recovery Energy, Inc. (RECV), a publicly traded oil and gas company, from June 2010 until January 2012. Mr. Schatz became a certified public accountant in 1996, licensed in the state of Colorado. Mr. Schatz received dual bachelor of science degrees in finance and accounting from Minnesota State University, an M.B.A. (2001) and an M.S. in real estate development and construction management (2010) from the University of Denver. We have secured financings through Mr. Schatz's employer, Hexagon, as described further under the section entitled Transactions with Related Persons included in our Form 10-K incorporated by reference into this prospectus supplement. Hexagon and its affiliates own 3,868,775 shares of our common stock and warrants to purchase 6,735,295 common shares (representing in the aggregate approximately 22.9% of our outstanding shares).

        Patrick L. Avery: Director, President, Chief Executive Officer, Treasurer and Secretary.    In February 2011, Mr. Avery joined our board of directors and became our president, chief executive officer, treasurer and secretary. Mr. Avery has more than 25 years of experience in all phases of industrial businesses. From August 2010 to February 2011, Mr. Avery served as president and chief executive officer of Old Prospect Global. From July 2009 to September 2010, Mr. Avery was vice president of energy and commodities for Broe Company where he managed grain, fuel and fertilizer businesses. From March 2009 to June 2009,

Mr. Avery managed his investments. Mr. Avery served as president of Intrepid Potash from April 2007 to February 2009 where he led all aspects of mining, manufacturing, logistics, project management, support services and sales. His key efforts at Intrepid Potash included re-vamping older facilities and significant growth in all key operational and sales metrics. In February 2009, Mr. Avery resigned as president of Intrepid Potash following confirmation of misrepresentations in his biography related to his education included in the Registration Statement on Form S-1 filed with the SEC in connection with Intrepid Potash's initial public offering completed in April 2008. From May 1996 to March 2007, Mr. Avery served in several senior positions at JR Simplot including, SVP, Mining, Manufacturing and Sales of nitrogen and phosphate fertilizers, and SVP, Retail Operations. During his time at JR Simplot, Mr. Avery oversaw mining and manufacturing at over 10 complex facilities, and ran logistics and sales functions in facilities spanning 13 western states. Mr. Avery performed undergraduate studies at the University of Colorado and performed graduate work in engineering at Loyola Marymount University. He did not receive a degree from either the University of Colorado or from Loyola Marymount University. He received his executive MBA from the Graziadio School of Business at Pepperdine University.

        Brian W. Wallace: Executive Vice President and Chief Operating Officer (Commencing August 15, 2012).    Mr. Wallace will become our executive vice president and chief operating officer on August 15, 2012. Since February 2008 he has worked for Incitec Pivot, Limited, first as vice president, strategy, and since June 2008 as president of its operating division, Dyno Nobel Americas. Incitec Pivot is a multinational supplier of fertilizer and explosives products and services based in Melbourne, Australia, and Dyno Nobel Americas is a provider of explosive products and services to the mining, quarrying, construction and seismic exploration industries based in Salt Lake City, Utah. Mr. Wallace has full management responsibility for Dyno Nobel Americas, which has 3,000 employees and had annual sales of $1.2 billion in 2011. From 2001 to February 2008 he worked in various capacities at Orica Limited, a global chemicals manufacturer supplying the mining/resources sectors based in Melbourne, Australia. Among other strategic roles, Mr. Wallace was responsible for designing and implementing retention strategies for the company's top global customers. He holds BS and Masters degrees in chemistry from the University of Natal and an MBA from the University of the Witwatersrand, both in South Africa, and he completed the Advanced Management Program at Harvard University in 2005. Mr. Wallace served as chairman of the Institute of Makers of Explosives in 2010 and 2011.

        Wayne Rich: Chief Financial Officer and Vice President of Finance.    We appointed Wayne Rich as chief financial officer and vice president of finance effective September 6, 2011. Jonathan Bloomfield, our former chief financial officer, became our vice president of corporate development effective September 6, 2011. Mr. Rich served as treasurer and director of corporate finance at Thompson Creek Metals Inc., a publicly traded metals and mining company, from October 2008 until September 2011. Prior to that he served in several capacities at The Doe Run Resources Corporation, an integrated mining and metals manufacturing company, from August 1998 to October 2008, including as treasurer from April 2007 to October 2008 and assistant treasurer from July 2004 to April 2007. Mr. Rich holds a masters in business administration from Illinois State University and a bachelors of science in accountancy from Eastern Illinois University.

        Jonathan Bloomfield: Vice President of Corporate Development.    Mr. Bloomfield joined us in September 2010, initially as our chief financial officer and became our vice president of corporate development in September, 2011. Mr. Bloomfield managed his investments from March 2010 to August 2010. In February 2010, Mr. Bloomfield served as a consultant for a private, Denver-based oil and gas company. From July 2009 to January 2010, Mr. Bloomfield served as chief financial officer and executive vice president of Teton Energy Corporation where he restructured the company's balance sheet as it completed a chapter 11 bankruptcy under the U.S. Bankruptcy Code. Also while at Teton Energy Corporation, from March 2008 to July 2008, Mr. Bloomfield held the positions of director of strategic planning and manager of financial planning where he performed corporate development activities, including raising capital, evaluating acquisitions and capital budgeting. From July 2004 to February 2008, Mr. Bloomfield worked at Gunnison

Energy Corporation where he served as manager of financial planning analysis and as financial analyst where he led the budgeting and treasury for a start-up oil and gas company. Prior to Gunnison Energy Corporation, Mr. Bloomfield performed investor relations and corporate finance for Westport Resources Corporation. He started his career working in South America for Western Geophysical holding international finance and operations roles. Mr. Bloomfield received his bachelor of science in economics and business in 1996 from the Colorado School of Mines and received his masters of finance from the University of Colorado in 2007.

COMPENSATION AND CORPORATE GOVERNANCE

Compensation of Directors

        On March 20, 2012, our board of directors resolved to change our fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012. The table below sets forth the compensation earned by our non-employee directors during the 2012 and 2011 fiscal years taking into account our change in fiscal year. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during these fiscal years. All amounts are in dollars. On February 11, 2011, Prospect Global (formerly known as Triangle Castings, Inc.) completed a reverse merger and acquired Prospect Global Resources Inc., a Delaware corporation incorporated on August 5, 2010, referred to herein as Old Prospect Global.

Name	Year	Fees Earned or Paid in Cash Compensation	Stock Awards	Option Awards	All Other Compensation	Total
Dr. Barry Munitz(1),(11)	2012	$37,500	—	1,363,952	$—	$1,401,452
	2011	—	1,125	—	—	1,125
Chad Brownstein(2),(11)	2012	12,500	—	340,988	—	353,488
	2011	—	—	—	—	—
Devon Archer(3),(11)	2012	12,500	—	—	—	12,500
	2011	—	—	—	—	—
Marc Holtzman(4),(11)	2012	12,500	—	1,022,964	—	1,035,464
	2011	—	—	—	—	—
Zhi Zhong Qiu(5),(11)	2012	12,500	—	681,976	—	694,476
	2011	—	—	—	—	—
Scott Reiman(6),(11)	2012	12,500	—	681,976	—	694,476
	2011	—	—	—	—	—
J. Ari Swiller(7),(11)	2012	17,500	—	340,988	—	358,488
	2011	—	150	—	—	150
Conway J. Schatz(8),(11)	2012	—	—		—	—
	2011	—	—	—	—	—
Mitsuru Kataoka(9)	2012	—	—	—	—	—
	2011	—	150	—	—	150
Denis M. Snyder(10)	2012	—	—		—	—
	2011	—	—	—	—	—
Joseph E. McMillan(10)	2012	—	—	—	—	—
	2011	—	—	—	—	—

(1)
Dr. Munitz joined our board of directors as chairman in February 2011. From August 2010 to February 2011, Dr. Munitz served as chairman of the board of directors of Old Prospect Global. Dr. Munitz did not receive any expense reimbursements from us in fiscal years 2012 and 2011.

(2)
Mr. Brownstein joined our board of directors as non-executive vice chairman in August, 2011. Mr. Brownstein received expense reimbursements from us of $22,266 in fiscal year 2012 and nil in fiscal year 2011.

(3)
Mr. Archer joined our board of directors in March, 2012. Mr. Archer did not receive any expense reimbursements from us in fiscal years 2012 or 2011.

(4)
Mr. Holtzman joined our board of directors in April, 2011. Mr. Holtzman received expense reimbursements from us of nil in fiscal year 2012 and $1,893 in fiscal year 2011.

(5)
Mr. Qiu joined our board of directors in November, 2011. Mr. Qiu did not receive any expense reimbursements from us in fiscal years 2012 or 2011.

(6)
Mr. Reiman joined our board of directors in August, 2011 and resigned in March, 2012. Mr. Reiman did not receive any expense reimbursements from us in fiscal years 2012 or 2011.

(7)
Mr. Swiller joined our board of directors in February, 2011. From October 2010 to February 2011, Mr. Swiller served as a director of Old Prospect Global. Mr. Swiller did not receive any expense reimbursements from us in fiscal years 2012 or 2011.

(8)
Mr. Schatz joined our board of directors as of April 1, 2012. Mr. Schatz did not receive any expense reimbursements from us in fiscal years 2012 or 2011.

(9)
Mr. Kataoka joined the board of directors of Old Prospect Global in August 2010 and resigned from the Old Prospect Global board in October 2010. Mr. Kataoka did not receive any expense reimbursements from Old Prospect Global. Mr. Kataoka received payments of $60,000 in fiscal year 2012 and $15,000 in fiscal year 2011 for consulting services that were unrelated to board service.

(10)
Denis Snyder and Joseph McMillan resigned from the board of directors of Triangle on February 11, 2011 in connection with the consummation of the reverse merger.

(11)
We pay annual cash compensation (payable quarterly) of $75,000 to our chairman of the board, $50,000 to the chairman of the audit committee, $35,000 to the chairmen of the finance committee and the compensation and operations committee and $25,000 to each other non-employee director. Such amounts are reflected in the table above.

Executive Compensation

Summary Compensation Table

        On March 20, 2012, our board of directors resolved to change our fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012. The table below sets forth the compensation earned by our executive officers during the 2012 and 2011 fiscal years taking into account our change in fiscal year. There were no non-equity incentive plan compensation, change in pension value or any non-qualifying deferred compensation earnings during fiscal 2012 or 2011. The amounts in the table are in dollars.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Patrick L. Avery(1)	2012	$269,167		$270,000	$—		$2,045,928	$—	$—	$27,005	$2,612,100
Chief Executive Officer, President and Director	2011	149,230	(7)	25,000	1,500	(2)	—	—	—	10,937	186,667
Jonathan Bloomfield(3)	2012	185,000		90,000	—		704,012	—	—	10,344	989,356
Chief Financial Officer, until September 5, 2011	2011	107,917		45,000	500	(4)	—	—	—	4,198	157,615
Wayne Rich	2012	156,597		100,000	—		3,443,751	—	—	11,799	3,712,147
Chief Financial Officer, starting September 6, 2011	2011	—		—	—		—	—	—	—	—
Denis M. Snyder(5)	2012	—		—	—		—	—	—	—	—
Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary and Director	2011	—		48,000	—		—	—	—	—	48,000

(1)
Mr. Avery was appointed director, chief executive officer and president of Old Prospect Global on August 17, 2010 and upon consummation of the reverse merger in February 2011 was appointed director, chief executive officer and president of Prospect Global on February 11, 2011.

(2)
Reflects the value of awards of shares of common stock, valued at the closing price on the date of the grant. Mr. Avery, received a stock grant award of 1,500,000 shares on August 17, 2010 with vesting occurring over a two-year period. As of March 31, 2012, 1,250,000 shares of Mr. Avery's grant had vested and the remaining 250,000 shares will vest on August 17, 2012. As of March 31, 2011, Mr. Avery was not vested in 750,000 shares of common stock valued at $750 that had been granted to him. Old Prospect Global recognized $750 of compensation expense in the fiscal year ending March 31, 2011 for these shares.

(3)
Mr. Bloomfield was appointed chief financial officer of Old Prospect Global on September 1, 2010, appointed chief financial officer of Prospect Global on February 11, 2011 and served in this capacity until September 6, 2011 when Mr. Bloomfield became Prospect Global's vice president of corporate development. Wayne Rich became Prospect Global's chief financial officer effective September 6, 2011.

(4)
Reflects the value of awards of shares of common stock, valued at the closing price on the date of the grant. Under Mr. Bloomfield's employment agreement as chief financial officer, 100,000 of Mr. Bloomfield's shares vested on September 1, 2010 and 200,000 shares vested on September 1, 2011 and the remaining 200,000 shares will vest on September 1, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Bloomfield's services as vice president of corporate development are terminated other than for cause or by Mr. Bloomfield. As of March 31, 2011, Mr. Bloomfield was not vested in 400,000 shares of common stock valued at $400 that were granted to him under his employment agreement as chief financial officer. Old Prospect Global recognized $100 of compensation expense in the fiscal year ending March 31, 2011 for these shares.

(5)
Mr. Snyder resigned as Triangle's chief executive officer, chief financial officer, treasurer, secretary and director effective as of February 11, 2011. Mr. Avery became Prospect Global's chief executive officer on that date upon consummation of the reverse merger.

(6)
Other compensation consists of payments by Prospect Global of executive health benefits for coverage for the named executive officers. Mr. Avery received expense reimbursements from Old Prospect Global during fiscal year 2011 in the amount of $6,953 and received expense reimbursements from Prospect Global in the amount of $1,900 in fiscal year 2011 and $6,450 in fiscal year

  2012. Mr. Bloomfield received expense reimbursements in the amount of $3,747 from Old Prospect Global during fiscal year 2011 and received expense reimbursements from Prospect Global in the amount of $734 in fiscal year 2011 and $2,603 in fiscal year 2012. Mr. Rich received expense reimbursement in the amounts of $0 in fiscal year 2011 and $3,971 in fiscal year 2012 from Prospect Global.

(7)
Does not include the $25,000 paid by Old Prospect Global to LDR Solutions LLC, Mr. Avery's consulting business, for services rendered by LDR Solutions LLC in preparation for the incorporation of Old Prospect Global. The material terms of the oral agreement pursuant to which LDR Solutions LLC provided such services are more fully described in "Certain Relationships and Related Party Transactions."

The Board of Directors and Committees Thereof

        Our board of directors held ten meetings in fiscal year 2012. Each of our current directors who were directors at such time attended at least 75% of the aggregate total of meetings of the board of directors and committees on which they served. Our non-management directors meet at least one time throughout the year and as necessary or appropriate in executive session at which members of management are not present. Other than those directors who joined the board after our annual meeting and Mr. Holtzman, all of our directors attended our annual meeting. Our policy regarding directors' attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances.

Affirmative Determinations Regarding Director Independence and Other Matters

        Our board of director follows the standards of independence established under the NASDAQ rules in determining if directors are independent and has determined that Dr. Munitz, Mr. Archer, Mr. Holtzman, Mr. Qiu, Mr. Schatz and Mr. Swiller are "independent directors" under those rules. No independent director receives, or has received, any fees or compensation from Prospect Global other than compensation received in his or her capacity as a director. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the board of directors in determining that any of the directors are independent. There are no family relationships among any of our executive officers, directors or nominees for directors.

Committees of the Board of Directors

        Pursuant to our amended and restated bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors' time and capabilities, our board of directors established in fiscal year 2012 a governance, nominating and compensation committee and a finance and operations committee. In fiscal year 2012, our board of directors also approved the formation of an audit committee, although due to a lack of qualified independent directors, the board did not appoint members to the audit committee until April 1, 2012 as discussed further below. The function of these committees is described below.

Audit Committee

        Effective as of April 1, 2012, the board appointed Mr. Archer, Mr. Schatz and Mr. Holtzman to the audit committee, with Mr. Archer serving as chair. The board has determined that each of the members of the audit committee meet the SEC's definition of an audit committee financial expert. Each member of the audit committee is an "independent director" pursuant to the independence standards established under the NASDAQ rules. The audit committee is appointed by the board of directors to assist the board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financials statements and financial reporting process and systems of internal controls regarding finance, accounting and compliance with legal and regulatory requirements, (2) the qualifications, independence and performance of our independent accountants, and (3) and other matters as set forth in the audit committee charter approved by the board. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. Our independent registered public accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and issuing a report thereon. The audit committee's responsibility is to monitor and oversee these processes. In fiscal year 2012, we did not have an audit committee because we did not have enough qualified independent directors to form a committee. Accordingly, the audit committee did not hold any meetings in fiscal year 2012, and has not included an audit committee report in these proxy materials. However, for our Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and filed with the SEC on May 10, 2012, the audit committee (a) reviewed and discussed the audited financials with management, (b) discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (c) reviewed and recommended to the board that the audited financial statements be included in our Annual Report on Form 10-K. In the absence of an audit committee, our finance and operations committee performed an equivalent function as discussed below under "Finance and Operations Committee". Our board approved a written charter for the audit committee in November 2011 which can be obtained from the Company upon request to the address found under the section titled "Where to Find Additional Information" included elsewhere in this prospectus supplement.

Governance, Nominating and Compensation Committee

        We currently have a governance, nominating and compensation committee established at a board of directors meeting on November 14, 2011, which currently consists of Dr. Munitz and Mr. Swiller. Dr. Munitz serves as chair of the governance, nominating and compensation committee. The governance, nominating and compensation committee operates pursuant to a written charter which can be obtained from the Company upon request to the address found under the section titled "Where to Find Additional Information" included elsewhere in this prospectus supplement. The committee meets annually to determine whether to recommend to the board to include the nomination of incumbent directors with expiring terms in the proxy statement. The committee meets at other times as needed to consider candidates to fill any vacancies that may occur. At least once a year, the committee considers whether the number of directors is appropriate for our needs and recommends to the board any changes in the number of directors, and reviews the performance of the board.

        Director Nominations    In the event that vacancies on our board of directors arise, the governance, nominating and compensation committee considers potential candidates for director, which may come to the attention of the governance, nominating and compensation committee through current directors, professional executive search firms, stockholders or other persons. The governance, nominating and compensation committee will consider candidates recommended by stockholders if the names and qualifications of such candidates are submitted in writing in to Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. The governance, nominating and compensation committee considers properly submitted stockholder nominations for candidates for the board of directors in the same manner as it evaluates other nominees. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the governance, nominating and compensation committee and the materials provided by a stockholder to the corporate secretary for consideration of a nominee for director are forwarded to the governance, nominating and compensation committee. All candidates are evaluated at meetings of the governance, nominating and compensation committee. In evaluating such nominations, the governance, nominating and compensation committee seeks to achieve the appropriate balance of industry and business knowledge and experience in light of the function and needs of the board of directors. The governance, nominating and compensation committee considers candidates with excellent decision-making ability, business experience, personal integrity and reputation. Scott Reiman, a former director and, together with his affiliates, the holder of 7.7% of our outstanding common stock, suggested that the committee consider nominating Conway J. Schatz as a director. Mr. Schatz was appointed to the board effective April 1, 2012. Our management recommended our incumbent directors for election at our 2011 annual meeting. We did not receive any other director nominations.

        Corporate Governance    In addition to director nominations, the governance, nominating and compensation committee monitors the implementation and operation of our corporate governance guidelines and reviews from time to time the adequacy of the corporate governance guidelines in light of broadly accepted practices of corporate governance, emerging governance standards and market and regulatory expectations, and advises and makes recommendations to the board with respect to appropriate modifications. The committee also identifies and reviews measures to strengthen the operation of our governance guidelines, prepares and supervises the implementation of the board's annual reviews of director independence, and the board's performance, as contemplated by the corporate governance guidelines, and oversees the board's processes for evaluation of management.

        Compensation Subcommittee    Our compensation subcommittee of the governance, nominating and compensation committee currently consists of Dr. Munitz and Mr. Swiller. The compensation subcommittee met three times during fiscal year 2012. The compensation subcommittee reviews, approves and modifies our executive compensation programs, plans and awards provided to our directors, executive officers and key associates. The compensation subcommittee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the subcommittee reviews our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the compensation subcommittee may consider the recruitment, development, promotion, retention, compensation of our executive and senior officers of Prospect Global, trends in management compensation and any other factors that it deems appropriate. Our president and chief executive officer provides the compensation subcommittee with recommendations regarding our compensation program and the compensation of our named executive officers other than himself. The compensation subcommittee is not bound by the input it receives from our president and chief executive officer and exercises independent discretion when making executive compensation decisions. The compensation subcommittee may engage consultants (but has not done so) in determining or recommending the amount of compensation paid to our directors and executive officer.

        Compensation Subcommittee Interlocks and Insider Participation    None of the members of the compensation subcommittee are company officers. None of our executive officers currently serves or has served on the compensation subcommittee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors (unless properly excusing themselves) or as a director of another entity, one of whose executive officer serves or served as one of our directors or on our compensation subcommittee.

Finance and Operations Committee

        We currently have a finance and operations committee established at a board of directors meeting on November 14, 2011, which currently consists of Mr. Holtzman, Mr. Swiller and Mr. Schatz (with Mr. Schatz's appointment effective as of April 1, 2012), and met one time during fiscal year 2012. Mr. Swiller serves as chairman of the finance and operations committee. Mr. Swiller, Mr. Schatz and Mr. Holtzman are independent directors. The finance and operations committee monitors matters relating to our financial and business operations, including financial performance, capital structure, financial operations, business operations, capital expenditures, dividends and strategic planning policy matters. In the absence of an audit committee, our finance and operations committee (prior to Mr. Schatz's appointment) (i) reviewed and discussed the audited financials with management, (ii) discussed with our independent auditors the matters required to be discussed by the statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T and (iii) reviewed and recommended to the board that the audited financial statements be included in our

Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and filed with the SEC on March 30, 2012.

Communications with the Board of Directors

        Stockholders may communicate with our board of directors, any of the directors or any of the committees by sending written communications addressed to the board of directors, any of the directors or any of the committees to Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary. All communications are compiled by the corporate secretary and forwarded to the board or the individual director(s) accordingly.

Code of Ethics

        We have a financial code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller and any of our officers and employees that are members of our finance team, including any persons performing similar functions. We also have a code of ethics for senior financial officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller. Our financial code of ethics and code of ethics for senior financial officers codify the business and ethical principles that govern the financial aspects of our business. Both the financial code of ethics and the code of ethics for senior financial officers were adopted by Triangle prior to the reverse merger and were replaced in October 2011 with our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Corporate Communications Policy, Corporate Governance Guidelines, Corporate Governance Guidelines on Director Independence and an Insider Trading Policy. We will provide a copy of our financial code of ethics or code of ethics for senior financial officers to any person, at no charge, upon a written request. All written requests should be directed to: Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202, Attention: Corporate Secretary.

Board Leadership Structure

        The board's current leadership structure separates the positions of chairman and principal executive officer. The board has determined our leadership structure based on factors such as the experience of the applicable individuals, the current business and financial environment faced by Prospect Global, particularly in view of its financial condition and industry conditions generally and other relevant factors. After considering these factors, we determined that separating the positions of chairman of the board and principal executive officer is the appropriate leadership structure at this time. The board, through the chairman is currently responsible for the strategic direction of Prospect Global. The chief executive officer is currently responsible for the day to day operation and performance of Prospect Global. The board feels that this provides an appropriate balance of strategic direction, operational focus, flexibility and oversight.

The Board's Role in Risk Oversight

        It is management's responsibility to manage risk and bring to the board's attention any material risks to Prospect Global. The board has oversight responsibility for Prospect Global's risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Employment Agreements with Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Development

        We have an at will employment agreement with Mr. Avery. Mr. Avery receives an annual base salary of $480,000 and received a stock grant of 1,500,000 shares of our common stock, of which 500,000 of the shares vested on August 17, 2010, 250,000 shares vested on December 1, 2010, 500,000 shares vested on August 17, 2011 and the remaining 250,000 shares will vest on August 17, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Avery's services as chief executive officer are terminated other than for cause or by Mr. Avery. Mr. Avery is eligible for an annual cash bonus based on performance goals that may include targets related to earnings before interest taxes, depreciation and amortization, with a targeted bonus of 120% of the then current base salary (with board approval). On December 27, 2011, Mr. Avery was granted 600,000 options which vested immediately, have an exercise price of $4.25 and expire on December 26, 2021.

        We have an at will employment agreement with Mr. Rich. Mr. Rich receives an annual salary of $275,000 and received options to purchase 1,000,000 shares of our common stock exercisable at $4.25 per share. 250,000 of the options vested on December 27, 2011, 250,000 options vested on March 4, 2012 and 500,000 options will vest on September 6, 2012. The options will vest immediately upon a change of control or if Mr. Rich's services as chief financial officer are terminated other than for cause or by Mr. Rich. Mr. Rich is eligible for an annual cash bonus based on performance goals established by the compensation committee of the board of directors (or the board in the compensation committee's absence) in a minimum amount of 80% of base salary and a maximum amount of 120% of base salary. Mr. Rich's annual bonus cannot be less than $100,000 annually pursuant to the terms of his at will employment agreement.

        Our at will employment agreement with Mr. Bloomfield calls for a base salary of $225,000 per year and included a stock grant of 500,000 shares of common stock, of which 100,000 shares vested on September 1, 2010 and 200,000 shares vested on September 1, 2011. The remaining 200,000 shares will vest on September 1, 2012. The remaining unvested shares will vest immediately upon a change of control or if Mr. Bloomfield's services as vice president of corporate development are terminated other than for cause or by Mr. Bloomfield. Mr. Bloomfield is eligible for an annual cash bonus based on performance goals subject to approval by the compensation committee of the board of directors (or the board in the compensation committee's absence). On December 27, 2011, Mr. Bloomfield was granted 200,000 options, of which 100,000 vests on December 31, 2012 and another 100,000 vests on December 31, 2013, have an exercise price of $4.25 and expire on December 26, 2021.

TRANSACTIONS WITH RELATED PARTIES

        We present all possible transactions between us and our officers, directors or 5% stockholders, and our affiliates to the board of directors for their consideration and approval. Any such transaction requires approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties. Appropriate protocols regarding conflicts of interest and transactions with related persons are addressed in writing in our Code of Business Conduct and Ethics. During fiscal years 2012 and 2011 through the date of this report, we have engaged in the following transactions with related parties:

        LDR Solutions LLC.    Patrick Avery, president and chief executive officer of Prospect, provided consulting services to the founding stockholders of Old Prospect Global prior to the inception of Old Prospect Global though his consulting business, LDR Solutions LLC, pursuant to an oral agreement. From March 2010 to August 2010, LDR Solutions, LLC received an aggregate of $25,000 in compensation based on $150 per hour of services provided. This payment was recorded as general and administrative expense during the third quarter of 2010. The scope of the consulting included initial analysis of the potash resource potential in the Holbrook Basin, mine planning, forecasting and negotiations with The Karlsson Group. Upon Mr. Avery's employment with Old Prospect Global, the consulting agreement terminated.

        Buffalo Management LLC.    In August, 2010, Old Prospect Global entered into a management services agreement with Buffalo Management LLC, which was amended in November 2010 and was assigned to us at the merger closing. Buffalo Management provides advisory and management services to Prospect which includes but is not limited to identifying, analyzing, and structuring growth initiatives, strategic acquisitions and investments and arranging debt and equity financing. To date, Buffalo has sourced investors, facilitated our leasehold position in the Holbrook Basin and generated business development opportunities throughout international sales markets. As compensation for these services, we have agreed to pay Buffalo Management (i) a consulting fee of $20,000 per month, (ii) an annual management fee in an amount equal to 2% of our annual gross revenues as shown on our audited financial statements each year, (iii) an acquisition advisory fee with respect to the consummation of each future acquisition or business combination engaged in by us equal to 1% of the transaction value, and (iv) an advisory fee of $650,000 related to consummating a transaction in which Old Prospect Global merges with or becomes a wholly-owned subsidiary of a publicly traded company. We will also reimburse Buffalo Management for office expenses up to $5,000 per month. Buffalo Management also received a warrant to purchase 1,813,539 shares of our common stock at an exercise price of $3.75 per share and such warrant expires June 21, 2016. In connection with the management services agreement with Buffalo Management, we entered into a registration rights agreement which requires us to register for resale the common stock and the shares of common stock issuable upon exercise of the warrant. During 2011, Old Prospect Global and Buffalo Management reached an agreement whereby Buffalo received 1,516,667 shares of Old Prospect Global's common stock, with an estimated fair value of $288,167, in lieu of cash for amounts due for management fees, office expenses and advisory fees through February 11, 2011. As of June 1, 2012, Prospect paid Buffalo $357,500, of which $257,500 related to amounts accrued by Prospect and owed to Buffalo through December 31, 2011. The agreement with Buffalo Management extends automatically until such time as Buffalo Management determines. We do not have the option to terminate the agreement.

        Quincy Prelude LLC, one of our stockholders beneficially owning more than 5% of our common stock, owns 100% of the voting interests and 75% of the economic interests of Buffalo Management and has sole voting and dispositive power of the shares of our common stock owned by Buffalo Management LLC. Chad Brownstein, one of our directors and our non-executive vice chairman, is the sole member of Quincy Prelude LLC and has sole voting and dispositive power of the shares of our common stock beneficially owned by Quincy Prelude LLC. Patrick Avery, our chief executive officer, owns a 10% non-voting economic interest in Buffalo Management and Barry Munitz, our chairman, owns a 15% non-voting economic interest in Buffalo Management.

        Hexagon Investments, LLC.    One of our former board members, Scott Reiman, who served on our board from August, 2011 to March, 2012, is the founder of Hexagon Investments, LLC. Hexagon Investments was not a related party prior to these transactions. The details for these transactions with Hexagon Investments are summarized below:

  •
  On April 25, 2011, we issued a $2,500,000 face value secured convertible note in exchange for net proceeds of $2,500,000. The note converted to 881,507 shares of our common stock on November 22, 2011. We also issued Hexagon two warrants to purchase our common stock. The first warrant is exercisable until April 25, 2013 for up to 666,667 of our shares at an exercise price of $3.00 per share. The second warrant is exercisable until April 25, 2014 for up to 2,500,000 of our shares at an exercise price of $3.00 per share. In connection with issuance of the convertible note we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

  •
  On September 19, 2011, we issued a $1,500,000 convertible secured note in exchange for net proceeds of $1,500,000. This note converted to 399,033 shares of our common stock on November 22, 2011. We also issued Hexagon a warrant to purchase up to 980,392 shares of our common stock at an exercise price of $3.83 per share, which is exercisable until September 18, 2013. In connection with issuance of the convertible note, we granted piggy-back registration rights to Hexagon for the shares issuable upon conversion of the note and exercise of the warrants.

  •
  On November 22, 2011 we sold 2,588,235 shares of common stock and a warrant to purchase 2,588,235 shares of common stock at $4.25 per share for total cash proceeds of $10,999,998.75 to Very Hungry LLC, an affiliate of Hexagon. The warrant is exercisable at any time through November 22, 2012. We granted piggy-back registration rights for the shares purchased and issuable upon exercise of the warrant.

    Also on November 22, 2011 we entered into a royalty agreement with Grandhaven Energy, LLC, another affiliate of Hexagon Investments, whereby we sold Grandhaven an overriding royalty interest of 1% of the gross proceeds received by our subsidiary, American West Potash, or AWP, from the extraction of potash from its existing land holdings for $25,000 cash. If (i) the Arizona State Land Department declines to issue any lease to AWP with respect to any state exploration permit, or (ii) the Arizona State Land Department terminates any state exploration permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any royalty interests in any Arizona state lease, or requires any reduction of or imposes any condition on such royalty interests as a condition of approving an assignment of such royalty interests or approving any royalty reduction or other action with respect to a state lease, or (iv) if AWP has not been issued all of the state leases and conveyed to Grandhaven all royalty interests in all of AWP's Arizona state leased premises on or before March 1, 2013, Grandhaven shall have the option to receive substitute royalty interests from us in the same number of acres in portions of our non-Arizona state properties, in a percentage sufficient to compensate Grandhaven for the reduced royalty interests in the affected state lease. If AWP has not been issued any Arizona state leases as of the date that AWP conveys assignments of the royalty interest in the non-Arizona state properties Grandhaven may elect to receive in substitution an assignment of a 1.388% royalty interest in all of the non-Arizona state leased premises. If we do not deliver assignments of the royalty interest from AWP to Grandhaven by December 31, 2013, Grandhaven has the option, at anytime thereafter, to purchase shares of our common stock at $4.25 per share in exchange for the surrender by Grandhaven of royalty interests for which assignments have not been obtained, valued at their fair market value at that time.

  •
  On June 7, 2012, Hexagon contributed all of its shares of common stock and warrants to purchase common stock to Very Hungry LLC. Subsequent to that transaction, the Scott Reiman 1991 Trust liquidated its membership interest in Very Hungry and received a pro rata distribution of its interests in Very Hungry, including equity securities of Prospect Global. The beneficial ownership table set forth below reflects these transactions.

        COR Capital LLC.    On July 5, 2011, we entered into an Investor Relations Consulting Agreement with COR Advisors LLC, pursuant to which COR provides to us investor relations services. This Investor Relations Consulting Agreement was subsequently amended on May 9, 2012 and as part of this amendment, COR's services were extended for an additional one year term through July 5, 2013. For services performed during the year ending on July 5, 2012, COR received as compensation 300,000 shares of our common stock with 100,000 shares fully vested on execution, 100,000 shares that vested on January 5, 2012 and 100,000 shares to vest on July 5, 2012. COR will receive as compensation an additional 300,000 shares of our common stock for services to be performed during the year ending on July 5, 2013 with 75,000 of the shares vesting at the end each quarter during the renewal period. COR will also receive a onetime bonus of 40,000 shares of our common stock upon the listing of our shares on national securities exchange, including NASDAQ. COR and its affiliates beneficially own more than 5% of our common stock.

        The Karlsson Group Credit Facility.    Prospect Global conducts its operations through its wholly-owned subsidiary, Old Prospect Global, which owns a 50% operated interest in AWP. Old Prospect Global provided The Karlsson Group with a $250,000 credit facility to fund expenses pertaining to leasehold activity in the Holbrook Basin that The Karlsson Group incurred subsequent to September 1, 2010. Advances under the credit facility accrued interest at 8% per annum. Pursuant to AWP's Operating Agreement, approximately $78,000 in advances and accrued interest were repaid in January 2011 by deducting the principal and interest from Old Prospect Global's initial $2,200,000 cash contribution to AWP, and Old Prospect Global simultaneously terminated the credit facility.

        Related Party Receivables from AWP.    Old Prospect Global paid $27,849 in 2010 and Prospect Global paid approximately $14,112 in 2011 on behalf of AWP. As a result of the consolidation of financial statements, related party receivables are eliminated upon consolidation.

        Purchase of Unowned 50% Interest of AWP from The Karlsson Group.    We entered into an agreement with The Karlsson Group on May 30, 2012 whereby we will acquire the 50% of AWP that we do not currently own for an aggregate purchase price of $150,000,000, or the equivalent of approximately $2.52 per share, before consideration of royalties and potential contingent payments. The transaction is expected to close in August 2012 at which time we will assume full ownership and control of AWP.

        Old Prospect Global signed a purchase agreement with The Karlsson Group for the acquisition. As of May 30, 2012 we have paid The Karlsson Group a non-refundable deposit consisting of (a) $6,000,000 cash, of which $5,500,000 will be credited against the purchase price, and (b) a warrant to purchase 5,605,834 shares of our common stock for $4.25 per share. At closing, (a) we will pay The Karlsson Group an additional $19,500,000 in cash, which will be funded from the proceeds of this offering, (b) Old Prospect Global will issue The Karlsson Group a senior secured $125,000,000 promissory note and (c) AWP will grant The Karlsson Group a royalty of 1% of the gross sales received by AWP from potash production from the real property over which AWP currently has leases, licenses and permits for mining purposes, capped at $75,000,000. In the event of a sale of at least 50% of AWP or a merger of AWP with or into an unaffiliated entity within four years of the closing date, we have agreed to pay The Karlsson Group an additional payment equal to 15% of the net proceeds received from the transaction, capped at $75,000,000. In addition, at the closing, AWP will receive an option to purchase approximately 5,080 acres in Apache County, Arizona from an affiliate of The Karlsson Group for $250,000 which will be exercisable for 150 days after payment in full of the promissory note. At closing, the stockholders of The Karlsson Group will agree not to compete with AWP within the Holbrook Basin of Arizona for three years from the closing date.

        Brownstein Hyatt Farber Schreck, LLP.    On July 5, 2011, we entered into a Fee Agreement with Brownstein Hyatt Farber Schreck LLP, pursuant to which Brownstein Hyatt provides government relations services to us. Chad Brownstein, one of our directors, is the son of a founding partner of Brownstein Hyatt Farber Schreck, LLP, which serves as Prospect Global's principal outside legal counsel. Mr. Brownstein's father controls 600,000 shares of Prospect Global's common stock. Prospect Global has paid Brownstein Hyatt approximately $839,395 in legal and lobbying fees for the period starting January 1, 2011 through June 1, 2012. Prospect Global has also issued Brownstein Hyatt, as compensation for government relations services, 100,000 fully vested shares of common stock. Additionally, Brownstein Hyatt has purchased 200,000 shares of Prospect Global's common stock which was paid for by issuing a promissory note to Prospect Global in the amount of $750,000 (representing the fair market value of the stock on the purchase date). The promissory note bears interest at the short term applicable federal rate and matures in one year. The promissory note is secured by the common stock purchased, and 20% of the outstanding principal balance constitutes a recourse obligation. As a result of the firm providing Prospect Global with government relations services as of August 15, 2011 and February 3, 2012, the principal amount of the Note was reduced by $750,000. Chad Brownstein, our director and non-executive vice chairman, does not share in any of these fees or transactions.

Conflict of Interests

        We have established protocols for corporate conflict of interests in our Code of Business Conduct and Ethics policy that prohibits conflicts of interests unless approved by the board of directors. Our board of directors has established a course of conduct whereby it considers in each case whether the proposed transaction is on terms as favorable or more to Prospect Global than would be available from a non-related party. Our board also looks at whether the transaction is fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us. Each of the related party transactions was presented to our board of directors for consideration and each of these transactions was unanimously approved by our board of directors after reviewing the criteria set forth in the preceding two sentences. Each of the related party transaction was individually negotiated, and none of the transactions was contingent upon or otherwise related to any other transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of June 11, 2012 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of the record date, we had 39,489,173 issued and outstanding shares of common stock, which were held by approximately 61 record holders. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Central Valley Administrators, Inc.	10,538,583	26.7%
Very Hungry LLC(1)	7,622,643	17.2%
The Karlsson Group(2)	5,605,834	12.4%
Bevan Cooney	4,000,000	10.1%
COR Investments II LLC(3)	3,519,217	8.9%
Scott J. Reiman(4)	3,181,427	7.7%
Avalon Portfolio, LLC(5)	2,415,205	5.8%
Delta Offshore Master Ltd(6)	2,352,942	5.8%
Directors and Executive Officers
Patrick L. Avery, Chief Executive Officer, President, Director(7)	2,100,000	5.2%
Dr. Barry Munitz, Chairman of the Board of Directors(8)	1,525,000	3.8%
Chad Brownstein, Vice Chairman of the Board of Directors(9)	5,630,206	13.6%
Marc Holtzman, Director(10)	300,000	0.8%
J. Ari Swiller, Director(11)	250,000	0.6%
Devon Archer, Director(12)	100,000	0.3%
Zhi Zhong Qiu, Director(13)	200,000	0.5%
Conway J. Schatz(14)		0%
Wayne Rich, Chief Financial Officer(15)	500,000	1.3%
Jonathan Bloomfield(16)	500,000	0.8%
Total beneficial ownership of directors and officers as a group (nine persons)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)	10,905,206	25.1%

(1)
Very Hungry LLC holds 2,781,035 shares of our common stock and immediately exercisable warrants to purchase 1,860,530 shares of our common stock at $4.25 per share expiring on November 12, 2012, immediately exercisable warrants to purchase 479,228 shares of our common stock at $3.00 per share expiring on April 25, 2013, immediately exercisable warrants to purchase 1,797,103 shares of our common stock at $3.00 per share expiring on April 25, 2014 and immediately exercisable warrants to purchase 704,747 shares of our common stock at $3.83 expiring on September 19, 2013. The address of the reporting person is 730 17th St., Suite 800, Denver CO 80202.

(2)
The Karlsson Group holds immediately exercisable warrants to purchase 5,605,834 shares of our common stock at $4.25 per share expiring on May 30, 2019.

(3)
COR Investments II LLC holds 3,000,000 shares of our common stock and is affiliated with our stockholders COR Advisors LLC and COR US Equity Income Fund. Such amount includes (i) COR Investments II LLC's 3,000,000 shares of our common stock, (ii) COR Advisors LLC's 300,000 shares of our common stock (with another 100,000 shares of our common stock vesting on July 5, 2012), (iii) COR US Equity Income Fund's 40,861 shares of our common stock, and (iv) 178,356 shares of our common stock issued to Arrow Capital Management, whose investment advisor is COR Capital Management LLC. The address of the reporting person is 233 Wilshire Blvd., Suite 830, Santa Monica, CA 90401.

(4)
Such amount includes (i) personal holdings of immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021 and (ii) 1,087,740 shares of our common stock and immediately exercisable warrants to purchase 727,705 shares of our common stock at $4.25 per share expiring on November 12, 2012, immediately exercisable warrants to purchase 187,439 shares of our common stock at $3.00 per share expiring on April 25, 2013, immediately exercisable warrants to purchase 702,897 shares of our common stock at $3.00 per share expiring on April 25, 2014 and immediately exercisable warrants to purchase 275,646 shares of our common stock at $3.83 expiring on September 19, 2013, each held by the Scott Reiman 1991 Trust. The address of the reporting person is 730 17th St., Suite 800, Denver CO 80202.

(5)
Avalon Portfolio, LLC holds 515,205 shares of our common stock and an immediately exercisable warrant to purchase 1,900,000 shares of our common stock at $3.00 per share expiring on February 3, 2014. The address of the reporting person is 5786 La Jolla Blvd., La Jolla, CA 92037.

(6)
Such amount includes (i) Delta Institutional LP's 209,900 shares of our common stock and an immediately exercisable warrant to purchase 209,900 shares of our common stock at $4.25 per share expiring on January 31, 2013 (ii) Delta Offshore Master Ltd's 867,771 shares of our common stock and an immediately exercisable warrant to purchase 867,771 shares of our common stock at $4.25 per share expiring on January 31, 2013 and (iii) Delta Onshore LP's 98,800 shares of our common stock and an immediately exercisable warrant to purchase 98,800 shares of our common stock at $4.25 per share expiring on January 31, 2013. Delta Institutional LP, Delta Offshore Master Ltd and Delta Onshore LP are affiliated entities. The address of the reporting person is Trefelet & Company LP, 900 3rd Avenue, 5th Floor, New York, NY 10022.

(7)
Mr. Avery, our president and chief executive officer, received stock-based compensation of 1,500,000 shares of common stock on August 17, 2010, of which 1,250,000 shares are vested and 250,000 shares will vest on August 17, 2012. On December 27, 2011, Prospect granted Mr. Avery immediately exercisable options to purchase 600,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Mr. Avery also owns a 10% non-voting ownership in Buffalo Management LLC. Chad Brownstein, our non-executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(8)
Dr. Munitz, our board chairman, holds 1,125,000 shares of our common stock and immediately exercisable options to purchase 400,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Mr. Munitz also owns a 15% non-voting ownership interest in Buffalo Management LLC. Chad Brownstein, our non-executive vice chairman, has sole voting and dispositive power of the shares owned by Buffalo. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(9)
This amount includes (i) Mr. Brownstein's personal holdings of immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on

  December 26, 2021 (ii) 816,667 shares of our common stock and a warrant to purchase 1,813,539 shares of our common stock at an exercise price of $3.75 per share held by Buffalo Management LLC and (iii) 2,900,000 shares of our common stock owned by Quincy Prelude LLC. Mr. Brownstein owns 100% of the voting interest of Quincy Prelude LLC. Quincy Prelude LLC owns 100% of the voting interests and 75% of the economic interests of Buffalo Management LLC and has sole voting and dispositive power of the shares owned by Buffalo.

(10)
Mr. Holtzman, one of our directors, holds immediately exercisable options to purchase 300,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(11)
Mr. Swiller, one of our directors, holds 150,000 shares of our common stock and immediately exercisable options to purchase 100,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(12)
Mr. Archer, one of our directors, has sole voting and dispositive power of the 100,000 shares of our common stock beneficially owned by Archer Diversified Investments LLC. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(13)
Mr. Qiu, one of our directors, holds immediately exercisable options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(14)
Mr. Schatz joined our board of directors effective as of April 1, 2012 and does not currently beneficially own any of our outstanding common stock. Mr. Schatz is a manager of Very Hungry LLC but does not have dispositive power over the shares owned by Very Hungry LLC.

(15)
Mr. Rich, our chief financial officer, holds options to purchase 1,000,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Half of these options are immediately exercisable and half vest on September 6, 2012. The address of the reporting person is c/o Prospect Global Resources Inc., 1621 18th Street, Suite 260, Denver, CO 80202.

(16)
Mr. Bloomfield, our vice president of corporate development, received stock-based compensation of 500,000 shares of common stock on September 1, 2010, of which 300,000 shares are vested and 200,000 shares will vest on September 1, 2013. On December 27, 2011, we granted Mr. Bloomfield options to purchase 200,000 shares of our common stock at an exercise price of $4.25 per share expiring on December 26, 2021. Half of these options vest on December 31, 2012 and half vest on December 31, 2013.

(17)
Some of these shares are subject to vesting as described in these footnotes.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, authorized, of which 39,489,173 shares are outstanding. We have proposed increasing our authorized number of shares of common stock to 300,000,000 at our 2012 annual meeting of shareholders tentatively set for July 2012. On June 18, 2012, the closing price of our common stock on the OTC Bulletin Board was $5.00. We have applied to list our common stock on NASDAQ under the symbol "PGRX."

        The following is a summary of our common stock and is qualified in its entirety by the provisions of our articles of incorporation and by-laws.

        Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law. Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

        As of the date of this prospectus supplement, there were approximately 61 holders of record of our common stock based upon information provided by our transfer agent.

        We have never declared or paid dividends on our common stock nor do we anticipate paying any cash dividends on our common stock within the foreseeable future. Our board of directors has the ability and may so choose to declare cash dividends on our common stock, at their discretion, in the future. In their determination to declare dividends, the board will consider, among other factors, the company's financial positions, results of operations, cash requirements, and any applicable outstanding covenants. Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

        Central Valley Administrators, Inc., which holds 10,538,583 shares of our common stock (approximately 26.7% of our outstanding shares) holds demand and piggyback registration rights with respect to those shares. Buffalo Management LLC, which holds 816,667 shares of our common stock and a warrant to purchase an additional 1,813,539 shares holds demand and piggyback registration rights with respect to all those shares. In addition, other holders of approximately 22,000,000 shares of our common stock and warrants have piggyback registration rights.

UNDERWRITING

        We, Dahlman Rose & Company, LLC, Roth Capital Partners, LLC, Sterne Agee & Leach, Inc., Wunderlich Securities, Inc., and Gilford Securities Incorporated, whom we refer to collectively as the Underwriters, and each as an Underwriter, will enter into an underwriting agreement with respect to the shares of the Common Stock being offered by us. Subject to the terms and conditions of the underwriting agreement, each Underwriter has agreed to severally (and not jointly or jointly and severally) purchase from us, the following number of shares of the Common Stock on the closing of the offering at an offering price less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriter	Number of Shares
Dahlman Rose & Company, LLC
Roth Capital Partners, LLC
Sterne, Agee & Leach, Inc.
Wunderlich Securities, Inc.
Gilford Securities Incorporated

Total	15,000,000

        The Underwriters have generally agreed to purchase all of the shares of Common Stock sold under the underwriting agreement if any of the shares are purchased, other than shares covered by the over-allotment option described below. The underwriting agreement provides that the Underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the representations and warranties made by us to the Underwriters are true;

  •
  there is no material change in our business; and

  •
  we deliver customary closing documents to the Underwriters.

        Additionally, the obligations of the Underwriters under the underwriting agreement may be terminated at the Underwriters' discretion upon the occurrence of certain stated events. We have agreed to indemnify each Underwriter and its directors, officers, shareholders, agents and employees against certain liabilities and expenses, including liabilities under the Securities Act. We have also agreed to contribute to payments each Underwriter may be required to make in respect of such liabilities.

        We have granted the Underwriters an over-allotment option exercisable for 30 days from the date of the underwriting agreement to purchase a total of up to 2,250,000 shares of common stock being offered hereby, at the public offering price per share of common stock, less the underwriting discount. The Underwriters may exercise this over-allotment option solely to cover over-allotments, if any, made in connection with this offering. To the extent the Underwriters exercise this over-allotment option in whole or in part, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of common stock approximately proportionate to that Underwriter's initial commitment amount reflected in the above table.

        The underwriting agreement will provide that we will pay the Underwriters a discount of        % ($             per share of Common Stock) in consideration of the Underwriters' services in connection with the offering. The Underwriters will not receive a discount on any shares of Common Stock that are purchased in the offering by our directors, officers or certain of our pre-identified shareholders and other pre-identified investors. We have also agreed to pay up to $250,000 of the reasonable fees and disbursements of the Underwriters' legal counsel. We estimate that expenses for the offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting commissions, will be approximately $             million.

        The Underwriters have advised us that they propose initially to offer the shares of common stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $             per share. The Underwriters will not allow, and the dealers may not re-allow, any discount to other dealers. After the offering, the offering price and other selling terms may be changed. The Underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers.

Determination of Offering Price

        Prior to this offering, our common stock was quoted for trading on the OTC Bulletin Board, and was thinly traded. The public offering price will be determined by negotiation by us and the representatives of the Underwriters. The principal factors to be considered in determining the public offering price include:

  •
  the information set forth in this prospectus supplement and otherwise available to the representatives;

  •
  our history and prospects and the history and prospects for the industry in which we compete;

  •
  our past and present financial performance and an assessment of our management;

  •
  our prospects for future earnings and the present state of our development;

  •
  the general condition of the securities market at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market at or above the public offering price.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the Company. The information assumes either no exercise or full exercise by the Underwriters of their over-allotment option to purchase additional shares of common stock.

	Without Option	With Option
Per Share	$	$
Total	$	$

        The Company, its directors, executive officers and stockholders of 10% or greater of our issued and outstanding common stock, other than The Karlsson Group, have agreed to certain lock-up provisions with regard to future sales of our common stock, beginning on the date of the underwriting agreement and ending on, and including, the date that is 90 days after such date, as set forth in the underwriting agreement.

        In connection with the offering, the Underwriters may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an Underwriter of a greater number of shares than it is required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the Underwriter's over-allotment option to purchase additional shares of common stock from us in the offering. The Underwriter may close out any covered short position by either exercising its over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares of common stock to close out the covered short position, the Underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the over-allotment option granted to it. "Naked" short sales are any sales in excess of such over-allotment option. The Underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or delaying a decline in the market price of our shares of our common stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

        This prospectus supplement and the accompanying prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the Underwriters of this offering, or by their affiliates. Other than any prospectus supplement and the accompanying prospectus made available in electronic format in this manner, the information on any website containing this prospectus supplement and the accompanying prospectus is not part of this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus supplement forms a part, and such information has not been approved or endorsed by us or any Underwriter in such capacity and should not be relied on by prospective investors.

        The underwriting agreement will be included as an exhibit to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

        The common stock will be offered in the United States through the Underwriters either directly or, if applicable, through their respective registered broker-dealer affiliates.

Notice to prospective investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities described in this prospectus supplement may be made to the public in that relevant member state at any time:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the lead underwriters for any such offer; or

  •
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

        Each purchaser of securities described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

        For purposes of this provision, the expression an "offer to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on our behalf, other than offers made by the Underwriters with a view to the final placement of the common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the common stock, other than the Underwriters, is authorized to make any further offer of the common stock on behalf of us or the Underwriters.

Notice to prospective investors in the United Kingdom

        This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a relevant person). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus supplement will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado. The underwriters are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Brownstein Hyatt Farber Schreck and one of its partners collectively own 900,000 shares of our common stock. Norman Brownstein, a founding partner of Brownstein Hyatt Farber Schreck, is the father of Chad Brownstein, one of our directors. See "Transactions with Related Parties" in this prospectus supplement.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended March 31, 2012 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The technical information and preliminary economic estimates relating to the Holbrook Project in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, have been included in reliance on the reports prepared by North Rim Exploration Ltd. and Tetra Tech, Inc., North Rim Exploration Ltd issued the Resource Calculation analyzing the results of our field operations that is filed as an exhibit to the registration statement of which this prospectus supplement forms a part. Tetra Tech completed a Preliminary Economic Assessment to set forth a preliminary view with respect to the potential economic viability of mining our potash resource that is filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

INDEPENDENT AUDIT FEES AND RELATED MATTERS

        Webb & Company was Triangle's independent registered public accounting firm in 2008 and until February 11, 2011. Ehrhardt Keefe Steiner & Hottman PC became our independent registered public accounting firm on February 11, 2011 and was Old Prospect Global's independent registered public accounting firm in 2010. There were no disagreements on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures, which, if not resolved to their satisfaction, would have caused Webb & Company or Ehrhardt Keefe Steiner & Hottman PC to refer to the disagreement in their respective opinions.

        On March 20, 2012, our board of directors resolved to change our fiscal year end from December 31 to March 31, commencing with the 12 month period ending March 31, 2012. The three tables below present the applicable fees in light of our change in fiscal year.

        The following table sets forth fees billed by Triangle's principal accounting firm of Webb & Company for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011(1)	2010(1)
Audit Fees	$5,500	$14,675
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	484	—

	$5,984	$14,675

(1)
This table reflects the year ended as of December 31, 2011 and 2010 since Webb & Company ceased being our registered public accounting firm on February 11, 2011 and at that time no services were rendered subsequent to December 31, 2011.

        The following table sets forth fees billed by Ehrhardt Keefe Steiner & Hottman PC, the principal accounting firm for (i) Old Prospect Global for the year ended in 2010 and (ii) us for the year ended in 2011:

	Year Ended December 31,
	2011	2010
Audit Fees	$108,318	$69,492
Audit Related Fees	—	7,860
Tax Fees	—	—
All Other Fees	—	—

	$108,318	$77,352

        The following table sets forth fees billed by Ehrhardt Keefe Steiner & Hottman PC, the principal accounting firm for (i) Old Prospect Global for the year ended March 31, 2011, and (ii) us for (a) the period starting February 11, 2011, the date of our reverse merger, through the year ended March 31, 2011 and (b) the year ended March 31, 2012.

	Year Ended March 31,
	2012	2011(1)	2011(2)
Audit Fees	$140,344	$69,492	$21,102
Audit Related Fees	7,145	—	7,860
Tax Fees	—	—	—
All Other Fees	—	—	—

	$147,489	$69,492	$28,962

(1)
These amounts reflect the fees for Old Prospect Global for the year ended March 31, 2011.

(2)
These amounts reflect the fees for Prospect for the period starting February 11, 2011 through the year ended March 31, 2011.

        Our board of directors approved the 2011 audit fees as we did not establish an audit committee until April 2012. The audit committee's pre-approval policies and procedures can be obtained from the Company upon request to the address found under the section titled "Where to Find Additional Information" included elsewhere in this prospectus supplement.

PROSPECT GLOBAL RESOURCES INC.

PRO FORMA CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2012

(a Development Stage Company)

(unaudited)

	March 31,2012	Pro Forma Adjustments	Note 3	Pro Forma March 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$11,300,208			$11,300,208
Accounts receivable	673			673
Related party receivable	25,000			25,000
Other current assets	827,875	(500,000)	(a)	327,875

Total current assets	12,153,756	(500,000)		11,653,756
Noncurrent assets
Mineral properties	13,468,520			13,468,520
Equipment (net)	82,516			82,516
Deposits	79,912			79,912

Total noncurrent assets	13,630,948	—		13,630,948

Total assets	$25,784,704	(500,000)		$25,284,704

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Accounts payable	$672,195			$672,195
Accrued liabilities	843,551	462,087	(f)	1,305,638
Current Portion of Promissory Note	—	50,000,000	(c)	50,000,000

Total current liabilities	1,515,746	50,462,087		51,977,833
Noncurrent liabilities
Grandhaven Option	4,060,635			4,060,635
Karlsson Group Additional Consideration	—	4,633,098	(b)	4,633,098
Karlsson Group Payable	—	24,500,000	(a)	24,500,000
Promissory Note	—	75,000,000	(c)	75,000,000

Total noncurrent liabilities	4,060,635	104,133,098		108,193,733

Total liabilities	5,576,381	154,595,185		160,171,566
Commitments and Contingencies
SHAREHOLDERS EQUITY
Preferred stock: $0.001 par value; 10,000,000 shares authorized; none outstanding
Common stock: $0.001 par value; 100,000,000 shares authorized; 39,489,173 issued and outstanding at March 31, 2012	39,489			39,489
Additional paid-in capital	91,957,720	(143,633,098)	(j)	(51,675,378)
Losses accumulated in the development stage	(79,710,846)	(3,540,127)	(d)	(83,250,973)

Total shareholders equity — Prospect Global Resources Inc.	12,286,363	(147,173,225)		(134,886,862)
Non-controlling interest	7,921,960	(7,921,960)	(e)	—

Total shareholders equity	20,208,323	(155,095,185)		(134,886,862)

Total liabilities and shareholders equity	$25,784,704	(500,000)		$25,284,704

PROSPECT GLOBAL RESOURCES INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a Development Stage Company)

(unaudited)

	Twelve Months Ended March 31, 2012	Pro Forma Adjustments	Note 3	Pro Forma Twelve Months Ended March 31, 2012	Cumulative from August 5, 2010 (Inception) through March 31, 2012	Pro Forma Adjustments	Note 3	Pro Forma Cumulative from August 5, 2010 (Inception) through March 31, 2012
Expenses:
Exploration	$4,954,382			$4,954,382	$5,600,288			$5,600,288
General and administrative	16,876,816	(1,145,818)	(i)	15,730,998	18,363,807	(1,145,818)	(i)	17,217,989

Total expenses	21,831,198	(1,145,818)		20,685,380	23,964,095	(1,145,818)		22,818,277

Loss from operations	(21,831,198)	1,145,818		(20,685,380)	(23,964,095)	1,145,818		(22,818,277)
Other expense:
Derivative losses	(39,810,054)			(39,810,054)	(54,765,601)			(54,765,601)
Loss on debt extinguishment	(2,000,000)			(2,000,000)	(2,000,000)			(2,000,000)
Interest, net	(1,939,000)	(8,625,000)	(g)	(10,564,000)	(2,059,190)	(8,625,000)	(g)	(10,684,190)

Total other expense	(43,749,054)	(8,625,000)		(52,374,054)	(58,824,791)	(8,625,000)		(67,449,791)
Income tax expense
Net loss	(65,580,252)	(7,479,182)		(73,059,434)	(82,788,886)	(7,479,182)		(90,268,068)

Net loss attributable to non-controlling interest	2,703,485	(2,703,485)	(h)	—	3,078,040	(3,078,040)	(h)	—

Net loss attributable to Prospect Global Resources Inc.	$(62,876,767)	(10,182,667)	(h)	$(73,059,434)	$(79,710,846)	(10,557,222)	(h)	$(90,268,068)

Loss per share
Basic and diluted
Loss per share	$(2.24)	$(0.36)		$(2.61)	$(3.46)	$(0.46)		$(3.92)
Weighted average number of shares outstanding	28,011,761	28,011,761		28,011,761	23,047,999	23,047,999		23,047,999

PROSPECT GLOBAL RESOURCES INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(a Development Stage Company)

Note 1 — Basis of Presentation

        The unaudited pro forma consolidated financial statements give effect to the probable acquisition of 50% of American West Potash LLC from The Karlsson Group, Inc. described under "Recent Developments" in this prospectus supplement. The pro forma balance sheet data as of March 31, 2012 gives effect to and has been prepared as if The Karlsson Group acquisition took place on March 31, 2012. The pro forma statement of operations for the periods ended March 31, 2012 give effect to and has been prepared as if The Karlsson Group acquisition took place on March 31, 2011. The pro forma financial data is presented for informational purposes only, should not be considered indicative of actual results that would have been achieved had The Karlsson Group acquisition occurred on the date indicated and does not purport to be indicative of our results of operations for any future periods. All unaudited financial information has been prepared on a basis consistent with our audited financial statements and the notes thereto and includes all adjustments necessary for a fair presentation of such information.

        The pro forma adjustments and valuations of the purchase price for the acquisition of 50% of American West Potash from The Karlsson Group are based in part on estimates of the fair value of assets acquired and liabilities to be assumed. The final purchase price valuation will be completed after asset and liability valuations are finalized as of the date of the completion of the acquisition. Any final adjustments may change the valuations of purchase price which could affect the fair value assigned to the assets and liabilities in these unaudited pro forma consolidated financial statements.

Explanatory Note — Accounting for Acquisition of Non-Controlling Interest

        As further described in Principles of Consolidation within Note 2 — Summary of Significant Accounting Principles to the March 31, 2012 audited financial statements incorporated by reference in this prospectus supplement, Prospect currently is the 50% owner of AWP, operates and controls AWP, and accordingly has historically provided consolidated financial statements for Prospect and AWP. Therefore, the remaining 50% interest in AWP owned by The Karlsson Group is considered a non-controlling interest. In accordance with GAAP, changes in the parent's ownership interest, such as increasing ownership of a non-controlling interest, are accounted for as equity transactions. Therefore, the consideration paid to The Karlsson Group is accounted for as an equity transaction, with no gains or losses with respect to changes in ownership interest recognized in net income, nor are the carrying amounts of the assets and liabilities of the subsidiary adjusted. Rather, Prospect has adjusted the carrying amount of the non-controlling interest to reflect the change in its ownership interest in the subsidiary.

Note 2 — Preliminary Purchase Price Summary

        The preliminary purchase price summary is subject to change and is summarized as follows:

Cash Consideration	$25,000,000
Old Prospect Global Promissory Note	125,000,000
Fair value of Warrant	34,619,536
Fair value of Gross Sales Payment	4,633,098

Purchase Consideration	$189,252,634

PROSPECT GLOBAL RESOURCES INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(a Development Stage Company)

Note 2 — Preliminary Purchase Price Summary (Continued)

Contingent Consideration

        In addition to the items noted above, below are the terms of contingent consideration and the potential impact on future earnings. Due to the nature of the acquisition (see Explanatory Note — Accounting for Acquisition of Non-Controlling Interest in Note 1 above), none of the contingent consideration described below would be classified as an asset or liability.

        Option of Prepayment of Promissory Note    The terms of the $125,000,000 promissory note allow for a discount of $25,000,000 should the entire outstanding principal and accrued interest be paid prior to December 15, 2012. No fair value was assigned to this contingency as the likelihood of prepayment is not probable and not factually supportable at this time.

        Additional Warrants    Should a debt or equity issuance that exceeds $200,000,000 occur prior to closing, additional warrants under the same terms as The Karlsson Group Warrant would be due The Karlsson Group for 9.4% of the amount that exceeds $200,000,000. No fair value was assigned to this contingent consideration as the likelihood of a debt or equity issuance in excess of $200,000,000 prior to closing is not probable and remains in Prospect's control.

        Supplemental Payment    In the event a sale of Prospect occurs on or before the fourth anniversary of the closing date, The Karlsson Group is entitled to 15% of the net proceeds received, up to $75,000,000. No fair value was assigned to this contingent consideration as no such event is probable nor factually supportable at this time.

Note 3 — Effect of Transactions on the Unaudited Pro Forma Consolidated Financial Statements

(a)
The Karlsson Group Payable. The Karlsson Group Payable of $24,500,000 represents the net amount due The Karlsson Group upon closing. As of March 31, 2012, Prospect had paid The Karlsson Group $500,000 that will be applied toward the first payment of $25,000,000 due upon closing. This $500,000 was included within other current assets within the audited March 31, 2012 financial statements, and therefore was adjusted to accurately reflect the net amount due within the pro forma financial statements.

(b)
Gross Sales Payment. As noted under "Recent Developments" in this prospectus supplement and further described in the Additional Consideration Agreement that will be delivered at closing, AWP will grant The Karlsson Group the right to receive payments equal to 1% of the gross sales of potash (capped at $75,000,000). We used the income approach to estimate the fair value of a 1% interest in gross sales of potash. To calculate the value of the 1% interest, management developed a model to estimate the net present value of future gross potash sales. The model probability weighted possible outcomes utilizing varying selling price and production inputs. The discount rate applied throughout the model represents Prospect's estimated cost of capital.

(c)
Old Prospect Global Promissory Note. A promissory note in the amount of $125,000,000 from Old Prospect Global is due to The Karlsson Group upon closing. While the promissory note allows for a prepayment discount in the amount of $25,000,000, the assumption is that this prepayment is not probable of occurrence nor factually supportable at this time, and therefore not deducted above.

PROSPECT GLOBAL RESOURCES INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(a Development Stage Company)

Note 3 — Effect of Transactions on the Unaudited Pro Forma Consolidated Financial Statements (Continued)

(d)
Development Stage Losses. The adjustment is made to include the losses accumulated in the development stage attributable to The Karlsson Group's 50% interest in AWP to show 100% ownership by Prospect on a pro forma basis.

(e)
Non-Controlling Interest Adjustment. The adjustment is made to eliminate the non-controlling interest attributable to The Karlsson Group's 50% interest in AWP to show 100% ownership by Prospect on a pro forma basis.

(f)
Transaction Costs. The adjustment is made to account for and reflect additional transaction costs incurred after March 31, 2012 in connection with the acquisition.

(g)
Interest Adjustment. The adjustment is made to account for and reflect the interest associated with the Promissory Note (see (c)). The Promissory Note bears interest at 9.00%. The estimate assumed outstanding principal of $125,000,000 for five months and $75,000,000 for seven months, to approximately correspond with the payment dates of the promissory note due to The Karlsson Group upon closing.

(h)
Non-Controlling Interest in Gains and Losses Adjustment. The adjustment is made to eliminate the non-controlling interest and participation in gains/losses attributable to The Karlsson Group's 50% interest in AWP to show 100% ownership by Prospect on a pro forma basis.

(i)
Non-Recurring Charges Adjustment. The adjustment is made to remove non-recurring charges directly related to the acquisition of The Karlsson Group's 50% interest in AWP.

(j)
A reconciliation of the entries affecting additional paid in capital and the respective note is outlined below:

Reference	Amount
(b) Gross Sales Payment	$(4,633,098)
(a) The Karlsson Group Payable	(24,500,000)
(a) The Karlsson Group Payable	(500,000)
(c) Old Prospect Global Promissory Note	(125,000,000)
(e) Non-Controlling Interest Adjustment	7,921,960
(h) Non-Controlling Interest in Gains and Losses Adjustment	3,078,040

$(143,633,098)

Accounting for the Karlsson Group Warrant

        The Karlsson Group was granted a warrant to purchase 5,605,834 shares of Prospect's common stock at a purchase price of $4.25 per share at the signing of the purchase agreement on May 30, 2012.

        The Karlsson Group Warrant meets the requirements for equity classification. At May 30, 2012 we estimate the fair value of the Warrant to be $34,619,536.

PROSPECT GLOBAL RESOURCES INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements (Continued)

(a Development Stage Company)

Note 3 — Effect of Transactions on the Unaudited Pro Forma Consolidated Financial Statements (Continued)

        We used a Black-Scholes model to calculate the fair value of The Karlsson Group Warrant as of May 30, 2012 for inclusion within the pro forma financial statements and accompanying explanatory notes. The significant assumptions used in calculating the fair value of the warrant are as follows:

	May 30, 2012
Contractual Term	7.0 years
Volatility	140.61	%*
Risk-Free Rate	1.21%
Dividend Yield	—

*
Prospect's estimates of expected volatility are based on the historical volatility of the Prospect's common stock as well as the historical volatility of Prospect's peers due to the limited availability of historical trading information of Prospect itself.

PROSPECT GLOBAL RESOURCES INC.

$400,000,000

Common Stock
Preferred Stock
Warrants
Purchase Contracts
Rights
Depositary Shares
Debt Securities
Units

        We may offer and sell from time to time in one or more offerings, common stock, preferred stock, warrants, purchase contracts, rights, depositary shares, debt securities and units (collectively, the "securities") of Prospect Global Resources Inc. The aggregate amount of the securities offered under this prospectus will not exceed $400 million.

        Our common stock is quoted on the OTC Bulletin Board under the symbol "PGRX". On May 17, 2012, the last reported sale price of our common stock was $5.00 per share.

        Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Information Incorporated by Reference" before you make your investment decision.

        Securities may be sold to underwriters or dealers, through agents, or directly to investors, or a combination of these methods. We will set forth the names of any underwriters or agents in the applicable prospectus supplement.

        Investing in our securities involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 8 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 25, 2012.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, using a "shelf" registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See "Where You Can Find More Information" for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement. You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of such document.

WHERE YOU CAN FIND MORE INFORMATION

        We file and furnish annual, quarterly and current reports and other information, including proxy statements, with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC's website at www.sec.gov. Our SEC filings are also available through the "Investors" section of our website at www.prospectgri.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934, as amended):

  (a)
  Annual Report on Form 10-K for the year ended March 31, 2012, as filed with the Commission on May 10, 2012;

  (b)
  The Company's Current Reports on Form 8-K, as filed with the Commission on March 15, 2012, March 21, 2012 and April 12, 2012; and

  (c)
  The description of the Company's common stock contained in our registration statement on Form 8-A filed June 14, 2011 with the SEC under Section 12(b) of the Exchange Act (File No. 000-54438), including any subsequent amendment or report filed for the purpose of updating such description.

        We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

        We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. Requests should be directed to:

  Prospect Global Resources Inc.
  1621 18th Street, Suite 260
  Denver CO 80202
  Attention: VP Corporate Development
  Telephone: (303) 990-8402

        Except as provided above, no other information, including information on our internet site, is incorporated by reference in this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, and any relevant prospectus supplement and free writing prospectus, including information incorporated herein or therein by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, including statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future-tense or conditional constructions ("will," "may," "could," "should," etc.). The forward-looking statements may appear in a number of places and include statements with respect to, among other things: business objectives and strategies, including our focus on the Holbrook Basin in Arizona, as well as statements regarding intended value creation; our opinion about future demand for and supply of potash; our plan to capitalize on potash demand; our plan to acquire properties, companies or interests in companies with a potash reserve base; our plan to prove up reserves by acquiring seismic data and drilling and coring test holes; our plan to begin the environmental and permitting process, preliminary mine design and bankable feasibility study, which we estimate to complete this year; our plan of exploration; the viability of a potash mine in the Holbrook Basin; the economic benefits of a potash mine; future sales of state leases and permits; our intention to raise additional funds by way of public or private offerings of debt, equity, convertible notes or other financial instruments; our anticipation of raising and contributing to our 50% owned subsidiary, American West Potash LLC, or AWP, and raising additional money to fund our general corporate expenses; our ability to further implement our business plan and generate revenue; our anticipation of investing considerable amounts of capital to establish production from our mining project; our anticipation of our ability to generate reserves that are capable of providing an acceptable return for investors that is commensurate with the inherent risks of a mining project; anticipated operating costs; impact of the adoption of new accounting standards and our financial and accounting systems and analysis programs; anticipated compliance with and impact of laws and regulations; anticipated results and impact of litigation and other legal proceedings; and effectiveness of our internal control over financial reporting.

        Although these forward-looking statements reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date made. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date made, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Factors that may cause our actual performance to differ materially from that contemplated by such forward-looking statements include, among others:

  •
  Our history of operating losses;

  •
  Our limited operating history;

  •
  Our inability to obtain sufficient additional capital;

  •
  Our dependence on the success of the exploration and development activities of AWP;

  •
  The denial or delay by a government agency in issuing permits and approvals necessary for our operations or the imposition of restrictive conditions with respect to such permits and approvals;

  •
  The failure of our mining prospects to yield natural resources in commercially viable quantities;

  •
  Production disruptions;

  •
  The departure of key personnel;

  •
  Competition from other potash companies;

  •
  Risks associated with acquiring producing properties, such as difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt;

  •
  Our inability to insure against operating risks;

  •
  The market price of potash and products based on potash;

  •
  Conditions in the agricultural industry;

  •
  Government regulation;

  •
  Global supply of and demand for potash and potash products;

  •
  The cyclicality of the crop nutrient markets;

  •
  Global economic conditions;

  •
  The lack of an active public market for shares of our common stock;

  •
  The potential volatility of the market price and trading volume of our shares of common stock;

  •
  The dilutive effect of future issuances of shares of common stock;

  •
  The effects on the market price of our common stock of future issuances of shares of our common stock;

  •
  Costs associated with being a public company;

  •
  Our common stock potentially being a "penny stock;"

  •
  Our failure to list our common stock on any national securities system or exchange; and

  •
  The failure of securities analysts to initiate coverage of our shares or their issuance of negative reports.

        In this prospectus, and in any relevant prospectus supplement and free writing prospectus, including information incorporated herein or therein by reference, unless the context otherwise requires:

  (a)
  all references to "Prospect" or "Prospect Global" refer to Prospect Global Resources Inc. f/k/a Triangle Castings, Inc., a Nevada corporation.

  (b)
  all references to "old Prospect Global" refer to Prospect Global Resources Inc., a Delaware corporation.

  (c)
  all references to "we," "us," "our" and "the Company" refer collectively to Prospect and its subsidiaries old Prospect Global and American West Potash LLC.

  (d)
  all references to "Triangle" refer to Prospect Global prior to the merger, at which time its name was Triangle Castings, Inc.

PROSPECTUS SUMMARY

        This summary provides a brief overview of the key aspects of Prospect Global and the material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, prior to making an investment decision, you should carefully read:

  •
  This prospectus, which explains the general terms of the securities we may offer;

  •
  The applicable prospectus supplement, which explains specific terms of the securities being offered and updates and changes information in this prospectus; and

  •
  The documents referred to in "Where You Can Find More Information" for information about Prospect Global, including our financial statements.

Prospect Global Resources Inc.

        Prospect is a development stage company engaged in the development of a potash mine in the Holbrook Basin of eastern Arizona. Our address and telephone number are 1621 18th Street, Suite 260, Denver CO 80202, 303-990-8444.

        In the 1960's and 1970's, Arkla Exploration Company, Duval Corporation and others drilled approximately 135 core holes to delineate the potash resource in the basin. However, to date the Holbrook Basin has not commercially produced potash.

        American West Potash, or AWP, in which we own a 50% interest and which we operate, holds potash exploration permits on 42 Arizona state sections and leases for the mineral rights on 109 private sections which, in total, cover approximately 94,000 acres. The state permits are for five year terms, of which 15 expire in 2014 and 27 expire in 2015. Of the 109 private sections, eight of the leases expire in 2020 while the rest run in perpetuity subject to certain terms and conditions. As long as AWP performs exploration or development activity, it may extend all leases, subject to various default clauses. As the operator of AWP, we manage all phases of the project which include but are not limited to exploration activities, geological analysis, permitting, engineering, construction, mining and production.

        During 2011, AWP acquired approximately 70 miles of 2D seismic data and completed the drilling and coring of 12 holes. The results from the seismic data and the drilling helped delineate the potash resource potential on AWP's acreage and supported the completion of a 43-101 mineral resource estimate report (Resource Calculation) and Preliminary Economic Assessment (PEA). This was combined with the historic information of approximately 58 wells in our project area. Due to the relatively shallow depth of the deposit, AWP plans to mine the potash employing conventional underground mining techniques.

        In 2011, we contracted North Rim Exploration Ltd, a leading third party geologic engineering firm, to supervise field activity, analyze the results and prepare the Resource Calculation. North Rim completed the requisite activities and issued the Resource Calculation on October 17, 2011.

        Highlights from the Resource Calculation:

  •
  The identified potash deposit was divided into two seams by North Rim; KR-1 and KR-2.

  •
  KR-2 contained indicated resources of approximately 15.95 Million Metric Tonnes (MMT), at a weighted average K2O (potash) grade of 10.09%. Additionally, KR-2 contained inferred resources of approximately 49.29MMT K2O at a weighted average K2O grade of 11.39%.

  •
  KR-1 contained inferred resources of approximately 17.15MMT K2O, at a weighted average K2O grade of 13.44%.

  •
  The potash beds occur at relatively shallow depths, generally less than 551m (1600ft).

  •
  The potash deposit is in close vicinity to existing infrastructure including rail, major highways, gas and power.

        The complete Resource Calculation is filed as Exhibit 99.1 to our Current Report on Form 8-K filed on October 19, 2011. As defined by SEC Industry Guide 7 as required by the Securities Exchange Act of 1934, AWP's resource currently does not meet the definition of proven or probable reserves.

        Based on the conclusions reached and recommendations within the Resource Calculation, we contracted with Tetra Tech, a leading third party engineering firm, to complete the PEA to determine the economic viability of mining the resource.

        Highlights from the PEA:

  •
  The PEA considered only KR-2, as identified above within the Resource Calculation.

  •
  Initial production of the project is targeted to be approximately 2MMT (approximately 2.2 million short tons) of finished products per year, mined by conventional underground mining methods.

  •
  The estimated life of the mine, considering both indicated and inferred, is approximately 40 years.

  •
  Preliminary evaluations of the general site characteristics from a biological and water resource perspective have not identified environmentally sensitive areas, or conditions which would appear to be significant obstacles to permitting.

  •
  Mine site operating costs are estimated at US$98/tonne.

  •
  Total estimated initial capital cost for constructing the mine and mill, including indirect and contingency costs, are estimated at US $1,334 million over the initial 3 year pre-production period.

  •
  Project economic analyses were performed on a before tax basis, with a base case assuming 85% mill recovery rate, a potash selling price of US$496/tonne ($450/ton) and a 10% discount rate. This base case resulted in a net present value (NPV) of US $3,818 million.

        The complete PEA is filed as Exhibit 99.1 to our Current Report on Form 8-K filed on December 22, 2011.

        Given that AWP recently commenced its development program and the Company has no other production properties, we do not currently generate revenue and have incurred losses since inception.

        We were incorporated in the state of Nevada on July 7, 2008. Our wholly- owned subsidiary, old Prospect Global, was incorporated in the state of Delaware on August 5, 2010.

The Securities We May Offer

        We may use this prospectus to offer:

  •
  Common stock

  •
  Preferred stock

  •
  Warrants

  •
  Purchase contracts

  •
  Rights

  •
  Depositary shares

  •
  Debt securities

  •
  Units consisting of two or more of the other securities offered hereby or under another registration statement in any combination.

        A prospectus supplement will describe the specific types, amounts, prices and detailed terms of any of these offered securities.

RISK FACTORS

        Investing in our shares involves significant risks, including the potential loss of all or part of your investment. These risks could materially affect our business, financial condition and results of operations and cause a decline in the market price of our shares. You should carefully consider all of the risks described in this statement, in addition to the other information contained in this statement, before you make an investment in our shares. Unless otherwise indicated, references to us, Prospect or Prospect Global include our operating subsidiaries old Prospect Global and AWP.

Risks Related to Our Business

We are a development stage company with no current revenue source and a history of operating losses and there is an expectation that we will generate operating losses for the foreseeable future; we may not achieve profitability for some time, if at all.

        We have incurred losses each year since our inception. We expect to continue incurring operating losses until several months after production occurs. The process of exploring, developing and bringing into production a producing mine is time-consuming and requires significant up-front and ongoing capital. We expect that our activities, together with our general and administrative expenses, will continue to result in operating losses for the foreseeable future. As of March 31, 2012, our losses accumulated in the development stage were $79,710,846. For the year ended March 31, 2012 our net loss attributable to Prospect Global was $62,876,767.

Our limited history makes an evaluation of us and our future difficult and profits are not assured. Many development stage mining companies never make it to the production stage.

        Prospect was formed through a reverse merger with Triangle on February 11, 2011. Prior to the reverse merger, Triangle had no previous experience or investment holdings in the natural resource sector. In view of our limited history in the natural resources business, you may have difficulty in evaluating us and our business and prospects. You should also consider our business and prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Many development stage mining companies never make it to the production stage. For our business plan to succeed, we must successfully undertake most of the following activities:

  •
  Acquire mineral properties and/or interest in companies that have mineral properties but require additional technical expertise and/or capital investment;

  •
  Obtain operatorship of assets in order to control our pace of spending and establish the project's full lifecycle plan;

  •
  Capitalize on global demand strength of certain global commodities;

  •
  Seek assets that have high basic product-to-upgrade ratio (ore to product) or high economic ratio (raw material cost to gross margin);

  •
  Invest in assets that have inherent geographic advantages such as minimal distance to processing, close proximity to sales markets and access to transportation infrastructure;

  •
  Build early partnership arrangements with key customers;

  •
  Invest in assets and projects that generate positive cash flow;

  •
  Maintain access to funds to pursue our capital-intensive business plan;

  •
  Implement and successfully execute our business strategy;

  •
  Respond to competitive developments and market changes; and

  •
  Attract, retain and motivate qualified personnel.

        There can be no assurance that we will be successful in undertaking such activities. Our failure to undertake successfully some or most of the activities described above could materially and adversely affect our business, prospects, financial condition and results of operations. In addition, there can be no assurance that our exploration and production activities will produce natural resources in commercially viable quantities. There can be no assurance that sales of our natural resources production will ever generate sufficient revenues or that we will be able to sustain profitability in any future period.

We have significant capital needs over the next few years, and if we are unable to secure this capital when needed or on terms that are acceptable to us our ability to achieve our business strategy will be impacted.

        Our current estimate for constructing the potash mine and mill facility in the Holbrook Basis of eastern Arizona is approximately $1.33 billion, and there can be no assurance that we will be able to raise these funds or that if we are able to raise the funds that it will be on terms acceptable to us or when needed. If we cannot raise the capital required to implement our business strategy, we may be required to curtail operations or pursue a different strategy, both of which could adversely affect our financial condition and results of operations. Further, any future debt financing, if incurred, would most likely require repayment regardless of whether or not we generate profits or cash flows from our business activities and any equity financings would likely result in dilution to existing stockholders and may involve the use of securities that have rights, preferences, or privileges senior to our common stock.

Our operations are dependent on receiving the required permits and approvals from governmental authorities. Denial or delay by a government agency in issuing any of our permits and approvals or imposition of restrictive conditions on us with respect to these permits and approvals may impair our business and operations.

        We must obtain numerous environmental, mining and other permits and approvals authorizing our future operations. A decision by a government agency to deny a permit or approval could have a material adverse effect on our ability to continue operations at the affected facility.

        The development of our existing property into a mine is also predicated upon securing all necessary permits and approvals. A denial of or delay in obtaining any of these permits or approvals or the issuance of any of these permits with cost-prohibitive conditions could interfere with our planned development of this property and have a material adverse effect on our business, financial condition or results of operations.

Target properties that we decide to explore or mine may not yield natural resources in commercially viable quantities or revenues that are sufficient to cover our cost of operations.

        A target property is a property in which we hold an interest and has what we believe, based on available geological data, to be indications of reserves of certain natural resources. However, there is no way to predict in advance of actual mining whether any target property will yield natural resources in sufficient grades or quantities to recover our mining and development cost. Even the use of geological data and other technologies and the study of producing mines in the same area will not enable us to know conclusively prior to mining whether natural resources will be present or, if present, whether in the quantities and grades expected. We cannot assure you that all of the testing and analysis we perform will completely mitigate this risk.

The mining industry is very competitive and our ability to attract and retain qualified contractors and staff is critical to our success. The departure of key personnel or loss of key contractors could adversely affect our ability to run the business and achieve our business objectives.

        The construction and operation of a mine and mill of the size we have planned for the Holbrook Basin is expected to require up to 800 workers during the construction phase and up to 400 workers once the mine is in production. We will also require many of the same skill sets sought by other natural resource companies and we will be competing with these other natural resource companies in finding qualified contractors, consultants and staffing. Since many of these skills sets are highly specialized, the market for and availability of individuals possessing these skills will also be impacted by the overall health of the natural resource sector.

        Our future success is also dependent on our ability to retain Mr. Patrick Avery, our President and Chief Executive Officer. Mr. Avery has over 25 years of experience in the mining and fertilizer sectors and his knowledge and credibility are both critical to our future success and development.

We face competition from larger companies having access to substantially more resources than we possess.

        Our competitors include other mining companies and fertilizer producers in the United States and globally, including state-owned and government-subsidized entities. Many of these competitors are large, well-established companies and have substantially larger operating staffs and greater capital resources than we do. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive mineral properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

There are risks in acquiring properties, including difficulties in integrating acquired properties into our business, additional liabilities and expenses associated with acquired properties, diversion of management attention, increasing the scope, geographic diversity and complexity of our operations and incurrence of additional debt.

        Our business strategy includes growing our reserve base through acquisitions. Our failure to integrate acquired businesses successfully into our existing business, or the expense incurred in consummating future acquisitions, could result in unanticipated expenses and losses. In addition, we may assume cleanup or reclamation obligations or other unanticipated liabilities in connection with these acquisitions. The scope and cost of these obligations may ultimately be materially greater than estimated at the time of the acquisition.

        The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Our ability to make future acquisitions may be constrained by our ability to obtain additional financing. Future acquisitions could result in our incurring additional debt, contingent liabilities and expenses, all of which could have a material adverse effect on our financial condition and operating results.

Our business involves many operating risks, which may result in substantial losses, and insurance may be unavailable or inadequate to protect us against these risks.

        Our operations are subject to hazards and risks associated with the exploration and mining of natural resources and related fertilizer materials and products, such as:

  •
  Fires;

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  Explosions;

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  Inclement weather and natural disasters;

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  Mechanical failures;

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  Rock failures and mine roof collapses;

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  Unscheduled downtime;

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  Environmental hazards such as chemical spills, discharges or release of toxic or hazardous substances, storage tank leaks; and

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  Availability of needed equipment at acceptable prices.

        Any of these risks can cause substantial losses resulting from:

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  Injury or loss of life;

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  Damage to and destruction of property, natural resources and equipment;

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  Pollution and other environmental damage;

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  Regulatory investigations and penalties;

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  Revocation or denial of our permits;

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  Suspension of our operations; and

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  Repair and remediation costs.

        Our liability for environmental hazards may extend to those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We do not currently maintain insurance against all of the risks described above. In the future we may not be able to obtain insurance at premium levels that justify its purchase. We may also experience losses in amounts in excess of the insurance coverages carried. Either of these occurrences could harm our financial condition and results of operations.

Risks Related to the Mining Industry

Potash is a commodity whose selling price is highly dependent on and fluctuates with the business and economic conditions and governmental policies affecting the agricultural industry. These factors are outside of our control and may significantly affect our profitability.

        Our future revenues, operating results, profitability and rate of growth will depend primarily upon business and economic conditions and governmental policies affecting the agricultural industry, which we cannot control. The agricultural products business can be affected by a number of factors. The most important of these factors, for U.S. markets, are:

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  Weather patterns and field conditions (particularly during periods of traditionally high crop nutrients consumption);

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  Quantities of crop nutrients imported to and exported from North America;

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  Current and projected grain inventories and prices, both of which are heavily influenced by U.S. exports and world-wide grain markets; and

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  U.S. governmental policies, including farm and biofuel policies and subsidies, which may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

        International market conditions, which are also outside of our control, may also significantly influence our future operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import barriers, or foreign currency fluctuations in certain foreign markets, changes in the hard currency demands of certain countries and other regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.

Government regulation may adversely affect our business and results of operations.

        Projects related to mining and natural resources are subject to various and numerous federal, state and local government regulations, which may be changed from time to time. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the mining, development, production, handling, storage, transportation and disposal of natural resources, including potash, or its by-products and other substances and materials produced or used in connection with mining operations. Activities subject to regulation include the use, handling, processing, storage, transportation and disposal of hazardous materials, and we could incur substantial additional costs to comply with environmental, health and safety law requirements related to these activities. We also could incur substantial costs for liabilities arising from past unknown releases of, or exposure to, hazardous substances.

        Under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, we could be held jointly and severally responsible for the removal or remediation of any hazardous substance contamination at future facilities, at neighboring properties to which such contamination may have migrated and at third-party waste disposal sites to which we have sent waste. We could also be held liable for natural resource damages. Liabilities under these and other environmental health and safety laws involve inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. As a result of liabilities under and violations of environmental, health and safety laws and related uncertainties, we may incur unexpected interruptions to operations, fines, penalties or other reductions in income, third-party claims for property damage or personal injury or remedial or other costs that would negatively impact our financial condition and operating results. Finally, we may discover currently unknown environmental problems or conditions. The discovery of currently unknown environmental problems may subject us to material capital expenditures or liabilities in the future.

        Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which may lead to increased expenses. Permit renewals and compliance with present and future environmental laws and regulations applicable to our operations may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and operating results.

The mining industry is capital intensive and the ability of a mining company to raise the necessary capital can be impacted by factors beyond its control.

        The upfront cost incurred for the acquisition, exploration and development of a mining project can be substantial, and the ability of a mining company to raise that capital can be influenced by a number of factors beyond the company's control including but not limited to general economic conditions, political turmoil, market demand, commodity prices and expectations for commodity prices, debt and equity market conditions and government policies and regulations.

        Once in production, mining companies require annual maintenance capital in order to sustain their operations. This sustaining capital can also be substantial and may have to be secured from external sources to the extent cash flows from operations are insufficient.

        Future cash flow from operations is subject to a number of variables, including:

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  The quality of the reserve base and the grade of those reserves;

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  The quantity of materials mined:

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  The cost to mine the materials; and

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  The prices at which the mined materials can be sold.

        Any one of these variables can materially affect a mining company's ability to fund its sustaining capital needs.

        If our future revenues are adversely affected as a result of lower potash prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to undertake or complete future mining projects. We may, from time to time, seek additional financing, either in the form of bank borrowings, sales of debt or equity securities or other forms of financing or consider selling non-core assets to raise operating capital. However, we may not be able to obtain additional financing or make sales of non-core assets upon terms acceptable to us.

New sources of supply can create structural market imbalances, which could negatively affect our operating results and financial performance.

        Potash prices have increased since 2009 and this coupled with projected increases in demand for potash have led to a renewed interest in bringing new sources of potash supply into the market. If production increases to the point where the market is over supplied, the price at which we are able to sell and the volumes we are able to sell could be impacted to the extent where this would materially and adversely affect our projected business, operating results and financial condition.

Variations in crop nutrient application rates may exacerbate the cyclicality of the crop nutrient markets.

        Farmers are able to maximize their economic return by applying optimum amounts of crop nutrients. Farmers' decisions about the application rate for each crop nutrient, or to forego application of a crop nutrient, particularly phosphate and potash, vary from year to year depending on a number of factors, including among others, crop prices, crop nutrient and other crop input costs or the level of the crop nutrient remaining in the soil following the previous harvest. Farmers are more likely to increase application rates when crop prices are relatively high, crop nutrient and other crop input costs are relatively low and the level of the crop nutrient remaining in the soil is relatively low. Conversely, farmers are likely to reduce or forego application when farm economics are weak or declining or the level of the crop nutrients remaining in the soil is relatively high. This variability in application rates can materially accentuate the cyclicality in prices for our future products and our sales volumes.

Uncertainties created by global economic events can adversely affect our business.

        A global economic crisis could adversely affect our business and impact our financial results. A continuation or worsening of current economic conditions, a prolonged global, national or regional economic recession or other events that could produce major changes in demand patterns, could have a material adverse effect on our sales, margins and profitability.

Risks Relating to our Shares

There is no active public market for our shares and we cannot assure you that an active trading market will be established or maintained.

        Our common stock is eligible for trading on the OTC Bulletin Board trading system. The OTC Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of share price volatility for securities that trade on the OTC Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors including:

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  The lack of readily available price quotations;

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  The absence of consistent administrative supervision of "bid" and "ask" quotations;

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  Lower trading volume; and

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  Market conditions.

The market price and trading volume of our shares may be volatile, and you may not be able to resell your shares at or above what you paid for them.

        The price of our shares may fluctuate widely, depending upon many factors, including:

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  The perceived prospects for natural resources in general;

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  Differences between our actual financial and operating results and those expected by investors;

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  Changes in the share price of public companies with which we compete;

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  News about our industry and our competitors;

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  Changes in general economic or market conditions including broad market fluctuations;

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  Adverse regulatory actions; and

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  Other events or factors, many of which are beyond our control.

        Our shares may trade at prices significantly below current levels, in which case holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. In addition, when the market price of a company's common equity drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources away from the day-to-day operations of our business.

We have a number of common stock warrants outstanding that if converted would dilute existing shareholders and could depress the market price of our common stock. We may also issue additional warrants and shares of our common stock in the future.

        We have issued warrants to purchase an aggregate of 12,097,363 shares of our common stock. We may also issue additional warrants and shares of our common stock in the future and this could lower the market price of our common stock.

We incur increased costs as a result of being an operating public company.

        As a public company, we incur increased legal, accounting and other costs that we would not incur as a private company. The corporate governance practices of public companies are heavily regulated.

For example, public companies are subject to the Sarbanes-Oxley Act of 2002, related rules and regulations of the Securities and Exchange Commission, as well as the rules and regulations of any exchange or quotation service on which a company's shares may be listed or quoted.

Our common stock could be considered a "penny stock" making it difficult to sell.

        The SEC has adopted regulations which generally define a "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Our stock trades infrequently and in the past several months trades have been reported both above and below $5.00 per share on the OTC Bulletin Board. The SEC's penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that before a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's agreement to the transaction. These rules may restrict the ability of brokers-dealers to sell our common stock and may affect the ability of investors to sell their shares, until our common stock no longer is considered a penny stock.

We cannot assure that we will list our common stock on any national securities system or exchange.

        Although we intend to apply to list our common stock on an exchange other than the OTC Bulletin Board, we do not currently meet the initial listing standards for many exchanges and we cannot assure that we will be able to qualify for and maintain a listing of our common stock on any stock exchange in the future.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

        Our stock is not currently covered by any securities analyst and we cannot assure you that securities analysts will cover our company going forward. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of the shares. The trading market for the shares will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades the shares, the trading price of the shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of the shares to decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus to advance the development of a potash mine in the Holbrook Basin in eastern Arizona and for general corporate purposes and working capital.

DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

  •
  The net tangible book value per share of our equity securities before and after the offering;

  •
  The amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

  •
  The amount of the immediate dilution from the public offering price which will be absorbed by such purchases.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by this prospectus separately or together through any of the following methods:

  •
  Directly to investors or purchasers;

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  To investors through agents;

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  Directly to agents;

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  To or through brokers or dealers;

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  To the public through underwriting syndicates led by one or more managing underwriters;

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  To one or more underwriters acting alone for resale to investors or to the public;

  •
  Through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

  •
  Through a combination of any of these methods of sale.

        Securities may also be issued upon exercise of warrants or as a dividend or distribution. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

  •
  At a fixed price or prices, which may be changed from time to time;

  •
  At market prices prevailing at the times of sale;

  •
  At prices related to such prevailing market prices; or

  •
  At negotiated prices.

Direct Sales and Sales through Agents

        We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of his or her appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act of 1933.

Sales Through Underwriters or Dealers

        If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the applicable prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the applicable prospectus supplement.

        If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The applicable prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. The applicable prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

        Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of these liabilities. The applicable prospectus supplement will describe the terms and conditions of indemnification or contribution.

Delayed Delivery Contracts

        We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. The applicable prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

  •
  That the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

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  That we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

"At the Market" Offerings

        We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our "offering agent." If we reach agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act of 1933, including sales made directly on any national exchange upon which our securities are listed, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 with respect to any sales effected through an "at the market" offering.

Market Making, Stabilization and Other Transactions

        To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of these activities at any time.

        To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, any underwriters who are qualified market makers on any national exchange upon which our securities are listed may engage in passive market making transactions in the securities on such exchange during the business day prior to the pricing of an offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

DESCRIPTION OF COMMON STOCK

        The following briefly describes the general terms and provisions of our common stock.

Authorized and Outstanding Common Stock

        As of May 1, 2012, we had 100,000,000 shares of common stock, par value $0.001 per share, authorized, of which 39,489,173 shares were outstanding.

Quotation

        Our common stock is quoted on the OTC Bulletin Board under the symbol "PGRX".

Dividend Rights

        Holders of our common stock will be entitled to receive dividends when, as and if declared by our board, out of funds legally available for their payment, subject to the rights of holders of any preferred stock that we may issue.

Voting Rights

        Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of all of the shares of the stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

        Our directors are elected by a plurality of the votes cast by the holders of our common stock in a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors, up to the maximum number of directors to be chosen at the meeting. Our stockholders may vote to remove any director for cause by the affirmative vote of a majority of the voting power of outstanding common stock.

Liquidation

        In the event of any liquidation, dissolution or winding up of Prospect Global, holders of our common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Transfer Agent and Registrar

        Corporate Stock Transfer, Inc. is our transfer agent and registrar.

Other Provisions

        All our outstanding common stock is, and the common stock offered by this prospectus or obtainable upon exercise or conversion of other securities offered hereby or under another registration statement, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

        You should read the prospectus supplement relating to any offering of common stock, or of securities convertible, exchangeable or exercisable for common stock, for the terms of the offering, including the number of shares of common stock offered, any initial offering price and market prices relating to the common stock.

        This section is a summary and may not describe every aspect of our common stock that may be important to you. We urge you to read applicable Nevada law, our certificate of incorporation and our bylaws, because they, and not this description, define your rights as a holder of our common stock. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

DESCRIPTION OF PREFERRED STOCK

        We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, there are no shares of preferred stock outstanding. Shares of preferred stock are issuable in such series as determined by the board of directors, who have the authority to determine the relative rights and preferences of each such series without further action by stockholders.

        The issuance of preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that preferred holders will receive dividend and liquidation preferences may have the effect of delaying, deferring or preventing a change in control of Prospect Global, which could depress the market price of our common stock.

        Unless otherwise indicated in the prospectus supplement, all shares of preferred stock to be issued from time to time under this prospectus will be fully paid and nonassessable.

        The prospectus supplement relating to the preferred stock offered will contain a description of the specific terms of that series as fixed by our board of directors, including, as applicable:

  •
  The number of shares of preferred stock offered and the offering price of the preferred stock;

  •
  The title and stated value of the preferred stock;

  •
  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of such rates, periods or dates applicable to the preferred stock;

  •
  The date from which dividends on the preferred stock will accumulate, if applicable;

  •
  The liquidation rights of the preferred stock;

  •
  The procedures for auction and remarketing, if any, of the preferred stock;

  •
  The sinking fund provisions, if applicable, for the preferred stock;

  •
  The redemption provisions, if applicable, for the preferred stock;

  •
  Whether the preferred stock will be convertible into or exchangeable for other securities offered hereby or under another registration statement and, if so, the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same);

  •
  Whether the preferred stock will have voting rights and the terms of any voting rights, if any;

  •
  Whether the preferred stock will be listed on any securities exchange;

  •
  Whether the preferred stock will be issued with any other securities offered hereby or under another registration statement and, if so, the amount and terms of these securities; and

  •
  Any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement. Warrants may be issued independently or together with common stock, preferred stock, debt securities or other securities offered by any prospectus supplement or under another registration statement and may be attached to or separate from any such offered securities. Series of warrants may be issued under a separate warrant agreement entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent would act solely as our agent in connection with the warrants and would not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        You should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants for the complete terms of the warrant agreement.

        Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities offered hereby or under another registration statement, for the purchase or sale of our common stock, preferred stock or debt securities. The price per share of common stock or preferred stock or the price of debt securities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

        The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

  •
  Whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock or debt securities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

  •
  Whether the purchase contracts are to be prepaid or not;

  •
  Whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

  •
  Any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

  •
  United States federal income tax considerations relevant to the purchase contracts; and

  •
  Whether the purchase contracts will be issued in fully registered global form.

        The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF RIGHTS

        We may issue rights to purchase common stock, preferred stock, debt securities or depositary shares. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC, and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

        The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

  •
  The date of determining the stockholders entitled to the rights distribution;

  •
  The number of rights issued or to be issued to each stockholder;

  •
  The exercise price payable for each share of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement upon the exercise of the rights;

  •
  The number and terms of the shares of common stock, preferred stock, debt securities or other securities offered hereby or under another registration statement which may be purchased per each right;

  •
  The extent to which the rights are transferable;

  •
  The date on which the holder's ability to exercise the rights shall commence, and the date on which the rights shall expire;

  •
  The extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

  •
  If applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

  •
  Any other terms of the rights, including the terms, procedures, conditions and limitations relating to the exchange and exercise of the rights.

        The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF DEPOSITARY SHARES

        The following summarizes some of the general provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in a prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        We may, at our option, elect to offer fractional shares or multiple shares of preferred stock, rather than whole individual shares of preferred stock. If we decide to do so, we will issue the preferred stock in the form of depositary shares. Each depository share will represent a fraction or multiple of a share of a particular series of preferred stock and will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of preferred stock in accordance with the terms of the prospectus supplement or other offering materials.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Conversion or Exchange of Preferred Stock

        If a series of preferred stock represented by depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Preferred Stock

        If we redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary shares after surrendering the related depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the prospectus supplement or other offering materials for that series of preferred stock. However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary shares for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time new depositary receipts evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

        We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary shares after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

  •
  All outstanding depositary shares have been redeemed;

  •
  Each share of preferred stock has been converted into or exchanged for common stock; or

  •
  A final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Prospect Global.

        We may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the related depositary receipts, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than us, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of depositary shares or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Prospect Global which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Prospect Global will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Prospect Global and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Prospect Global and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES

        We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, the "senior indenture," between us and the trustee named in the applicable prospectus supplement, as trustee. Subordinated debt securities will be issued under a separate indenture, the "subordinated indenture," between us and the trustee named in the applicable prospectus supplement, as trustee. The senior indenture and the subordinated indenture are sometimes collectively referred to in this prospectus as the "indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939. A copy of the form of each of these indentures is filed as an exhibit to the registration statement of which this prospectus is a part. This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        The following briefly describes the general terms and provisions of the debt securities and the indentures governing them which may be offered. The particular terms of the debt securities offered, and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in a prospectus supplement relating to those securities. The following descriptions of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures.

General

        The indentures permit us to issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. The indentures also do not limit or otherwise restrict the amount of other indebtedness which we may incur or other securities which we or our subsidiaries may issue, including indebtedness which may rank senior to the debt securities. Nothing in the subordinated indenture prohibits the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities. Debt securities we issue may be secured or unsecured.

        Unless we give you different information in the prospectus supplement, the senior debt securities will be unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Payments on the subordinated debt securities will be subordinated to the prior payment in full of all of our senior indebtedness, as described under "—Subordination" and in the applicable prospectus supplement. Payments on secured debt securities will be secured by the collateral described in the applicable prospectus supplement.

        We may issue debt securities if the conditions contained in the applicable indenture are satisfied. These conditions include the adoption of resolutions by our board of directors that establish the terms of the debt securities being issued. Any resolution approving the issuance of any issue of debt securities will include the terms of that issue of debt securities, which may include:

  •
  The title and series designation;

  •
  The aggregate principal amount and the limit, if any, on the aggregate principal amount or initial issue price of the debt securities which may be issued under the applicable indenture;

  •
  The principal amount payable, whether at maturity or upon earlier acceleration;

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  Whether the principal amount payable will be determined with reference to an index, formula or other method which may be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices;

  •
  Whether the debt securities will be issued as original issue discount securities (as defined below);

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  The date or dates on which the principal of the debt securities is payable;

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  Any fixed or variable interest rate or rates per annum or the method or formula for determining an interest rate;

  •
  The date from which any interest will accrue;

  •
  Any interest payment dates;

  •
  Whether the debt securities are senior or subordinated, and if subordinated, the terms of the subordination;

  •
  Whether the debt securities are secured or unsecured, and if secured, the collateral securing the debt securities;

  •
  The price or prices at which the debt securities will be issued, which may be expressed as a percentage of the aggregate principal amount of those debt securities;

  •
  The stated maturity date;

  •
  Whether the debt securities are to be issued in global form;

  •
  Any sinking fund requirements;

  •
  Any provisions for redemption, the redemption price and any remarketing arrangements;

  •
  The denominations of the securities or series of securities;

  •
  Whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

  •
  Any restrictions on the offer, sale and delivery of the debt securities;

  •
  The place or places where payments or deliveries on the debt securities will be made and may be presented for registration of transfer or exchange;

  •
  Whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

  •
  The terms, if any, upon which the debt securities are convertible into other securities offered hereby or under another registration statement and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

  •
  Any other terms of the debt securities which are not inconsistent with the provisions of the applicable indenture;

  •
  A description of any documents or certificates that must be received prior to the issuance of any definitive securities;

  •
  Whether and under what circumstances additional amounts will be paid to non-U.S. citizens in connection with any tax, assessment or governmental charge and whether securities may be redeemed in lieu of paying such additional fees;

  •
  The identity of each security registrar or paying agent (if other than trustee);

  •
  Any provisions granting special rights to securities holders upon the occurrence of specified events;

  •
  Any deletions from, modifications of, or additions to any default events or covenants set forth in the form of indenture;

  •
  The portion of the principal amount payable upon the declaration of acceleration of the maturity of any securities; and

  •
  The date any bearer securities of or within the series and any temporary global security representing outstanding securities shall be dated, if other than date of original issuance.

        The debt securities may be issued as "original issue discount securities" which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. If the maturity of any original issue discount security is accelerated, the amount payable to the holder of the security will be determined by the applicable prospectus supplement, the terms of the security and the relevant indenture, but may be an amount less than the amount payable at the maturity of the principal of that original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

        Please see the prospectus supplement or pricing supplement you have received or will receive for the terms of the specific debt securities we are offering.

        You should be aware that special U.S. Federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations.

Registration and Transfer

        Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the offices of the applicable indenture trustee according to the terms of the applicable indenture and the debt securities.

        Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in fully registered form, and in denominations of $1,000 and any integral multiple thereof and the bearer securities of such series other than bearer securities issued in global form shall be issuable in denominations of $5,000.

        No service charge will be required for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

        We will pay or deliver principal and any premium and interest in the manner, at the places and subject to the restrictions set forth in the applicable indenture, the debt securities and the applicable prospectus supplement. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Global Securities

        Each indenture provides that we may issue debt securities in global form. If any series of debt securities is issued in global form, the prospectus supplement will describe any circumstances under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.

Events of Default

        Unless otherwise indicated in the applicable prospectus supplement, the following are events of default under the senior indenture with respect to the senior debt securities and under the subordinated indenture with respect to the subordinated debt securities:

  •
  Default in the payment of any principal or premium or make-whole amount, if any, on the debt securities when due;

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  Default in the payment of any interest on the debt securities, or of any coupon pertaining thereto, when due, which continues for 30 days;

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  Default in the performance or breach of any other obligation contained in the applicable indenture for the benefit of that series of debt securities (other than defaults or breaches otherwise specifically addressed), which continues for 90 days after written notice of the default or breach;

  •
  Specified events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries; and

  •
  Any other event of default provided with respect to the debt securities of any series.

        If an event of default (other than an event of default arising from specified events in bankruptcy of us or any of our significant subsidiaries) occurs and is continuing for any series of debt securities, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series may declare all amounts, or any lesser amount provided for in the debt securities of that series, to be immediately due and payable.

        At any time after the applicable indenture trustee or the holders have accelerated a series of debt securities, but before the applicable indenture trustee has obtained a judgment or decree for payment of money due, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul that acceleration and its consequences, provided that all payments or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

        The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive any default with respect to that series, except a default:

  •
  In the payment of any amounts due and payable or deliverable under the debt securities of that series; or

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  In an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected

        The holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the applicable indenture and the trustee may take other actions, other than those that might lead to personal liability, not inconsistent with the direction. Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the indenture trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which it might incur in complying with any direction.

        A holder of any debt security of any series will have the right to institute a proceeding with respect to the applicable indenture or for any remedy under the indenture, if:

  •
  That holder previously gives to the indenture trustee written notice of a continuing event of default with respect to debt securities of that series;

  •
  The holders of not less than 25% in principal amount of the outstanding securities of that series have made written request and offered the indenture trustee indemnity satisfactory to the indenture trustee to institute that proceeding as indenture trustee;

  •
  The indenture trustee will not have received from the holders of a majority in principal amount or, under certain circumstances, issue price of the outstanding debt securities of that series a direction inconsistent with the request; and

  •
  The indenture trustee fails to institute the proceeding within 60 days.

        However, the holder of any debt security or coupon has the right to receive payment of the principal of (and premium or make-whole amount, if any) and interest on, and any additional amounts in respect of, such debt security or payment of such coupon on the respective due dates (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment.

        We are required to furnish to the indenture trustees annually a statement as to the performance of our obligations under the indentures and as to any default in that performance.

Modification and Waiver

        Unless otherwise indicated in the applicable indenture supplement, we and the applicable indenture trustee may amend and modify each indenture or debt securities under that indenture with the consent of holders of at least a majority in principal amount or, under certain circumstances, issue price of each series of all outstanding debt securities then outstanding under the indenture affected. However, without the consent of each holder of any debt security issued under the applicable indenture, we may not amend or modify that indenture to:

  •
  Change the stated maturity date of the principal of (or premium or make-whole amount, if any, on), or any installment of principal or interest on, any debt security issued under that indenture;

  •
  Reduce the principal amount of or any make-whole amount, the rate of interest on or any additional amounts payable in respect thereof, or any premium payable upon the redemption of any debt security issued under that indenture;

  •
  Reduce the amount of principal of an original issue discount security or make-whole amount, if any, issued under that indenture payable upon acceleration of its maturity; or provable in bankruptcy or adversely affect any right of repayment of a debt security;

  •
  Change the place or currency of payment of principal or any premium or any make-whole amount or interest on, any debt security issued under that indenture;

  •
  Impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security issued under that indenture;

  •
  Reduce the percentage in principal amount of debt securities of any series issued under that indenture, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

  •
  Make any change that adversely affects the right to convert or exchange any security or decrease the conversion/exchange rate or increase the conversion/exchange price.

        The holders of at least a majority in principal amount of the outstanding debt securities of any series issued under that indenture may, with respect to that series, waive past defaults under the indenture, except as described under "—Events of Default."

        Unless otherwise indicated in the applicable prospectus supplement, we and the applicable indenture trustee may also amend and modify each indenture without the consent of any holder for any of the following purposes:

  •
  To evidence the succession of another person to our company;

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  To add to our covenants for the benefit of the holders of all or any series of debt securities;

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  To add events of default for the benefit of the holders of all or any series of debt securities;

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  To add or change any provisions of the indentures to facilitate the issuance of bearer securities;

  •
  To change or eliminate any of the provisions of the applicable indenture in respect of any series of debt securities, so long as any such change or elimination will become effective only in respect of any series of securities when there is no outstanding security of that series which is entitled to the benefit of that provision;

  •
  To establish the form or terms of debt securities of any series;

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  To evidence and provide for the acceptance of appointment by a successor indenture trustee;

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  To cure any ambiguity, to correct or supplement any provision in the applicable indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of debt securities of any series are not adversely affected in any material respect by the actions taken to cure, correct or supplement a provision in an indenture;

  •
  To secure securities;

  •
  To provide for conversion rights of the holders of the debt securities of any series to enable those holders to convert those securities into other securities offered hereby or under another registration statement;

  •
  To close the indenture with respect to the authentication and delivery of additional series of securities or to qualify or maintain qualifications of the applicable indenture under the Trust Indenture Act; or

  •
  To supplement any of the provisions of an indenture as is necessary to permit or facilitate the defeasance or discharge of any series of securities under specified provisions of the indenture, provided that any such action shall not adversely affect the interests of the holders of securities of such series or any other series of securities under the indenture in any material respect.

Consolidation, Merger and Sale of Assets

        Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the resulting corporation, if other than our company, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations to pay or deliver the principal and any premium or make-whole amount, if any, and any interest on, the debt securities; and perform and observe all of our other obligations under the indentures and supplemental indentures. We are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures.

        The indentures do not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the indentures do not contain any provision that would protect the holders of debt securities against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Regarding the Indenture Trustee

        The occurrence of any default under either the senior indenture or the subordinated indenture could create a conflicting interest for the indenture trustee under the Trust Indenture Act if the same entity serves as trustee under both indentures. If that default has not been cured or waived within 90 days after the indenture trustee has or acquired a conflicting interest, the indenture trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as indenture trustee with respect to the debt securities issued under the senior indenture or the subordinated indenture. If the indenture trustee resigns, we are required to promptly appoint a successor trustee with respect to the affected securities.

        The Trust Indenture Act also imposes certain limitations on the right of the indenture trustee, as a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any cash claim or otherwise. The indenture trustee will be permitted to engage in other transactions with us, provided that, if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it generally must either eliminate that conflict or resign.

International Offering

        If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Those debt securities will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

        We will describe in the applicable prospectus supplement whether our debt securities issued outside the United States: (1) may be subject to certain selling restrictions; (2) may be listed on one or more foreign stock exchanges; and (3) may have special United States tax and other considerations applicable to an offering outside the United States.

Defeasance

        We may terminate or "defease" our obligations under the senior indenture with respect to the senior debt securities of any series by taking the following steps:

  (1)
  Depositing irrevocably with the senior indenture trustee an amount, which through the payment of interest, principal or premium, if any, will provide an amount sufficient to pay the entire amount of the senior debt securities:

  •
  In the case of senior debt securities denominated in U.S. dollars, U.S. dollars or U.S. government obligations;

  •
  In the case of senior debt securities denominated in a foreign currency, of money in that foreign currency or foreign government obligations of the foreign government or governments issuing that foreign currency; or

  •
  A combination of money and U.S. government obligations or foreign government obligations, as applicable;

  (2)
  Delivering:

  •
  An opinion of independent counsel that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of that deposit and termination;

  •
  An opinion of independent counsel that registration is not required under Investment Company Act of 1940;

  •
  An opinion of counsel as to certain other matters;

  •
  Officers' certificates certifying as to compliance with the senior indenture and other matters; and

  (3)
  Paying all amounts due under the senior indenture.

        Further, the defeasance cannot cause an event of default under the senior indenture or any other agreement or instrument and no default under the senior indenture or any such other agreement or instrument can exist at the time the defeasance occurs.

Subordination

        The subordinated debt securities will be subordinated in right of payment to all "senior debt," as defined in the subordinated indenture. In certain circumstances relating to our liquidation, dissolution, receivership, reorganization, insolvency or similar proceedings, the holders of all senior debt will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities.

        If the maturity of any subordinated debt securities is accelerated, we will have to repay all senior debt before we can make any payment on the subordinated debt securities.

        In addition, we may make no payment on the subordinated debt securities in the event:

  •
  There is an event of default with respect to any senior indebtedness which permits the holders of that senior indebtedness to accelerate the maturity of the senior indebtedness; and

  •
  The default is the subject of judicial proceedings or we receive notice of the default from an authorized person under the subordinated indenture.

        By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, "senior debt" is defined in the subordinated indenture as:

  the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of us for money borrowed, whether any such indebtedness exists as of the date of the indenture or is created, incurred, assumed or guaranteed after such date:

  (1)
  Any debt (a) for money borrowed by us, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of us, or to secure the payment of revenue bonds issued for the benefit of us whether contingent or otherwise;

  (2)
  Any debt of others described in the preceding clause (1) which we have guaranteed or for which we are otherwise liable;

  (3)
  The obligation of us as lessee under any lease of property which is reflected on our balance sheet as a capitalized lease; and

  (4)
  Any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1), (2) and (3).

        "Senior debt" does not include:

          (i) any such indebtedness, obligation or liability referred to in clauses (1) through (4) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the subordinated debt securities, or ranks pari passu with the subordinated debt securities, (ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of us to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated, (iii) any indebtedness to one of our subsidiaries and (iv) the subordinated debt securities.

        The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent practicable date.

        The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

        The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock or preferred stock, debt securities, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

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  The designation and terms of the units and the securities included in the units;

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  Any provision for the issuance, payment, settlement, transfer or exchange of the units;

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  The date, if any, on and after which the units may be transferable separately;

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  Whether we will apply to have the units traded on a securities exchange or securities quotation system;

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  Any material United States federal income tax consequences; and

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  How, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

LEGAL MATTERS

        The validity of the securities being offered hereby was passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado. Brownstein Hyatt Farber Schreck and one of its partners collectively own 900,000 shares of our common stock.

EXPERTS

        The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended March 31, 2012 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        North Rim Exploration Ltd issued a Resource Calculation analyzing the results of our field operations that is filed as an exhibit to the registration statement of which this prospectus forms a part. Tetra Tech completed a Preliminary Economic Assessment to determine the economic viability of mining our potash resource that is filed as an exhibit to the registration statement of which this prospectus forms a part.

Prospect Global Resources Inc.

15,000,000 Shares of Common Stock

P R O S P E C T U S      S U P P L E M E N T
                                  , 2012

Joint Book-Running Managers

Dahlman Rose & Company	Roth Capital Partners	Sterne Agee

Co-Managers

Wunderlich Securities	Gilford Securities Incorporated